United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

x Filed by the Registrant	o Filed by a Party other than the Registrant

Check the appropriate box:
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o	Definitive Proxy Statement
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o	Soliciting Material under § 240.14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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Public Storage
RENTAL OFFICE
Public Storage
4370

PROXY STATEMENT 2021

Public Storage 4370 PROXY STATEMENT 2021

701 Western Avenue

Glendale, CA 91201

[            ], 2021

Dear fellow shareholders:

In the past year, we faced unprecedented challenges, including the global COVID-19 pandemic and social and political unrest in some of the cities where we operate. Throughout these crises, we have remained focused on protecting and supporting our employees, serving the needs of our customers and communities, and creating long-term value for our shareholders. Amidst these challenges, we are proud to have helped our customers meet their storage needs, taken care of the wellbeing and safety of our employees, expanded our portfolio, delivered strong results for our shareholders, and implemented our strategy for long-term growth and value creation.

Against this backdrop, we are pleased to invite you to attend our 2021 Annual Meeting of Shareholders on Monday, April 26, 2021. Due to the COVID-19 pandemic, we will hold the Annual Meeting virtually on an online platform to provide a safe experience for our shareholders and employees. To attend, vote, or submit questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/PSA2021 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card.

We furnish our proxy materials to shareholders primarily over the Internet. We believe this process expedites shareholders’ receipt of the materials, lowers the costs of the Annual Meeting, and conserves natural resources. The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at http://materials.proxyvote.com/74460D.

Thank you for your continued support of Public Storage, especially during these uncertain and challenging times. We look forward to seeing you at our Annual Meeting.

Sincerely,

Joseph D. Russell, Jr.

President and

Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

[    ], 2021

To our shareholders:

On behalf of the Board of Trustees, I invite you to attend the 2021 Annual Meeting of Shareholders (Annual Meeting) of Public Storage at 1:00 p.m. Pacific Time on April 26, 2021, to be held virtually on an online platform accessible here: www.virtualshareholdermeeting.com/PSA2021.

Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format only to provide a safe experience for our shareholders and employees. To attend, vote, and submit questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/PSA2021 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately fifteen (15) minutes prior to the start of the Annual Meeting. Attendance at the Annual Meeting is subject to capacity limits set by the virtual meeting platform provider.

Items of Business

1.	To elect fourteen Trustees to our Board of Trustees;

2.	To vote on an advisory resolution to approve the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;

4.	To approve our 2021 Equity and Performance-Based Incentive Compensation Plan (2021 Stock Plan);

5.	To approve an amendment to our Declaration of Trust to eliminate cumulative voting; and

6.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Record Date

Close of business on February 23, 2021.

Proxy Materials

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at http://materials.proxyvote.com/74460D

Sincerely,

Nathaniel A. Vitan

Senior Vice President,

Chief Legal Officer and Corporate Secretary

Important Notice Regarding Availability of Proxy Materials for the 2021 Annual Meeting: This Proxy Statement and our 2020 Annual Report on Form 10-K are available at the Investor Relations section of our website, publicstorage.com.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all the information that you should consider. You should read the entire proxy statement carefully before voting. We intend to mail proxy materials to our shareholders on or about [    ], 2021.

ANNUAL MEETING OF SHAREHOLDERS

Meeting Logistics

Meeting Date:	Monday, April 26, 2021

Time:	1:00 p.m. Pacific Time

Place:	The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/PSA2021.

Record Date:	February 23, 2021

Voting:	Public Storage shareholders as of the record date are entitled to vote on the matters presented at the meeting. Each share of Common Stock of the Company is entitled to one vote for each trustee nominee and one vote on each of the other matters presented.

VOTING MATTERS

Proposal Number	Item	Board Recommendation	Vote Required	Page Reference

1	Election of Trustees	FOR each nominee	Majority of votes cast	14

2	Advisory Vote to Approve Compensation of Named Executive Officers (NEOs)	FOR	Non-binding vote	39

3	Ratify Appointment of Ernst & Young LLP (EY) as our Independent Registered Public Accounting Firm	FOR	Majority of votes cast	72

4	Approval of 2021 Equity and Performance-Based Incentive Compensation Plan	FOR	Majority of votes cast	76

5	Approval of Amendment to Declaration of Trust to Eliminate Cumulative Voting	FOR	Majority of outstanding shares	87

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Proxy Summary and Business, Compensation, and Governance Highlights

2020 Highlights

The COVID-19 pandemic has been one of the most formidable challenges our Company has ever faced, and it has shown that our sustainable operations, focus on long-term value creation, and financial fortitude are essential to our Company’s ability to withstand disruptions and crises. Our long-term strategy, engaged and agile employees, and fortress balance sheet allowed us to continue safely serving our customers and position the Company for continued growth in one of the most difficult operating environments in the Company’s history.

We are proud of the way the Public Storage team rallied together during the crisis. The transformation of our industry-leading operations as we navigated the pandemic has resulted in a safer and more efficient experience for our customers and employees. Our leadership team also delivered against our long-term strategic priorities by advancing the technological transformation of our Company, accelerating organic and external growth, and further strengthening and optimizing our balance sheet. And, most importantly, we were focused on protecting the safety and wellbeing of our employees, including through our PS Cares Emergency Fund, as they continued to serve our customers and communities while navigating through the pandemic.

RESPONSE TO COVID-19

Serving our Customers

As an essential business, our properties remained open and operational throughout the pandemic with enhanced protocols focused on the health and safety of our employees and service and assistance to our customers.

Contactless Service	Temporary Financial Accommodations

•  Deployed eRental® to all properties. This contactless online leasing platform allows customers to rent online and move in without needing to interact with a property manager

•  Enhanced full online payment capabilities through texting and maintained customer service support

•  Added payment drop boxes to properties

•  Halted rent increases for existing customers during the immediate onset of the pandemic in the U.S.

•  Halted delinquent tenant lien sales when appropriate

•  Provided rent and fee relief to help customers affected by the pandemic

Protecting and Supporting our Employees

Our commitment to our employees was paramount in our approach to navigating the COVID-19 pandemic. We quickly adjusted our operating procedures to keep our employees safe and established a PS Cares Emergency Fund of over $10 million to support our employees with enhanced benefits focused on our employees and their families, which has allowed us to continue to serve our customers safely.

The PS Cares Emergency Fund included:

✓	Additional incentive pay

✓	Childcare assistance

✓	Extended paid time off

✓	COVID-19 testing coverage

✓	Mental wellness support

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Proxy Summary and Business, Compensation, and Governance Highlights

Additional safety protocols and employee support we deployed included:

Field Operations	Corporate Operations

•  One customer at a time in sales office

•  Mandatory face coverings and gloves

•  Acrylic shields and other protective equipment

•  Additional cleaning protocols

•  Regular safety training

•  “Thank you” incentive pay

•  Work-from-home implemented utilizing new operating and call center technology platforms

•  Optional return to office policy for corporate employees under strict safety protocols

•  Call center employees operate in new virtual call center environment

•  Employees will retain work-from-home capabilities that may be used in the event of future pandemics or other emergencies

Our Focus on Value Preservation and Long-Term Value Creation

The COVID-19 pandemic directly affected the Company’s business and operations in 2020. Importantly, the Company faced unprecedented operational challenges due to, among other causes, the pandemic’s adverse economic effects and government restrictions on commercial activity, which had a material negative effect on demand.

In response, under the leadership of our senior management team, the Company took significant steps to expand its strategic and operational priorities to include a focus on value preservation in the short-term—including employee safety and engagement and customer acquisition, retention, and issue resolution. At the same time, our senior leadership team advanced initiatives to build long-term capabilities and value for our shareholders, including accelerating the Company’s digital transformation, opportunistically taking advantage of organic and external growth opportunities, and optimizing our balance sheet. These efforts allowed the Company to take advantage of a rebound in customer demand and increased growth opportunities through acquisitions in the second half of 2020 and put the Company in a good position as we head into 2021 and beyond.

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Proxy Summary and Business, Compensation, and Governance Highlights

2020 BUSINESS HIGHLIGHTS

Despite the severe disruption and the difficult challenges we faced due to the COVID-19 pandemic, the Company was able to deliver strong performance across several key metrics, execute on its operational objectives, and advance its long-term strategy.

Under the leadership of our Chief Executive Officer (CEO), Joseph D. Russell, Jr., and the Company’s senior management team, we achieved 2020 GAAP net income of $1.36 billion and the following business performance highlights, which align with our priorities of preserving value, optimizing business performance, and creating long-term value:

Record Revenues of $2.9 billion 6.2 million sq. ft. added through acquisitions, developments, and redevelopments eRental(R) online lease rolled out at 100% of our over 2,500 properties Highest Gross Operating Margin among self-storage REITs Record Net Operating Income(1) of $2 billion $1+ billion Est. market value of properties added Highest Revenue per Available Square Foot among self-storage REITs Highest Return on Assets among self-storage REITs(2)

(1)	Net operating income (NOI) is a non-GAAP measure. Refer to pages 31 and F-30 of our Form 10-K filed on February 24, 2021 for information regarding NOI, including a reconciliation to GAAP net income.
(2)	Return on assets is determined by taking the ratio of NOI over the average of total assets for the period, as presented on our Balance Sheet.

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Proxy Summary and Business, Compensation, and Governance Highlights

2020 COMPENSATION HIGHLIGHTS

The Company succeeded during these extraordinarily difficult times due in large part to the stewardship and leadership of our senior management team, who protected the safety and wellbeing of our employees, steered the Company through the challenges posed by the COVID-19 pandemic, adopted and executed successful strategies to drive strong performance and increase shareholder value, and advanced the Company’s transformation to create long-term growth despite the unprecedented headwinds facing the Company.

Starting in March 2020, the Board and senior management met regularly to discuss the Company’s strategy for mitigating the impact of the pandemic, protecting the well-being of the Company’s employees and customers, and enhancing the Company’s long-term capabilities. The Company and the Board recognized that the pandemic and the Company’s responsive measures to support its customers, employees, and long-term shareholder value would disrupt business operations and adversely affect 2020 results. Accordingly, the 2020 financial performance metrics and targets that the Compensation Committee had established prior to the onset of the pandemic’s economic effects in the U.S. were no longer appropriate indicators of our management team and the Company’s performance or aligned with the Company’s compensation philosophy.

Beginning in June 2020, the Compensation Committee commenced a comprehensive process to review the Company’s 2020 incentive compensation program in light of these concerns. After regular and ongoing discussions amongst the Compensation Committee, the Board, and management—which included defining revised strategic and operational priorities—the Compensation Committee determined appropriate 2020 incentive-based awards considering, among other factors, the actions taken by our senior management team to mitigate the effects of the pandemic and drive long-term operational capabilities and financial performance.

The following is a summary of the Compensation Committee’s decisions with respect to the key components of the 2020 compensation program for our NEOs:

•

Base Salaries. The Compensation Committee did not change base salaries for 2020, except for Natalia N. Johnson, whose base salary increased in August 2020 in connection with Ms. Johnson’s promotion to Chief Administrative Officer.

•

2020 Annual Cash Incentives. In recognition of the Company’s strong results and our senior management team’s extraordinary performance in a very difficult operating environment, the Compensation Committee awarded our NEOs their 2020 annual cash incentive at 90% of target.

•

2020 Performance-Based RSUs. In determining awards of performance-based RSUs for 2020, the Compensation Committee considered the strong performance of the Company across several operational and financial metrics in light of the COVID-19 pandemic. Due to the exemplary execution by our NEOs of strategic and operational priorities (defined in consultation with the Compensation Committee and the Board), the Compensation Committee granted RSUs at 90% of target to the NEOs for the 2020 performance-based RSU award program.

•

Multiyear Performance-Based Options. In early 2020, the Compensation Committee also approved a multiyear performance-based option program based on growth in NAV per share and growth in Total Shareholder Value over a three-year performance period. The Compensation Committee did not make any changes to the program as applied to the 2020-2022 performance period.

The Compensation Committee believes that the foregoing 2020 compensation decisions strike the appropriate balance—consistent with our compensation philosophy—between rewarding management

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Proxy Summary and Business, Compensation, and Governance Highlights

for their exemplary performance under difficult circumstances, incentivizing our leaders to continue creating long-term value, and attracting and retaining exceptional executives in a competitive labor market. Moreover, the Compensation Committee continued to enhance the Company’s compensation programs with the 2021 incentive performance compensation plan, as described in more detail on page 57.

SUSTAINABILITY FRAMEWORK

Overview and Alignment with Company Strategy

We recognize our responsibility as a global citizen to operate in a responsible and sustainable manner that is aligned with the Company’s long-term strategy and promotes the best interests of our Company and its stakeholders. For nearly 50 years, the Company’s corporate strategy has centered on one core philosophy: create value by operating our properties and the Company for the long term. Through this strategy, we have achieved:

•	a geographically diversified property portfolio with low environmental impact;

•	a high-integrity corporate culture, fortress balance sheet, and unparalleled brand and operating platform that produce strong free cash flow with sustained growth; and

•	significant value creation for our stakeholders, while managing risk.

In an effort to be transparent and to communicate better with our stakeholders regarding the Company’s ongoing sustainability strategies and commitments, the Company issued its first annual Sustainability Report in July 2020, which is accessible on our website at publicstorage.com. Looking forward, we will continue to keep sustainable value creation at the forefront of our strategy and communicate our efforts to mitigate environmental, social, economic, political, data security, reputational, and other risks.

Our Strategic Focus on Long-Term Value Creation

We operate our business for the long haul, and our strategy focuses on the Company’s resilience and performance in the decades to come. The COVID-19 pandemic highlighted the benefits of our long-term strategic focus and sustainable operating model, which were key to the successes the Company achieved in 2020 and set us apart from other companies within and outside the real estate industry.

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Proxy Summary and Business, Compensation, and Governance Highlights

Certain aspects of our strategy promote long-term value creation and are not intended to maximize short-term financial performance, especially in light of the COVID-19 pandemic and measures the Company took to ensure the long-term viability of the business, even at the expense of short-term financial results. We believe shareholders should consider the following strategy elements and considerations:

Strategy Element	Long-Term Considerations	Short-Term Considerations

Low Leverage Financial stability and flexibility over full economic cycles	Odds of financial distress are minimized, and we are poised for external growth when valuations are most attractive (e.g., down cycles).	Leverage impact on earnings growth is less negative during economic down cycles, but also less positive during upcycles.

Use of Preferred Equity Perpetual capital with attractive attributes	Equity capital that can be refinanced at no extra cost in falling interest rate environments and need not be repaid in rising interest rate environments. For example, we refinanced $4.3 billion of preferred equity over the past five years at par value. Refinancing comparable 30-year unsecured bonds would have entailed additional, make-whole costs of approximately $1.6 billion.	Interest paid on preferred equity tends to be higher than unsecured bonds, providing a relative drag on earnings.

Development Platform Largest national self- storage development platform and only in-house platform amongst self- storage REITs	Our development platform is a significant competitive advantage and source of long-term value creation. We develop new properties at costs significantly below the values at which existing occupied properties and newly developed properties trade in the marketplace. Since 2013, we have invested $1.2 billion into new property development. We estimate the market value of these properties to be approximately $2.2 billion, equating to $1 billion of value creation that does not show up in our earnings.	Our development program is expensive, creating approximately $65 million of cumulative dilution since 2013.

Same-Store Definition Allows true “apples-to- apples” financial performance reporting	We define our same-store pool to reflect long-term stabilized revenue, expense, and net operating income growth within our portfolio. We believe shareholders and analysts should do the same.	Our self-storage REIT competitors have different definitions that include unstabilized properties in their same-store pools and a significant portion of their property operating expenses in G&A rather than cost of operations. This may enhance reported performance under metrics frequently used by investors and analysts, including same-store NOI growth, operating margin, and company net asset value (NAV).

No Guidance Aligning management focus with long-term value creation	We do not provide earnings guidance as we believe this would detract from management’s long-term focus and decision-making.	We provide robust discussion of important components of our business in our regular reports to shareholders on our Form 10-Qs and Form 10-K. The Company also announced its inaugural Investor Day to be held on May 3, 2021, to provide our stakeholders with a business update, including a discussion of our long-term strategy, growth initiatives, capital allocation priorities, and focus on sustainability and diversity.

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Proxy Summary and Business, Compensation, and Governance Highlights

Oversight and Leadership

Our Sustainability Committee, comprising our CEO and other senior executives, directs, supports, and reports on the Company’s ongoing commitment to environmental, health and safety, social responsibility, governance, and other related matters. The Sustainability Committee Charter is available on our website at publicstorage.com.

In addition, the Board and the Nominating, Governance, and Sustainability Committee (NGS Committee) oversees management’s efforts and activities on sustainability initiatives. This ensures a focused and appropriate level of oversight by the Board and demonstrates the Board’s commitment to ensuring the Company’s progress across our sustainability initiatives.

Environmental

Public Storage considers potential environmental impacts—both positive and negative—into our decision-making across the business. The following initiatives reflect the Company’s commitment to responsible environmental stewardship:

•	LOW ENVIRONMENTAL IMPACT I Our property portfolio has an inherently light footprint that we further reduce through environmentally friendly capital initiatives.

•

LOW OBSOLESCENCE I Properties have retained functional and physical usefulness over many decades. In fact, many customers favor our single-story, drive-up properties built in the 1970s and 1980s due to their central locations and accessibility. This contrasts with other real estate types that require frequent reinvestment (i.e., capital expenditures) to stay current with consumer preference, remain competitive with newer competition, offset heavier wear-and-tear by users, and maintain structural operating efficiency.

•

HIGH STRUCTURAL RESILIENCE I We build and operate our properties to withstand the test of time, including general aging and acute and chronic risks from rising water levels, changing temperatures, and natural disasters.

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We are pleased to present the following highlights from our environmental stewardship efforts in 2020:

Benchmarking " Our GRESB Real Estate Assessment score is in the top tier among self-storage REITs, and our GRESB Public Disclosure score is well above peer average "We scored well above North American and self-storage REIT scores in our inaugural Carbon Disclosure Project (CDP) survey We issued our inaugural Annual Sustainability Report in 2020 Solar power systems added to 11 properties, with more on the way Water efficient landscaping added to 62 properties LED lighting conversions completed at 264 properties Recycling Use of packaging materials from 100% recycled paper resulted in saving 37,424 trees, over 15 million gallons of water, and 8.8 million kilowatt hours of power | preventing 2,201 tons of CO2 emissions | diverting 7,265 cubic yards of waste from landfills

We will continue to utilize our unique competitive advantages in furthering our environmental stewardship. Moreover, we are committed to improving our climate initiatives and long-term sustainability strategies, including:

•	Expediting our understanding of the Paris Climate Agreement and how we can align our strategies and operations with its goal of achieving net-zero emissions globally by mid-century;

•

Evaluating the feasibility of instituting short, medium, and/or long-term greenhouse gas emissions reduction targets or other climate-focus targets to encourage or increase adoption of renewable energy or energy efficiency measures; and

•	Updating our stakeholders on our ongoing efforts through our Sustainability Report.

In analyzing our potential risk impacts, we will identify and act upon opportunities, including initiatives that make sense from both sustainability and economic return on invested capital perspectives.

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Proxy Summary and Business, Compensation, and Governance Highlights

Social

Underpinning our long-term successes is a commitment to stakeholders—including employees, customers, communities, investors, and suppliers. We actively engage with stakeholders and incorporate their views into our decision-making. In a world that is increasingly interconnected with faster information dissemination, rapid innovation, quicker decisions, and rising risk, stakeholder focus is a critical strategy element for Public Storage.

We engage with our stakeholders in numerous ways:

EMPLOYEES

•  Direct engagement (group and individual)

•  Dedicated Learning and Development team

•  Development and upward mobility focus

•  New hire training programs and job aids

•  Ongoing training and job aids

•  Sustainability training (88% of employees in 2020)

•  Active succession planning at all levels

•  Satisfaction surveys (100% of employees in 2020)

•  Monthly employee newsletter

•  Wellness programs, including mental wellness support

•  Monthly safety training at all properties

•  Annual safety training at company headquarters

•  24-hour anonymous compliance hotline

CUSTOMERS	COMMUNITIES

•  Direct engagement at properties

•  Direct engagement in customer service functions

•  Satisfaction surveys (92% of customers in 2020)

•  Environmental clause in lease agreement

•  Environmental best practice postings at properties

• Employee volunteering • Cleanliness and safety surrounding properties • Industry trade group memberships • Conference and event participation

INVESTORS	SUPPLIERS AND VENDORS

•  Public disclosures

•  Quarterly earnings calls

•  Direct engagement with management team

•  Direct engagement with lead independent trustee, including outreach to beneficial owners of more than 60% of outstanding common shares

•  Conference and event participation

•  Dedicated investor relations team

•  Direct engagement

•  Enterprise Risk Management (ERM) and compliance programs addressing anti-boycott, anti-bribery, export restriction, and trade sanction issue

•  Supplier code of conduct agreement focused on:

o  Prohibiting corrupt or unfair business practices

o  Antitrust and fair competition agreements

o  Employment law agreements, including involuntary, anti-discriminatory, and child labor

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Proxy Summary and Business, Compensation, and Governance Highlights

Diversity and Inclusion

Public Storage hires based on personality, skills, and experience without regard to age, gender, race, ethnicity, religion, sexual orientation, or other protected characteristic. We are proud to have a diverse and inclusive workforce that reflects the diversity of customers we serve. Our workforce is:

69% Female 39% Female Managers 52% People of Color Age Distributed Baby Boomer = 10% Gen X = 35% Millennial =40% Gen Z = 15%

We maintain policies regarding diversity, equal opportunity, pay-for-performance, discrimination, harassment, and labor (e.g., child, forced, and compulsory). We celebrate inclusion and value the diversity each employee and customer brings. We believe everyone has the right to be treated fairly, with dignity and respect. We stand with our employees, customers, and communities in the fight against racism and injustice.

Governance

Public Storage’s commitment to the highest ethical standards is the foundation of a governance structure that provides oversight and accountability, promotes fairness and compliance, and proactively manages risk. Governance is critical to our operational, financial, and reputational resilience.

Our Board oversees senior management to ensure the long-term interests of the Company and our stakeholders are best served. Our trustees take a proactive, focused approach to their oversight responsibilities. Our corporate governance is structured to foster principled actions, informed and effective decision making, and appropriate monitoring of performance, risk, and compliance. Trustee decisions are governed by the Corporate Governance Guidelines and Trustees’ Code of Ethics, in addition to individual committee charters.

Key aspects of our governance include:

Company-Wide	Board Structure and Composition

• Strong accountability and oversight • Pay-for-performance • Focus on legal and regulatory compliance • ERM program

•  Declassified (annual elections)

•  Majority independent trustees

•  Lead independent trustee

•  Separate Chairman and CEO positions

•  Mandatory trustee retirement at age 75

•  Ongoing Board refreshment

•  All Audit Committee members are financial experts

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Proxy Summary and Business, Compensation, and Governance Highlights

Shareholder Rights	Additional Practices

• No poison pill • Right to call special meetings • Proxy access • Majority shareholder vote to amend bylaws and approve M&A transactions • Majority vote requirements for trustee elections

•  Stock ownership guidelines

•  Clawback policy covering all compensation

•  Anti-hedging policy

•  No employment or severance agreements

•  Double-trigger equity vesting upon change of control

•  Political and charitable contributions policy

Code of Conduct

Employees, executive management, and trustees must adhere and annually attest to our Code of Conduct, which includes policies and standards around personal, professional, and marketplace integrity; anonymous reporting of concerns; and protecting company assets, records, and information. The Code of Conduct also covers the Foreign Corrupt Practices Act, antitrust and competition laws, anti-boycott laws, export control laws, insider trading laws, and equal opportunity, diversity, and anti-harassment standards. Executive management and trustees must also adhere to additional Codes of Conduct and Governance Guidelines. In 2020, 100% of employees, executive management, and trustees attested to the Code of Conduct.

Ongoing Board Refreshment

Our Board has continued to advance board refreshment initiatives, appointing six independent trustees since the 2020 Annual Meeting: Kristy Pipes, Shankh Mitra, David Neithercut, Paul Williams, Michelle Millstone-Shroff, and Rebecca Owen.1 In addition, our Board has named Mr. Neithercut as the new Lead Independent Trustee of the Board.

Our Commitment

We are committed to a forward-looking and integrated approach to sustainability across our organization. Our integrated approach to sustainability is based on the following framework:

ENVIRONMENTAL	SOCIAL	GOVERNANCE

OPERATIONS

• Low environmental impact at property and corporate levels • Initiatives with diverse and interrelated environmental, social, governance, and economic benefits • Low property obsolescence

•  Focus on people including employees, customers, communities, and investors

•  Corporate culture built on integrity, accountability, entrepreneurship, employee development, and diversity

•  Cultural alignment with corporate strategy

• Comprehensive ERM framework • Robust risk management practices including oversight, succession planning, legal, and regulatory compliance • Pay-for-performance for all employees

[1]	Mses. Millstone-Shroff and Owen were appointed in collaboration with Elliott Investment Management, L.P. and its affiliates.

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Proxy Summary and Business, Compensation, and Governance Highlights

CAPITAL ALLOCATION

•  Low capital expenditures needed to maintain properties

•  Efficient-system initiatives to reduce energy and water use, carbon emission, and waste production

•  Redevelopment and adaptive reuse of older, less-efficient properties

•  Address underserved consumer storage needs

•  Help mitigate high costs of housing

•  Serve essential-business customers including health professionals, charities, and tradespeople

•  Promote job creation and upward mobility

•  Risk reduction via portfolio geographic diversity, cloud-based operating systems, cyber security, and data privacy initiatives

•  Time and capital allocation towards sustainability analysis and reporting

BALANCE SHEET
Low leverage, high permanent capital balance sheet that supports adaptation to the evolving risk environment, provides stability for our employees and customers, and enables execution of Public Storage’s long-term corporate strategy

We strive to reduce the Company’s environmental footprint further, while bolstering our resilience in the face of environmental, economic, political, data security, reputational, and other risks. We will continually strengthen our unique competitive advantages in order to manage risk, create and act upon opportunity, and generate sustained long-term value for our stakeholders. Please refer to our Sustainability Report on our website at publicstorage.com for additional information regarding our sustainability program, efforts, and commitment to our stakeholders.

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Proposal 1: Election of Trustees

Proposal 1:

Election of Trustees

Our Board has nominated fourteen trustees, who, if elected by shareholders at our Annual Meeting, have agreed to serve until next year’s annual meeting of shareholders.
RECOMMENDATION: Vote FOR each nominee

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Proposal 1: Election of Trustees

PROPOSAL 1

ELECTION OF TRUSTEES

EXECUTIVE SUMMARY

Our Board has nominated fourteen trustees for election at this year’s Annual Meeting to hold office until the next annual meeting of shareholders. Of the fourteen trustee nominees, seven independent trustees have been appointed since July 2019, including five newly appointed as of the beginning of 2021:

•	Tariq M. Shaukat was appointed effective July 30, 2019;

•	Kristy M. Pipes was appointed effective October 26, 2020;

•	David J. Neithercut, Shankh S. Mitra, and Paul S. Williams were appointed effective January 1, 2021; and

•	Michelle Millstone-Shroff and Rebecca Owen were appointed effective January 5, 2021.

Each of the fourteen nominees has agreed to be named in this proxy statement and to serve on the Board if elected. We expect all nominees to attend the Annual Meeting.

If any of our nominees becomes unavailable to stand for election, the proxies named on the proxy card intend to vote your Common Stock for the election of any substitute nominee proposed by the Board.

We believe that each nominee has the skills, experience, and personal qualities the Board seeks and that the combination of these nominees creates an effective, well-functioning Board that serves the best interests of Public Storage and our shareholders.

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. The Board and each of its committees have an active role in overseeing management of the Company’s risks, a responsibility that the Board believes is one of its most important areas of oversight.

The Board carries out its responsibilities through (1) the effective collaboration of our highly capable and experienced trustees; (2) a well-crafted Board structure, which includes separate individuals holding the positions of the Chief Executive Officer, the Chairman of the Board, and the Lead Independent Trustee; (3) a strong committee structure that enables trustees to provide the appropriate level of focused oversight and subject-matter expertise; and (4) adherence to our Corporate Governance Guidelines and Trustees’ Code of Ethics.

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Proposal 1: Election of Trustees

BOARD COMPOSITION HIGHLIGHTS

Trustee diversity is important because having a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process, and enhances overall culture in the boardroom. Our trustees represent a diversity of professional experience, race, ethnicity, gender, age, and cultural background, including:

Gender and Racial Diversity	Age Diversity

Racially Diverse Non-Racially Diverse Men Women 5 4 9 10	40s 50s 60s 70s 3 2 8 1

Independence	Tenure

Independent Trustees Non-Independent Trustees 4 10	0-1 Years -5 Years 5 Years+ 5 5 4

BOARD EVALUATIONS AND NOMINATIONS

In our annual Board evaluation and nomination process, the Nominating, Governance, and Sustainability (NGS) Committee evaluates our trustees in light of the current needs of the Board and the Company. In addition, during the course of the year, the NGS Committee discusses Board succession and reviews potential trustee candidates. The NGS Committee has in the past retained third parties to assist in identifying potential nominees.

Our annual evaluation process involves assessments at the Board, Board committee, and individual trustee levels under the direction of the NGS Committee Chair and the Chairman of the Board. This process assists the Board in determining the appropriate nominees for election based on current Company and Board needs. In addition, the NGS Committee takes into consideration its ongoing evaluation of potential new trustee candidates when recommending a slate of nominees for election to the Board at each annual meeting of shareholders.

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Proposal 1: Election of Trustees

BOARD QUALIFICATIONS

The NGS Committee has developed a matrix of skills to assess the qualifications of trustee candidates, including:

•	diversity enhancing qualities—age, remaining time until mandatory retirement age, gender, and diverse background, including coming from underrepresented communities;

•

core trustee attributes—independence, high integrity and ethical standards, public company service, risk management experience, understanding or experience with complex public companies or like organizations, and ability to work collegially and collaboratively with other trustees and management; and

•

additional skills such as financial literacy, industry experience, operational management experience, capital markets/banking expertise, corporate governance, real estate, technology, marketing, tax, senior executive experience, and other expertise that may be important to the Company’s strategic objectives.

The NGS Committee considers all these relevant attributes of each Board candidate, including professional skills, experience and knowledge, and gender, race, ethnicity, nationality, and background, with the goal of putting forth a diverse slate of candidates with a combination of skills, experience, and personal qualities that will best serve the Board and its committees, our Company, and our shareholders.

BOARD REFRESHMENT

Our Board and the NGS Committee regularly consider the long-term make up of our Board and how the members of our Board change over time. Our Board and the NGS Committee also understand the importance of Board refreshment and aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new experience, ideas, and energy that can come from adding trustees to the Board.

In December 2020, our Board appointed three new independent trustees to the Board, and in connection with our entry into a cooperation agreement with Elliott Investment Management L.P., Elliott Associates, L.P. and Elliott International, L.P. (the Cooperation Agreement), our Board appointed an additional two independent trustees to the Board who were initially identified and recommended by affiliates of Elliott but were otherwise unaffiliated with Elliott. These five trustees have been nominated by our Board for election at the Annual Meeting to the Board at the 2021 Annual Meeting.

Assuming the election of this year’s proposed trustee nominees, we believe we will have a good balance between tenured trustees with significant experience with the Company and new trustees with fresh perspectives, constituting a strong, independent Board that will be well-positioned to navigate the current challenging business environment and accelerate the Company’s growth and accomplishment of key corporate objectives for the benefit of all of our stakeholders.

BOARD FOCUS ON DIVERSITY

Board succession and ensuring an appropriate balance of experience and diversity are key focus areas for the NGS Committee and the Board. Our Board reflects diverse perspectives, including a complementary mix of skills, experience, and backgrounds, that we believe are paramount to our ability to represent the interests of all stakeholders. Our Board recognizes the importance of diversity and supports management’s efforts to enhance all aspects of diversity throughout the Company.

Public Storage  |  2021 Proxy Statement  |  17

Proposal 1: Election of Trustees

Our trustees, over 71% of whom are independent, have a broad range of experience in varying fields, including finance, real estate, financial reporting, banking, international affairs, governance, marketing, retail, operations, legal, and technology. A majority of our trustees hold or have held directorships at other U.S. public companies. Five of our trustees, in addition to our Chairman and our CEO, have served as chief executive officers, and all have demonstrated superb leadership and analytical skills gained from deep experience in management, finance, and corporate governance.

Five of our trustees are females and four trustees are racially diverse and self-identify as being from an underrepresented community. Additionally, our Chairman and our CEO have provided meaningful in-person opportunities for the Board to interact with key members of management beyond our executive officers on a quarterly basis. Half of our current executive officers are diverse (including our Chief Legal Officer and our Chief Administrative Officer). Similarly, 52% of our over 5,700 employees are people of color and 69% of our employees are female.

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Proposal 1: Election of Trustees

NOMINEE QUALIFICATIONS

The Board has nominated fourteen trustees, eight of whom are incumbents elected at our 2020 annual meeting of shareholders, and six of whom were appointed to the Board at the end of 2020 and beginning of 2021, to serve until our 2021 Annual Meeting. Pursuant to the terms of a cooperation agreement between the Company and Elliott Investment Management L.P. and its affiliates, the Company appointed Ms. Millstone-Shroff and Ms. Owen to the Board in January 2021 and agreed to nominate them for election at the Annual Meeting.

We recommend that you vote FOR each nominee.

Nominee	Age	Principal Professional Background	Trustee Since	Committee Membership

Ronald L. Havner, Jr.	63	Chairman of the Board; Retired Chief Executive Officer of Public Storage	2002

Tamara Hughes Gustavson	59	Real Estate Investor; Philanthropist	2008

Leslie S. Heisz (Independent Trustee)	60	Retired Managing Director of Lazard Frères	2017	NGS and Long-Term Planning

Michelle Millstone-Shroff (Independent Trustee)	45	Former Chief Customer Experience Officer of Bed Bath & Beyond	2021	Compensation and Long-Term Planning

Shankh S. Mitra (Independent Trustee)	40	Chief Executive Officer and Chief Investment Officer of Welltower, Inc.	2021	Compensation and Long-Term Planning

David J. Neithercut (Lead Independent Trustee)	65	Retired President and Chief Executive Officer of Equity Residential	2021	NGS and Long-Term Planning

Rebecca Owen (Independent Trustee)	59	Retired President of CEI Realty, Inc.; Former Chief Legal Officer of Clark Enterprises, Inc.	2021	Audit and Long-Term Planning

Kristy M. Pipes (Independent Trustee)	61	Retired Managing Director and Chief Financial Officer of Deloitte Consulting	2020	Audit (Chair) and NGS

Avedick B. Poladian (Independent Trustee)	69	Retired Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc. (Lowe Enterprises)	2010	Audit and Compensation (Chair)

John Reyes	60	Retired Chief Financial Officer of Public Storage	2019

Joseph D. Russell, Jr.	61	President and CEO of Public Storage; Former Chief Executive Officer of PS Business Parks, Inc.	2019

Tariq M. Shaukat (Independent Trustee)	48	President, Bumble	2019	Audit

Ronald P. Spogli (Independent Trustee)	72	Co-Founder of Freeman Spogli & Co.; Former Ambassador to the Italian Republic and the Republic of San Marino	2010	NGS (Chair) and Compensation

Paul S. Williams (Independent Trustee)	61	Retired Partner as Major, Lindsey & Africa; President of the National Association of Corporate Directors (NACD) Chicago Chapter	2021	Compensation and NGS

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Proposal 1: Election of Trustees

TRUSTEE NOMINEES SKILLS SUMMARY

The Board believes that our trustee nominees provide Public Storage with the combined skills, experience, and personal qualities needed for an effective and engaged Board.

Chief Executive Officer or Executive Experience	●			●	●	●	●	●	●	●	●	●	●	●

Public Board Experience	●	●	●	●	●	●	●	●	●		●		●	●

Relevant Industry Experience	●	●			●	●	●		●	●	●		●

Financial or Tax Expertise	●		●		●	●	●	●	●	●		●	●

Corporate Governance Experience	●		●				●	●	●			●	●	●

M&A and Capital Allocation/Capital Markets Experience	●		●		●	●	●	●	●	●	●	●	●	●

Succession Planning/Management Development Experience	●				●	●	●	●	●	●	●	●	●	●

International Executive or Global Company Board Experience	●		●					●				●	●

Technology and Data Analytics Experience				●				●				●

Brand Marketing or Consumer Facing/Retail Experience				●	●	●						●

Gender Diversity		●	●	●			●	●

Racial Diversity (including self-identification as being from an underrepresented community					●					●		●		●

Major Shareholder		●

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Proposal 1: Election of Trustees

Age: 63 Trustee since: 2002 Trustee Qualification Highlights: Extensive leadership experience and Company and industry knowledge; financial and M&A expertise

Ronald L. Havner, Jr.

Chairman

Mr. Havner joined the Board in November 2002 and has served as Chairman since August 2011. Mr. Havner served as Chief Executive Officer of Public Storage from November 2002 until his retirement on January 1, 2019. Mr. Havner joined Public Storage in 1986 and held a variety of senior management positions prior to becoming Chief Executive Officer.

Mr. Havner has served as Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (NYSE: PSB) since March 1998, and as Chairman of the Board of another Public Storage affiliate, Shurgard Self Storage SA (EURONEXT: SHUR) since completion of its initial public offering in October 2018. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and served as director of California Resources Corp. (NYSE: CRC) from December 2014 to May 2018. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for the Board include his extensive leadership experience and Company and industry knowledge. Having served as Chief Executive Officer for 17 years, Mr. Havner provides an invaluable perspective in Board discussions about the historic operations and strategic direction of the Company.

Age: 59 Trustee since: 2008 Trustee Qualification Highlights: Previous experience at the Company; ongoing investment; charitable board experience

Tamara Hughes Gustavson

Real Estate Investor; Philanthropist

Ms. Gustavson joined the Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President, Administration. During the past seven years, Ms. Gustavson has supervised her personal business investments and engaged in charitable activities. Ms. Gustavson currently serves as chairperson for the Board of Trustees of American Homes 4 Rent (NYSE: AMH) and also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest single shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 13.05% of the Company’s Common Stock. She is the daughter of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder.

Ms. Gustavson’s qualifications for election to the Board include her previous managerial experience at Public Storage and her ongoing investment and charitable board experience. In addition, as the largest individual shareholder of the Company, Ms. Gustavson provides the Board with a shareholder’s perspective in Board discussions about the operations and strategic direction of the Company.

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Proposal 1: Election of Trustees

Age: 60

Trustee since: 2017

Committees:

NGS and Long-Term Planning

Trustee Qualification Highlights:

Business expertise across a number of industries; financial expertise; public company board experience

Leslie S. Heisz

Retired Managing Director of Lazard Frères

Ms. Heisz joined the Board in February 2017. Ms. Heisz is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Frères, a financial advisory and asset management firm and independent investment bank, in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was previously a managing director of Dresdner Kleinwort Wasserstein and its predecessor for six years, specializing in mergers and acquisitions, as well as leveraged finance, and leading the Gaming and Leisure Group and the Los Angeles office.

Ms. Heisz has been a member of the Board of Directors of Kaiser Permanente since January 2015 and Edwards Lifesciences (NYSE: EW) since July 2016. Ms. Heisz also joined the board of a Capital Group/American Funds mutual fund cluster (CGPCS, EMGF, IVE, and GIF) in January 2019. She previously served on the Boards of Directors of Ingram Micro Inc. (NYSE: IM), Towers Watson (NASDAQ: WLTW), HCC Insurance Holdings, Inc. (HCC), and International Game Technology (NYSE: IGT).

Ms. Heisz’s qualifications for election to the Board include her financial expertise and diverse business experiences across a number of industries, including deep finance and strategic advisory skills. She has also had extensive corporate governance experience serving on many public company boards.

Age: 45 Trustee since: 2021 Committees: Compensation and Long-Term Planning Trustee Qualification Highlights: Extensive retail and operations experience

Michelle (Meka) Millstone-Shroff

Former Chief Customer Experience Officer, Bed Bath & Beyond

Ms. Millstone-Shroff joined the Board in January 2021. Ms. Millstone-Shroff previously served as the Chief Customer Experience Officer of Bed Bath & Beyond Inc. (NASDAQ: BBBY), a chain of domestic merchandise retail stores, and as the President & Chief Operating Officer of buybuy BABY, a subsidiary of Bed Bath & Beyond and a retailer of items for infants and toddlers. She also served as the Chief Operating Officer of buybuy BABY. Prior to Bed Bath & Beyond, Ms. Millstone-Shroff worked at McKinsey & Company, with a focus on retail- and consumer-oriented companies.

Ms. Millstone-Shroff has served on the boards of directors of Neiman Marcus Group Inc. (NYSE: NMG.A) since September 2020, Nanit, a private technology company, since December 2019, and Party City Holdco Inc. (NYSE: PRTY) since February 2019.

Ms. Millstone-Shroff’s qualifications for the Board include her significant retail and operations experience and her experience as a strategic operating advisor.

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Proposal 1: Election of Trustees

Age: 40

Trustee since: 2021

Committees:

Compensation and Long-Term Planning

Trustee Qualification Highlights:

Extensive experience in the real estate industry; financial and capital allocation expertise

Shankh S. Mitra

Chief Executive Officer and Chief Investment Officer, Welltower Inc.

Mr. Mitra joined the Board in January 2021. Mr. Mitra has served as the Chief Executive Officer and Chief Investment Officer of Welltower Inc. (NASDAQ: WELL), a publicly traded real estate investment trust that invests in leading seniors housing operators, post-acute providers, and health systems since August 2018. Previously, Mr. Mitra served as Welltower’s Senior Vice President—Investments from January 2018 to August 2018. Mr. Mitra served as Welltower’s Senior Vice President—Finance & Investments from January 2016 to January 2018. From July 2013 to December 2015, Mr. Mitra served as Portfolio Manager, Real Estate Securities at Millennium Management. Mr. Mitra served as Senior Analyst at Citadel Investment Group from April 2012 to June 2013 and Fidelity Investments from June 2009 to March 2012.

Mr. Mitra has served as a director of Welltower Inc. (NASDAQ: WELL) since October 2020.

Mr. Mitra’s qualifications for election to the Board include his extensive experience in the real estate industry and his financial acumen and expertise in capital allocation.

Age: 65 Trustee since: 2021 Committees: NGS and Long-Term Planning Trustee Qualification Highlights: Extensive experience in REITs; financial and leadership expertise

David J. Neithercut

Retired President and Chief Executive Officer, Equity Residential

Mr. Neithercut joined the Board in January 2021. He served as the Chief Executive Officer of Equity Residential (NYSE: EQR), a publicly traded real estate investment trust that invests in apartments, from January 2006 until retirement in December 2018 and as President from May 2005 to September 2018. Previously, Mr. Neithercut served as Executive Vice President—Corporate Strategy from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer from February 1995 to August 2004.

Mr. Neithercut has served on the Board of Trustees of Equity Residential since 2006 and is a member of the Board of Trustees of Americold Realty Trust (NYSE:COLD). Mr. Neithercut was formerly a director of General Growth Properties, Inc., (NYSE:GGP and now a part of Brookfield Realty Partners).

Mr. Neithercut’s qualifications for election to the Board include his deep experience in the REIT space, financial expertise, and his long and successful track record in executive leadership positions.

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Proposal 1: Election of Trustees

Age: 59 Trustee since: 2021 Committees: Audit and Long-Term Planning Trustee Qualification Highlights: Extensive real estate experience; legal and governance and public company board experience

Rebecca Owen

Retired President of CEI Reality, Inc.; Former Chief Legal Officer of

Clark Enterprises, Inc.

Ms. Owen joined the Board in January 2021. Ms. Owen has served as the Chairman and founder of Battery Reef, LLC, a commercial real estate investment and management company, since January 2019. From 1995 until January 2019, she served in various roles at Clark Enterprises, Inc., a private investment firm, and its affiliated companies, including Senior Vice President of Clark Enterprises, Inc. from 1995 to 2019, President of CEI Realty, Inc., the real estate investment arm of Clark Enterprises, Inc. from 2015 to 2019, and Chief Legal Officer of Clark Enterprises, Inc. from 1995 to 2017.

Ms. Owen has served on the board of directors of Carr Properties, a private real estate investment trust, since 2013, and on the Real Estate Investment Advisory Committee of ASB Capital Management, LLC, an institutional real estate investment firm, since January 2017. Previously, Ms. Owen served on the boards of directors of WillScot Corp. (NASDAQ: WSC) from April 2019 to June 2020 and Jernigan Capital, Inc. (NYSE: JCAP) from December 2018 to November 2020.

Ms. Owen’s qualifications for the Board include her significant experience as both an executive and director in the real estate industry.

Age: 61 Trustee since: 2020 Committees: Audit (Chair) and NGS Trustee Qualification Highlights: Extensive leadership and financial expertise and other public company board experience

Kristy M. Pipes

Former Managing Director and Chief Financial Officer of Deloitte Consulting

Ms. Pipes joined the Board in October 2020. Ms. Pipes previously served as Managing Director and Chief Financial Officer of Deloitte Consulting, a management consultancy firm with operations in the United States, India, Germany, and Mexico, where she managed the finance function. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee.

Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California. Ms. Pipes also serves as a director of PS Business Parks, Inc. (NYSE: PSB) and ExlService Holdings, Inc. (NASDAQ:EXLS).

Ms. Pipes’s qualifications for election to the Board include her extensive financial analysis and operational expertise. Ms. Pipes also brings deep management and leadership experience to the Board, having held several senior leadership positions during her career.

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Proposal 1: Election of Trustees

Age: 69

Trustee since: 2010

Committees:

Compensation (Chair)and Audit

Trustee Qualification Highlights:

Accounting and financial expertise and other public company board experience; extensive knowledge of the real estate industry

Avedick B. Poladian

Retired EVP and COO of Lowe Enterprises

Mr. Poladian joined the Board in February 2010. From 2007 to the end of 2016, Mr. Poladian held the positions of Executive Vice President and Chief Operating Officer for Lowe Enterprises, a diversified national real estate company that he joined in 2003. Mr. Poladian was with Arthur Andersen from 1974 to 2002 as Managing Partner, Pacific Southwest.

He serves as a director of two publicly traded funds managed by Western Asset Management Funds, a director of Occidental Petroleum Corporation (NYSE: OXY), and a director of California Resources Corp. (NYSE: CRC). Mr. Poladian is also a member of the Board of Councilors of the USC Sol Price School of Public Policy, the Board of Advisors of the Ronald Reagan UCLA Medical Center, and the YMCA of Metropolitan LA.

Mr. Poladian qualifies as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. Mr. Poladian has extensive knowledge of the real estate industry and key business issues by virtue of his service in a senior management position at one of the world’s largest accounting firms and his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company. Through his experience with other public companies, Mr. Poladian brings valuable insight into our business and corporate governance.

Age: 60 Trustee since: 2019 Trustee Qualification Highlights: Leadership and experience at the Company as former CFO; accounting and financial expertise

John Reyes

Retired Senior Vice President and Chief Financial Officer of Public Storage

Mr. Reyes joined the Board in January 2019. Mr. Reyes served as Senior Vice President and Chief Financial Officer of Public Storage from 1996 until his retirement effective January 1, 2019. Mr. Reyes joined Public Storage in 1990 and served in various positions until his promotion to Chief Financial Officer in 1996. From 1983 to 1990, Mr. Reyes was employed by EY. Mr. Reyes is a Certified Public Accountant.

In considering the nomination of Mr. Reyes for election to the Board, the Board considered Mr. Reyes’s extensive accounting and financial expertise, his experience in having served as the Company’s Senior Vice President and Chief Financial Officer from 1996 to January 1, 2019, as well as Mr. Reyes’s tenure with the Company of almost 30 years. As our former Chief Financial Officer, he is able to provide unique insights into our Company’s financial reporting, controls, and risk management, as well as capital management processes and assessments. Mr. Reyes provides invaluable perspective in Board discussions about the historic operations and strategic direction of the Company.

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Proposal 1: Election of Trustees

Age: 61 Trustee since: 2019 Committees: Long-Term Planning (Chair) Trustee Qualification Highlights: Extensive leadership experience; extensive Company and industry knowledge

Joseph D. Russell, Jr.

President and CEO of Public Storage

Mr. Russell joined the Board in January 2019. Mr. Russell has been President of Public Storage since July 2016 and has served as its Chief Executive Officer since January 1, 2019. Previously, Mr. Russell was President and Chief Executive Officer of PS Business Parks, Inc. (NYSE: PSB), an affiliate of the Company that acquires, develops, and operates commercial properties, from August 2002 until July 2016. Mr. Russell has served on the Board of Directors of PS Business Parks since August 2003. Mr. Russell also serves on the Board of Governors of NAREIT. Before joining PS Business Parks, Mr. Russell was employed by Spieker Properties, Inc. (Spieker) an owner and operator of office and industrial properties in Northern California, and its predecessor, for more than ten years. Mr. Russell served as an officer of Spieker when it became a publicly traded REIT in 1993.

Mr. Russell’s qualifications for election to the Board include his leadership experience and Company and industry knowledge, including his more than 20-year involvement with publicly traded REITs and extensive experience with office and industrial real estate. Mr. Russell provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Age: 48 Trustee since: 2019 Committees: Audit Trustee Qualification Highlights: Extensive experience in marketing, consumer-facing issues, and technology; leadership experience

Tariq M. Shaukat

President, Bumble

Mr. Shaukat joined the Board in July 2019. He has been President of Bumble Inc. since July 2020. Prior to that, he was President of Google Cloud at Google LLC, where he oversaw operating and customer-based initiatives to accelerate growth across all lines of business, including analytics and machine learning. Prior to joining Google LLC in 2016, Mr. Shaukat was Executive Vice President and Chief Commercial Officer at Caesars Entertainment Corporation, after initially joining the company in 2012 as Executive Vice President and Chief Marketing Officer. His responsibilities included oversight of revenue management, marketing, information technology, and analytics across all business lines. Prior to Caesars Entertainment Corporation, Mr. Shaukat was Partner at McKinsey & Company and held leadership positions at various technology-based companies.

Mr. Shaukat’s qualifications for election to the Board include his extensive digital, marketing, and data analytics experience. In addition, Mr. Shaukat brings his proven leadership and unique perspective to the Board.

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Proposal 1: Election of Trustees

Age: 72

Trustee since: 2010

Committees:

NGS (Chair) and Compensation

Trustee Qualification Highlights:

Broad-ranging investment banking and executive experience; experience in government and international relations

Ronald P. Spogli

Co-Founder of Freeman Spogli & Co.

Former Ambassador to the Italian Republic

and the Republic of San Marino

Mr. Spogli joined the Board in February 2010. Mr. Spogli co-founded Freeman Spogli & Co. (Freeman Spogli), a private investment firm dedicated to middle-market companies positioned for growth, in 1983. Freeman Spogli has invested over $5 billion of private equity capital in 65 companies over 37 years and currently manages four individual funds total $5 billion in committed capital. He served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009.

Mr. Spogli also serves as the Vice Chair of The J. Paul Getty Trust and on the boards of trustees of the W. M. Keck Foundation, the Center for American Studies in Rome, Italy, and White Bridge Investments, an Italian investment company.

Mr. Spogli’s qualifications for election to the Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Age: 61 Trustee since: 2021 Committees: Compensation and NGS Trustee Qualification Highlights: Extensive experience in corporate governance; public company board experience

Paul S. Williams

Retired Partner, Major, Lindsey & Africa

President, National Association of Corporate Directors (NACD), Chicago Chapter

Mr. Williams joined the Board in January 2021. Mr. Williams served as a Partner and Managing Director of Major, Lindsey & Africa, LLC, an executive recruiting firm, from 2005 to 2018. He also served as Director of Global Diversity Search, assisting legal organizations in enhancing their diversity. Mr. Williams is the President of the Chicago Chapter of the National Association of Corporate Directors (NACD).

From 2001 through 2005, Mr. Williams served as Executive Vice President, Chief Legal Officer & Corporate Secretary of Cardinal Health, Inc. (CAH), a provider of products and services to healthcare providers and manufacturers. Mr. Williams has served as a director of Compass Minerals (NYSE: CMP), a producer of salt, plant nutrients, and magnesium chloride for distribution primarily in North America, since June 2009. Mr. Williams also joined the Board of Directors of Romeo Power, Inc. (NYSE: RMO), an energy technology company, in December 2020, and Air Transport Services Group (NASDAQ: ATSG), a provider of aircraft leasing and air cargo transportation and related services, in January 2021.

Mr. Williams served as a director of Essendant, Inc. (NASDAQ: ESND), a publicly traded national wholesale distributor of business products, from 2014 through 2019 and served as a director of Bob Evans Farms, Inc. (NASDAQ: BOBE), a publicly traded owner and operator of restaurants, from 2007 through 2017. He also served as Lead Independent Director of State Auto Financial Corporation (NASDAQ: STFC), a publicly traded property and casualty insurance company, on whose board he served from 2003 to 2015. Since early 2020, Mr. Williams has served on the board of directors of a large cluster of funds in the American Funds mutual fund family (part of the privately-held Capital Group).

Mr. Williams’s qualifications for the Board include his extensive legal, regulatory, and corporate governance experience. In addition, Mr. Williams brings substantial executive management leadership experience and a strong background in human resources and talent development, including with respect to diversity and inclusion.

Public Storage  |  2021 Proxy Statement  |  27

Proposal 1: Election of Trustees

VOTE REQUIRED AND RECOMMENDATION

For the election of trustees, trustee nominees receiving an affirmative vote of a majority of the votes cast at the Annual Meeting will be elected. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the vote.

The Board recommends voting FOR all trustee nominees.

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Proposal 1: Election of Trustees

CORPORATE GOVERNANCE

BOARD ENGAGEMENT AND OVERSIGHT

Our Board has been a critical resource for senior management and has provided invaluable insight and oversight as senior management assessed and responded to the economic effects and disruption caused by the COVID-19 pandemic. The Board and our senior leadership team engaged regularly and collaborated closely to ensure the Company met its commitments to all stakeholders, including our employees, customers, and our shareholders.

Throughout 2020, our Board and committees not only maintained their regular schedule of quarterly meetings, but also began regular and frequent meetings with management regarding COVID-19, including its impact on employees, operations, financial performance, and legal and regulatory matters. The Board provided valuable oversight, review, and counsel related that helped management respond quickly and appropriately to the unexpected challenges resulting from the COVID-19 pandemic.

While the COVID-19 pandemic has required our senior management team and the Board’s immediate attention, one of the Board’s highest priorities continues to be guiding the development and execution of the Company’s long-term strategy. The Board remains focused on working with management to develop strategies to accelerate growth and create long-term value for our shareholders.

GOVERNANCE STRUCTURE

Our Board oversees the CEO and other senior management to ensure that the long-term interests of the Company and our shareholders are best served. We expect our trustees to take a proactive, focused approach to executing their oversight responsibilities.

Our governance structure is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of performance, risk, and compliance. Our key governance documents, including our Corporate Governance Guidelines and Trustee’s Code of Ethics, Code of Conduct, Code of Ethics for Senior Financial Officers, and our committee charters, are available at the Investor Relations section of our website, publicstorage.com, or by writing to Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary. We will disclose any substantive amendments to or waivers of any of our ethics policies and standards on our website and in accordance with Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) requirements.

PROXY ACCESS

Our Bylaws provide for proxy access, thereby giving our shareholders an even greater voice in trustee elections. A shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding Common Stock continuously for at least 3 years may include in our proxy materials trustee nominees constituting up to the greater of two trustees or 20% of the number of trustees on the Board, provided that the shareholder and the nominees satisfy the eligibility requirements in our Amended and Restated Bylaws (Bylaws). There are no qualifying shareholder nominations for inclusion in our proxy statement.

POLITICAL AND CHARITABLE CONTRIBUTIONS

In February 2020, our Board and the NGS Committee approved amendments to the NGS Committee Charter to include oversight responsibilities with respect to the Company’s political and charitable contributions and other public policy matters. In order to facilitate accountability and informed decision-making with respect to the Company’s political contributions, the Governance Committee has adopted

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Proposal 1: Election of Trustees

certain Political and Charitable Contributions Guidelines that apply to contributions or expenditures of corporate funds to various political entities, charitable organizations, and certain causes. Contributions subject to the Guidelines must be approved by a management committee, and/or the NGS Committee. All contributions are required to be reported quarterly to the NGS Committee.

BOARD LEADERSHIP STRUCTURE

One of the Board’s key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of Chairman and CEO should be separated or combined. The Board believes that Public Storage shareholders are best served when the Board has flexibility to consider the relevant facts and circumstances to ensure that the Board leadership structure best reflects the needs of the Company at that time.

Prior to January 1, 2019, when Ronald L. Havner, Jr., retired as CEO, the roles of Chairman and CEO were combined and held by Mr. Havner. Upon his retirement, the Board determined that Mr. Havner would remain Chairman of the Board, and the roles of Chairman and CEO have been separately held by Mr. Havner and Mr. Russell, respectively, since January 1, 2019.

Our Board established the position of Lead Independent Trustee in 2011 to provide for an independent leadership role on the Board when the roles of Chairman and CEO are combined. Notwithstanding that the Chairman and CEO roles were separated on January 1, 2019, we maintain the Lead Independent Trustee role as a matter of good corporate governance and to bolster the independence of the Board.

We describe more fully the role of the Lead Independent Trustee in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the independent trustees. Our Lead Independent Trustee is David Neithercut, who was appointed in January 2021.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing our Company-wide approach to the identification, assessment, and management of key risks facing the Company. The Board recognizes its responsibility for overseeing the assessment and management of risks that may threaten successful execution of our long-term strategies.

Accordingly, in 2020, senior management, under the oversight and direction of the Board, enhanced the processes by which the Board oversees the identification and management of risks. The foundational work we completed in 2020 has better equipped both the senior management team and our Board to tackle the risks associated with the COVID-19 pandemic and other key risks affecting the Company’s ability to execute on its short- and long-term strategies and goals.

The enhanced processes include a comprehensive ERM framework focused on:

•	evaluating the risks facing the Company and aligning the Company’s efforts to mitigate those risks with its strategy and risk appetite;

•	communicating and improving the Company’s understanding of its key risks and responsive actions; and

•	providing the Board with a measurable way to exercise its oversight responsibilities over the Company’s risk assessment and risk management efforts.

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Critical components of our risk oversight framework include regular assessments among risk owners to identify and assess key risks facing the Company. Our executive team calibrates risk owner assessments across each of our key risk categories and leads efforts to identify mitigation controls to reduce the Company’s exposure to risks.

Oversight for certain specific risks falls under the responsibilities of our Board committees. The committees regularly advise the full Board of their oversight activities.

The Audit Committee focuses on financial and other risks, including reputational and legal risks, affecting the Company. The Audit Committee also discusses the Company’s policies with respect to risk assessment and risk management.

•

Oversight of Financial Risks. The Audit Committee, which comprises entirely independent trustees and financial experts, is responsible for assisting the Board in fulfilling its oversight of the effectiveness of the accounting and financial reporting processes of the Company and audits of its financial statements, including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent registered public accountants’ qualifications, independence, and performance; and the scope and results of internal audits, the Company’s internal controls over financial reporting, and the performance of the Company’s internal audit function.

•

Oversight of Information Security Risks. The Audit Committee also oversees cybersecurity and other information technology risks affecting the Company. Management reports quarterly to the Audit Committee regarding information security. Three members of our Board have information security experience from their principal occupation, and we consider each member of our Audit Committee to possess information security experience by way of their oversight responsibilities over this area.

We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures in case a security control fails or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We deploy both commercially available solutions and proprietary systems to manage threats to our information technology environment actively. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. We are externally audited and certified by top information security standards, specifically for PCI DSS, to ensure we comply with this rigorous standard. We regularly engage appropriate external resources regarding emerging threats in order to navigate the diverse cybersecurity landscape.

We have experienced no material information security breaches in the last three years. As such, we have not spent any material amount of capital on addressing information security breaches in the last three years, nor have we incurred any material expenses from penalties and settlements related to a material breach during this same time.

We believe we are adequately insured against losses related to a potential information security breach, and do not carry any cybersecurity insurance.

The Compensation Committee focuses on risks related to our compensation program, including evaluating appropriate compensation incentives relating to the compensation of our executives and employees.

•	Oversight of Compensation Risks. The Compensation Committee annually considers a report from management on its review of potential risks related to compensation policies and practices

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Proposal 1: Election of Trustees

applicable to all employees. Most recently, in February 2021, the Compensation Committee considered the Company’s Annual Report on Form 10-K and also considered and discussed with management its conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our CEO and Chief Administrative Officer, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that our incentive compensation plans did not create undue risks for the Company.

The Nominating, Governance, and Sustainability (NGS) Committee focuses on risks associated with succession planning, corporate governance, Board effectiveness, public policy matters, including political and charitable contributions, and Environmental, Social and Governance (ESG) matters.

Our Board and Board committees regularly receive presentations from management on risks to the business. Additionally, all trustees have access to members of management if a trustee wishes to follow up on items discussed outside of the Board or committee meeting.

BOARD ORIENTATION AND EDUCATION

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management, and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management, and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the National Association of Corporate Directors through a Company membership.

TRUSTEE INDEPENDENCE

We require that a majority of the Board be independent in accordance with NYSE rules. To determine whether a trustee is independent, the Board must affirmatively determine that there is no direct or indirect material relationship between the Company and the trustee.

•

A Majority of the Board is Independent. The Board has determined that all of our trustee nominees are independent except for Ronald L. Havner, Jr., Joseph D. Russell, Jr., John Reyes, and Tamara Hughes Gustavson. The Board reached this determination after considering all relevant facts and circumstances, responses to trustee questionnaires, and transactions and relationships, if any, between us, our affiliates, our executive officers, and their affiliates, and each trustee and their affiliates.

•

Audit, NGS, and Compensation Committees are 100% Independent. The Audit, NGS, and Compensation Committees are composed exclusively of independent trustees. The Board determined that all members of the Audit Committee satisfied the heightened independence requirements for audit committee members, and all of the members of the Compensation Committee satisfied the heightened independence requirements for compensation committee members, in each case, in accordance with NYSE and SEC rules.

•

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee (i) was, during the year ended December 31, 2020, or had previously been, an officer or employee of the Company or (ii) had any material interest in a transaction with the Company or a business relationship with, or any indebtedness, to the Company. No interlocking relationships existed during the year ended December 31, 2020, between any member of the Board or the Compensation Committee and an executive officer of the Company.

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COMMUNICATIONS WITH THE BOARD

Shareholders and interested parties can communicate with any of the trustees, individually or as a group, by writing to them in care of Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201. We will forward each communication intended for the Board and received by the Corporate Secretary related to the operation of the Company and not otherwise commercial in nature to the specified party following its clearance through normal security procedures.

TRUSTEE ATTENDANCE

The Board held 18 meetings in 2020, including telephonic meetings. We do not have a policy regarding trustee attendance at the annual meeting of shareholders, but expect trustees to attend. Nine of our twelve trustees serving on the Board at that time attended the 2020 annual meeting. Each trustee attended over 75% of the aggregate number of Board meetings and Committee meetings for the Committees on which they served, if any.

BOARD COMMITTEES

The three standing committees of the Board are Audit, Governance, and Compensation. The Board has determined that each member of the Audit, Governance, and Compensation Committees is independent in accordance with NYSE rules.

Each committee has a charter that generally states the purpose of the committee and outlines the committee’s structure and responsibilities. The committees review the adequacy of their charter annually. The following lists the number of meetings held by each committee in 2020:

Committee	Number of Meetings in 2020

Audit	4

Compensation	6

Nominating, Governance, and Sustainability (NGS)	15

The current membership information for our Board committees is as follows:

Audit Committee

Members: Kristy M. Pipes (Chair), Rebecca Owen, Avedick B. Poladian, and Tariq M. Shaukat

•	Oversees the financial accounting and reporting processes of the Company

•

Oversees our ERM framework and, specifically, financial, technology, and other risks relating to the Company, including steps management has taken to monitor and control financial and cybersecurity risk exposure

•

Monitors: (i) the integrity of our financial statements; (ii) our compliance with legal regulatory requirements); (iii) our public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants

•	Responsible for the appointment, compensation, and oversight of our independent registered public accounting firm

•	All four members of our Audit Committee qualify as financial experts and meet the SEC and NYSE’s heightened independence requirements for audit committee members

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Proposal 1: Election of Trustees

Compensation Committee

Members: Avedick B. Poladian (Chair), Shankh S. Mitra, Michelle Millstone-Shroff, Ronald P. Spogli, and Paul S. Williams

•

Evaluates, either as a committee or together with other independent trustees, our CEO’s performance and sets the CEO’s compensation level based on this evaluation, including incentive and equity-based compensation plans

•	Sets the amount and form of compensation for the executive officers who report to the CEO

•	Administers the Company’s equity and incentive compensation plans

•

Reviews and discusses with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the Company’s Annual Report on Form 10-K and annual proxy statement

•	Provides a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement

•	Produces the Compensation Committee Report for inclusion in the Company’s annual proxy statement.

•	Reviews management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees

•	Oversees the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes, and evaluates the Compensation Committee’s performance annually

Nominating, Governance, and Sustainability (NGS) Committee

Members: Ronald P. Spogli (Chair), Leslie S. Heisz, David J. Neithercut, Kristy M. Pipes, and Paul S. Williams

•

Assists the Board in identifying individuals qualified to become Board members, recommending nominees to the Board to fill vacancies and new appointments, and ensuring that the Board reflects diversity of experience, skills, background, gender, race, and/or ethnicity

•	Prior to each annual meeting of shareholders, recommends to the Board a slate of nominees for election as trustees

•	Reviews and makes recommendations to the Board on Board organization and succession

•	Assists the Board in evaluating the performance of the Board and its committees

•	Conducts preliminary review of trustee independence

•	Reviews and makes recommendations for committee appointments to the Board

•	Assesses and makes recommendations to the Board on corporate governance matters

•	Develops and assesses the adequacy of the Corporate Governance Guidelines on an ongoing basis and recommends any changes to the Board

•	Periodically evaluates trustee compensation and recommends to the Board any changes in trustee compensation

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Proposal 1: Election of Trustees

•	Oversees trustee orientation

•	Oversees sustainability initiatives, including ESG matters, and related risks

•	Oversees political and charitable contributions and other public policy matters

In addition to our standing committees described above, in January 2021, following substantive engagement with the Company’s shareholders, including funds advised by Elliott Investment Management, L.P., the Company established an advisory Long-Term Planning (LTP) Committee. The LTP Committee is focused on the Company’s long-term planning, strategy, growth, capital allocation priorities, and capital structure management. The LTP Committee comprises the following trustees: Joseph D. Russell, Jr. (Chair), Leslie S. Heisz, Michelle Millstone-Shroff, Shankh S. Mitra, David J. Neithercut, and Rebecca Owen.

COMPENSATION OF TRUSTEES

Members of the Board who are not also Public Storage employees (non-management trustees) receive compensation for their service. The Board determines the form and amount of compensation for non-management trustees after consideration of the recommendation of either the Compensation Committee or the Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Cash Retainers. Retainers are paid quarterly in cash and are prorated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. Below are the annual retainers that non-management trustees were entitled to receive during 2020 for Board service:

Compensation	Amount

Board member	$120,000

Lead Independent Trustee supplemental retainer	$20,000

Audit Committee Chair’s supplemental retainer	$10,000

Other standing Committee Chairs’ supplemental retainer	$5,000

Committee Member	$7,500

Trustee Deferral Program. Pursuant to the Non-Management Trustee Compensation and Deferral Program (the Trustee Deferral Program), non-management trustees may elect to receive all or a portion of their cash retainers either in cash, in shares of unrestricted Common Stock under the 2016 Plan, or in fully-vested deferred stock units under the 2016 Plan.

Non-management trustees must make the election in writing in advance of the calendar year to which the election relates (or, when a non-management trustee joins the Board, within 30 days of joining the Board). If chosen, the shares of unrestricted stock and/or the deferred stock units will be granted to the non-management trustee at the end of each calendar quarter based on the cash retainer earned for that quarter and converted into a number of shares or units based on the closing price for the Common Stock on the NYSE on such date. If a non-management trustee chooses to receive fully-vested deferred stock units, the trustee’s election must also indicate (1) when the units will be settled, such as the trustee’s separation from service (including retirement), a specified future date, or January 1 of the year following a chosen anniversary of the grant date, and (2) whether the units will be settled in a lump sum or in annual installments (not to exceed 10 years). Notwithstanding a trustee’s election, the

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Proposal 1: Election of Trustees

deferred stock units will be settled in a lump sum upon the trustee’s earlier death or disability or upon an earlier change of control of Public Storage. In any event, the deferred stock units will be settled in shares of Common Stock.

Equity Awards. Each new non-management trustee, upon initial election by the Board or the shareholders to serve as a trustee, is granted a non-qualified stock option to purchase 15,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock on the NYSE on such date, which vests in three equal annual installments based on continued service.

Annually, each non-management trustee receives a non-qualified stock option to acquire 5,000 shares of Common Stock, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at an exercise price equal to the closing price for the Common Stock on the NYSE on such date.

Upon the retirement of a non-management trustee, the vesting of any equity awards granted to the trustee for his/her service on the Board and not otherwise deferred will accelerate effective on his/her retirement date from the Board. Additional terms and conditions may be set forth in the award agreement governing the non-management trustee’s equity awards. Unless otherwise defined in an award agreement, retirement is defined as either a retirement from the Board (i) in accordance with the Company’s mandatory retirement policy or (ii) at a time when the non-management trustee (x) is at least age 55, (y) has provided Services (as defined in the 2016 Plan) for a minimum of 10 years to the Company, PS Business Parks, their subsidiaries or affiliates, and (z) the sum of his or her age and years of Service is at least 80.

In addition, upon the retirement of a non-management trustee, the trustee may exercise his/her vested options during the one-year period following his/her retirement date from the Board, or, if shorter, the period from his/her retirement date from the Board until the expiration of the original term of the options. If not exercised within such period, the vested options will automatically terminate at the end of such period.

Upon the retirement of a non-management trustee, any deferred stock units received under the Trustee Program will be delivered as elected in the trustee’s election form under the Trustee Program.

Unvested equity awards (RSUs and options) held by non-management trustees who are former Public Storage executives will continue to vest under the terms of the Company’s equity incentive plan for so long as the trustee continues to provide service to the Company. Those awards will not qualify for accelerated vesting as described above upon the retirement of the non-management trustee.

TRUSTEE AND EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

Pursuant to the Board’s stock ownership guidelines, we expect each trustee to beneficially own Common Stock equal in market value to three times the amount of the annual retainer for board member service. We expect each executive officer to beneficially own Common Stock equal in market value to five times, in the case of the CEO, and three times, in the case of all other executive officers, his or her base salary.

Each executive officer and non-management trustee shall attain his or her ownership within five years from the date of hire, election, or promotion or, in the event the target is not attained by such date or maintained after such date, shall retain shares of the Common Stock equal in value to 50% of the net after-tax shares received upon any stock option exercise until the applicable ownership target is achieved.

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Proposal 1: Election of Trustees

Only shares of Common Stock owned by the non-management trustee or executive officer, the fair market value (as measured by the closing price on the NYSE, less the exercise price) of vested, in-the-money stock options held by the non-management trustee or executive officer, vested deferred stock units held by the non-management trustee, shares of Common Stock owned jointly by him/her and his/her spouse, and shares owned by his/her spouse or beneficially for his/her children or in a 401(k) plan are counted for determining compliance with these guidelines. We do not count unvested time-based RSUs, unvested stock options, or vested, out-of-the-money stock options for determining compliance with these guidelines. Refer to Share Ownership of Trustees and Management on page 67 of this proxy statement for information on beneficial ownership of shares of Common Stock by trustees and management.

The NGS Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our non-management trustees who have served for five years or more exceeded his/her stock ownership requirement.

2020 TRUSTEE COMPENSATION

The following table presents the compensation provided by the Company to our trustees for the fiscal year ended December 31, 2020:

Trustee	Fees earned or paid in cash		Option Awards(1), (2)		Total

Ronald L. Havner, Jr.	$120,000	(3)	$77,100		$197,100

Tamara Hughes Gustavson	$120,000		$77,100		$197,100

Uri P. Harkham	$127,500	(4)	$77,100		$204,600

Leslie S. Heisz	$135,000		$77,100		$212,100

B. Wayne Hughes, Jr.	$120,000		$77,100		$222,100

Kristy M. Pipes	$23,375		$457,950	(10)	$481,325

Avedick B. Poladian	$145,000		$77,100		$222,100

Gary E. Pruitt	$155,000		$77,100		$232,100

John Reyes	$120,000	(5)	$77,100		$197,100

Joseph D. Russell, Jr.(6)	-		-		-

Tariq M. Shaukat	$127,500	(7)	$77,100		$204,600

Ronald P. Spogli	$140,000	(8)	$77,100		$217,100

Daniel C. Staton	$140,000	(9)	$77,100		$217,100
(1)

Reflects the fair value of the grant on April 21, 2020, of stock options to acquire 5,000 shares of Common Stock, except for Kristy M. Pipes and Joseph D. Russell, Jr. Ms. Pipes received an initial trustee grant of 15,000 options on October 26, 2020. Mr. Russell did not receive any option award grants for 2020. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K.

(2)

As of December 31, 2020, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 40,000, of which 29,999 are fully vested and exercisable; Uri P. Harkham: 43,500, of which 43,500 are fully vested and exercisable; Ronald Havner, Jr.: 610,000, of which 481,666 are fully vested and exercisable; Leslie S. Heisz: 35,000 of which 24,999 are fully vested and exercisable; B. Wayne Hughes, Jr.: 50,000, of which 50,000 are fully vested and exercisable; Kristy M. Pipes: 15,000,

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Proposal 1: Election of Trustees

none of which are fully vested and exercisable; Avedick B. Poladian: 50,000, of which 39,999 are fully vested and exercisable; Gary E. Pruitt: 50,000, of which 39,999 are fully vested and exercisable; John Reyes: 530,000, of which 441,666 are fully vested and exercisable; Tariq M. Shaukat: 20,000, of which 5,000 are fully vested and exercisable; Ronald P. Spogli: 45,000, of which 34,999 are fully vested and exercisable; and Daniel C. Staton: 46,667, of which 46,667 are fully vested and exercisable. Pursuant to our Non-Employee Trustee Compensation Policy, all unvested options vested at retirement for Messrs. Harkham, Pruitt, Staton, and Hughes, Jr. Retired trustees have until the earlier of the original expiration date of the options or one year from the date of retirement to exercise their options.
(3)

Pursuant to the Company’s Trustee Deferral Program, Mr. Havner elected to receive his 2020 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Havner received a total of 574 deferred stock units for 2020. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in a lump sum upon Mr. Havner’s separation from service as a trustee or (ii) in a lump sum upon Mr. Havner’s earlier death or disability or upon a change of control of the Company.

(4)

Pursuant to the Company’s Trustee Deferral Program, Mr. Harkham elected to receive his 2020 Board fees in unrestricted Common Stock. Mr. Harkham received a total of 611 shares of unrestricted Common Stock for 2020. The number of shares of unrestricted Common Stock granted represents the quotient of the dollar amount of the cash retainers Mr. Harkham as earned for the quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest share.

(5)

Pursuant to the Company’s Trustee Deferral Program, Mr. Reyes elected to receive his 2020 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Reyes received a total of 574 deferred stock units for 2020. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in annual installments over 10 years beginning on January 1 following Mr. Reyes’s separation from services as a trustee or (ii) in a lump sum upon Mr. Reyes’s earlier death or disability or upon a change of control of the Company.

(6)	Joseph D. Russell, Jr., did not receive any compensation for his service as a trustee in 2020.
(7)

Pursuant to the Company’s Trustee Deferral Program, Mr. Shaukat elected to receive his 2020 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Shaukat received a total of 611 deferred stock units for 2020. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in a lump sum upon Mr. Shaukat’s separation from service as a trustee or (ii) in a lump sum upon Mr. Shaukat’s earlier death or disability or upon a change of control of the Company.

(8)

Pursuant to the Company’s Trustee Deferral Program, Mr. Spogli elected to receive his 2020 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Spogli received a total of 670 deferred stock units for 2020. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in a lump sum on January 1 of the calendar year following Mr. Spogli’s separation from service as a trustee or (ii) in a lump sum upon Mr. Spogli’s earlier death or disability or upon a change of control of the Company.

(9)

Pursuant to the Company’s Trustee Deferral Program, Mr. Staton elected to receive his 2020 Board fees in deferred stock units. Each deferred stock unit represents the right to receive one share of the Company’s Common Stock. Mr. Staton received a total of 670 deferred stock units for 2020. The amount of deferred stock units granted represents the quotient of the dollar amount of the cash retainers earned for each quarter divided by the Company’s closing stock price on the grant date, rounded up to the nearest deferred stock unit. The deferred stock units will be settled in shares of unrestricted common stock (i) in a lump sum upon Mr. Staton’s separation from service as a trustee or (ii) in a lump sum upon Mr. Staton’s earlier death or disability or upon a change of control of the Company. Upon Mr. Staton’s retirement at December 31, 2020, all deferred stock units were settled in shares of unrestricted common stock.

(10)	Kristy M. Pipes received 15,000 stock options upon her appointment to the Board on October 26, 2020, which will vest over three years.

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Proposal 2: Approve Executive Compensation

Proposal 2:

Advisory Vote to Approve

Executive Compensation

Approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers (NEOs) as discussed and disclosed in the CD&A, the compensation tables, and any related material contained in this proxy statement.

RECOMMENDATION: Vote FOR the approval, on an advisory basis, of the compensation of the Company’s NEOs

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Proposal 2: Approve Executive Compensation

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

We provide our shareholders the opportunity to vote on the compensation program for our NEOs through a nonbinding annual advisory vote (known as the “Say-on-Pay” proposal).

We believe our compensation program for NEOs helped Public Storage deliver strong performance in 2020, despite an unprecedented and challenging operating environment due to the COVID-19 pandemic. Our Compensation Committee’s determinations regarding 2020 incentive compensation were grounded in a principled, thoughtful, and comprehensive assessment our management team’s leadership during this crisis and their successful execution of strategic and operational priorities.

Accordingly, we are asking our shareholders to indicate their support for the compensation of our NEOs as disclosed in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the shareholders of Public Storage approve, on an advisory basis, the compensation paid to Public Storage’s Named Executive Officers, as disclosed in this proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

Although the Say-on-Pay vote is advisory and nonbinding, the Compensation Committee values the opinions of our shareholders and will continue to consider the outcome of the vote when making future compensation decisions.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast is necessary for the approval, on an advisory basis, of the compensation of our NEOs. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the vote.

The Board recommends a vote FOR approval

of our executive compensation

as described in this proxy statement.

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Proposal 2: Approve Executive Compensation

OUR NAMED EXECUTIVE OFFICERS

The following executive officers were NEOs in 2020:

•	Joseph D. Russell, Jr.—Please see Mr. Russell’s biography on page 26 in the section entitled Proposal 1: Election of Trustees in this proxy statement.

•

H. Thomas Boyle—Mr. Boyle has served as our Chief Financial Officer (CFO) since January 1, 2019. Previously, Mr. Boyle was Vice President and Chief Financial Officer, Operations, of the Company since joining the Company in November 2016. Prior to joining the Company, Mr. Boyle served in roles of increasing responsibilities with Morgan Stanley since 2005, from analyst to his last role as Executive Director, Equity and Debt Capital Markets.

•

Natalia N. Johnson—Ms. Johnson has served as our Chief Administrative Officer since August 2020. Previously, Ms. Johnson was Senior Vice President, Chief Human Resources Officer from April 25, 2018 and as the Senior Vice President of Human Resources, a position she held since joining the Company in July 2016. Prior to joining Public Storage, Ms. Johnson held a variety of senior management positions at Bank of America, including Chief Operating Officer for Mortgage Technology and Human Resources Executive for the Mortgage Business, and worked for Coca-Cola Andina and San Cristóbal Insurance.

•

Nathaniel A. Vitan—Mr. Vitan has served as Senior Vice President, Chief Legal Officer and Corporate Secretary since April 2019 and previously served as Vice President and Chief Counsel—Litigation & Operations since joining the Company in June 2016. Prior to joining Public Storage, he was Assistant General Counsel for Altria Client Services LLC from 2008 to 2016 and was a Trial and Appellate Practice attorney at Latham & Watkins LLP.

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Proposal 2: Approve Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A provides a detailed description of our executive compensation philosophy and program and the factors we believe shareholders should consider in evaluating our Say-on-Pay proposal.

WE DELIVERED STRONG PERFORMANCE DESPITE UNPRECEDENTED CHALLENGES FROM THE COVID-19 PANDEMIC

Despite an unprecedented and challenging operating environment caused by the COVID-19 pandemic, we delivered strong 2020 operating performance and further positioned the Company for long-term value creation.

In addition to the cyclical headwinds facing the self-storage industry, including high levels of new property development, slowing demand drivers, and strengthening expense pressures from rising property taxes, wages, and customer acquisition costs, the Company faced significant restrictions caused by COVID-19 that severely impacted our business and operations—particularly in the first half of 2020.

Despite these significant challenges, the Company delivered strong performance in 2020, including:

(1)

NOI, free cash flow, and Core FFO are all non-GAAP measures. Refer to pages 31 and F-30 of our Form 10-K filed on February 24, 2021 for information regarding NOI, including a reconciliation to GAAP net income. Refer to Appendix B for information regarding free cash flow and Core FFO.

Record Revenues of $2.9 billion Record NOI of $2 billion Highest Gross operating margin among self-storage REITs 12.6% 1-Year TSR Top 34% of S&P 500 REITs 23.4% 3-Year TSR Top Half of S&P 500 REITs 6.2 MM sf added through acquisitions, developments, and redevelopments $1+ billion Est. market value of properties added $9.78 Free Cash Flow per Share $10.61 Core FFO per Share Highest Return on Assets among self-storage REITs

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The Company achieved the highest rental revenue per square foot among the self-storage REITs and outperformed its self-storage REIT competitors on NOI margins, demonstrating our outperformance on operating profitability:

Rental Revenue Per Available Square Feet* 2020 $16.40 $15.94 $15.82 $13.17 Public Storage CubeSmart Extra Space Life Storage Operating Margin* 2020 NOI Per Available Square Foot* 2020 75.9% 71.3% 70.1% 66.8% $12.86 $12.28 $11.66 $8.90 Public Storage Extra Space CubeSmart Life Storage Public Storage Extra Space CubeSmart Life Storage

*

Same-store metrics per company disclosures. Public Storage calculations add back supervisory payroll, centralized management and share based compensation expenses to NOI in order to be consistent with competitor reporting methods. CubeSmart figures include tenant insurance income.

Our strategy of acquiring and developing high-quality properties in desirable markets, our scale, brand, and superior operating platform, and our disciplined approach to capital allocation have resulted in superior performance—even in a challenging operating environment and even as our REIT competitors enhance their reported “same store” NOI performance by including unstabilized properties in their same-store pools and a significant portion of their property operating expenses in G&A expense rather than in costs of operations.

In addition, our portfolio growth over the past two years has eclipsed the growth of our self-storage REIT competitors combined:

Portfolio Growth Square Feet Added (millions) in the Past Two Years Public Storage Extra Space CubeSmart Life Storage 13 1.5 4.7 2.5

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These strategic and operational strengths resulted in the following total shareholder returns over the one-year and three-year periods:

PSA Total Shareholder Returns

One Year (ended December 31, 2020)	Three Years (ended December 31, 2020)

12.56%	7.25% (annualized)

•  10th Best Performer out of 29 (Top 34% of S&P 500 REITs)

•  70th Percentile Ranking vs. S&P 500 REITs

•  18th Best Performer in the MSCI US REIT Index out of 137

•  88th Percentile Ranking vs. MSCI US REIT Index Constituents

•  13th Best Performer out of 29 (Top Half of S&P 500 REITs)

•  59th Percentile Ranking vs. S&P 500 REITs

•  45th Best Performer in the MSCI US REIT Index out of 133

•  66th Percentile Ranking vs. MSCI US REIT Index Constituents

Successful Execution of our Long-Term Strategy for Value Creation

In addition to focusing on short-term value preservation and maintaining key short-term financial performance during the COVID-19 pandemic, our leadership team successfully executed against several strategic initiatives for creating long-term value in 2020, including the following:

Growing our Scale and Creating Long-Term Value

•  Acquired 62 properties, adding 5.1 million square feet to our portfolio at a total cost of $796.1 million—the highest acquisition volume since 2013

•  Delivered 15 developed and redeveloped properties at a total cost of $139 million—adding 1.1 million square feet to our portfolio—through the only in-house development program among self-storage REITs

•  Maintained development pipeline for future growth of approximately $565 million

•  Signed contracts adding 37 properties to our third-party management business

Driving Superior Operating Performance

•  Achieved average occupancy rate of 94.5% and $17.34 in rent per occupied square foot across our same-store portfolio

•  Attained lowest G&A as a percentage of revenues among self-storage REITs (1.9% for PSA versus 7.2% public competitor average)

Improving our Brand, our Product, and the Customer Experience

•  Refreshed 33 properties in 3 markets through Property of Tomorrow, a comprehensive rebranding program through which we update older properties with elements of our new “Generation Five” developments

•  Deployed online, contactless eRental® leasing platform at all properties

•  Installed centralized access control and monitoring systems for gates, doors, and elevators across our portfolio

•  Released the Public Storage App, providing customers with convenient phone-based gate access, bill payment, and account management capabilities, with a 4.7 star rating on the Apple App Store

•  Achieved average of 4.8 out of 5.0 stars in Google Reviews

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Developing and Protecting the Wellbeing of Our People

•  Established PS Cares Emergency Fund with enhanced employee benefits during the COVID-19 pandemic, in addition to comprehensive benefit programs

•  Completed 367,000 training events, over 68 hours per employee, to optimize internal skills development and advancement

•  Over 54,000 recognition instances as part of our employee recognition program

•  Our property personnel engagement scores improved from 4.0 to 4.2 (5 point scale)

•  Achieved diverse workforce comprising approximately 69% females and 52% people of color

Optimizing our “Fortress” Balance Sheet

•  Maintained “fortress” balance sheet—one of the strongest in the REIT industry—with low leverage and emphasis on retained cash flow to fund growth opportunities

•  Issued €500 million of 12-year Euro-denominated unsecured bonds in 2020 and $500 million of 5-year dollar-denominated unsecured bonds in early 2021, both at 0.875% rates

•  One of only two U.S. REITs to achieve Moody’s A2 and S&P A credit ratings

OUR COMPENSATION PHILOSOPHY AND PRACTICES ALIGN EXECUTIVE PAY WITH PERFORMANCE AND CREATION OF LONG-TERM VALUE

Both during and after the COVID-19 pandemic, the Board and the Compensation Committee believe that it is critical to Public Storage’s long-term success to:

•	attract and retain exceptional executives in a competitive labor market;

•	create the proper incentives that encourage executive share ownership and align executive compensation with Company performance and the creation of long-term value;

•

motivate our executives to achieve the Company’s performance goals by putting a substantial portion of each executive’s compensation “at risk” and by tying a significant portion of executive compensation to the Company’s achievement of pre-established performance criteria; and

•	provide a total compensation package that is competitive and appropriate to each executive’s experience, responsibilities, and performance.

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The following key features of our compensation program reflect our philosophy:

What We Do	What We Don’t Do

☑   Substantial portion of our NEOs’ compensation is “at risk”

☑   High percentage of executive compensation in equity

☑   Long equity vesting periods promote retention and align pay with long-term value creation

☑   Robust stock ownership guidelines

☑   Strong clawback provisions

☑   Double-trigger for accelerated vesting of equity upon a change in control

☒   No employment, “golden parachute,” or severance agreements with our NEOs

☒   No guaranteed bonus arrangements with our NEOs except for new hires

☒   No excessive perquisites

☒   No repricing of stock options

☒   No tax gross ups

☒   No supplemental retirement plans

☒   No hedging against price fluctuations in the Company’s securities

VARIOUS COMPENSATION ELEMENTS INCENTIVIZE AND REWARD PERFORMANCE

Our executive compensation design is simple, effective, and links pay to performance and the creation of long-term value. We pay our NEOs a mix of cash and equity, the majority of which is “at risk” and tied to achieving performance objectives set by the Compensation Committee in light of the Company’s long-term strategy and the current business environment. We promote responsible growth and risk management and align the interests of our executives with the interests of our shareholders by using performance-based equity awards that are subject to long, above-market vesting periods as the predominant form of compensation. The main elements of our executive compensation program are as follows:

Compensation Type		Pay Element	Primary Objectives

Fixed Pay	Cash Compensation	Base Salary	• As the only fixed element of compensation, provides stable income and compensation for day-to-day responsibilities • Helps attract and retain exceptional talent
At-Risk Pay		Annual Performance-Based Bonus	• Aligns compensation with business strategy • Motivates and rewards achievement of annual financial, operational, and individual goals
	Equity Compensation	Performance-Based RSUs Multi-Year Performance-Based Stock Options

•  Drive sustainable performance through achievement of predetermined financial and other goals

•  Align the interest of executives with those of shareholders

•  Help retain executive talent through extended vesting schedule (5 years)

2020 At-Risk Compensation for All NEOs. We believe that paying a significantly larger percentage of total compensation to our NEOs in performance-based cash and equity incentive awards advances our pay-for-performance compensation philosophy. The following charts depict for Mr. Russell, our CEO, and for all of our NEOs together, the split between (i) compensation tied to the achievement of performance goals, consisting of RSUs and annual cash incentive awards and (ii) compensation not tied to performance goals, consisting of base salary. The amounts below include RSUs and annual cash incentive awards that would have been paid assuming target achievement for 2020 and exclude

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one-time promotion-related RSU awards for Ms. Johnson of 2,000 RSUs. The amounts below also do not include the value of the multi-year performance based options which are subject to a three-year performance period and have not yet been earned.

2020 CEO Compensation

62.26% RSUs 18.87% Salary 81.13% At Risk 18.87% Bonus

2020 NEO Compensation

61% RSUs 19.5% Salary 80.5% At Risk 19.5% Bonus

OUR COMPENSATION PROCESS IS DISCIPLINED, BALANCED, AND RESPONSIVE TO OUR SHAREHOLDERS

The Compensation Committee determines our compensation philosophy and makes all final compensation decisions for our CEO and other NEOs. It has the authority to select, retain, and terminate advisors and other experts (including compensation consultants) as it deems appropriate. The Compensation Committee’s charter provides that the Compensation Committee may delegate its authority to members of the Compensation Committee, but to date, it has not done so. Our performance review process includes the following features:

1	The Board annually reviews the Company’s strategy and business plans

2	Company and individual performance goals consistent with the Company’s strategy and business plans are established and discussed with the Board and the Compensation Committee

3	The Compensation Committee periodically reviews the Company and our NEOs’ performance, consulting with the Board and our CEO as appropriate (and as detailed below)

4	At year end, the Compensation Committee solicits the views of the Board on the performance of all our NEOs. In addition, our CEO shares his assessment of the other NEOs’ performance against their goals and his recommendation on compensation for the Compensation Committee’s consideration

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The factors the Compensation Committee considers in making all final compensation decisions for our NEOs include:

Company Performance, Strategic Execution, and Individual Performance. The Compensation Committee considers the Company’s annual and long-term financial performance in light of operating conditions; management’s execution against the Company’s strategic plan and their goals, with a focus on management’s contributions to long-term value creation; and established priorities and goals.

Board and Management Views. The Compensation Committee solicits the views of the Board on performance of all NEOs, particularly for Mr. Russell.

The Compensation Committee also solicits Mr. Russell’s views on (1) compensation of the other NEOs and (2) Company-wide compensation matters. The Compensation Committee, at its discretion, may also solicit the views of other members of the management team, including our Chief Administrative Officer. Mr. Russell does not vote on items before the Compensation Committee and is not present during the Compensation Committee’s discussion and determination of his compensation. The Compensation Committee sets the CEO’s base salary, bonus, and equity compensation using its independent judgment and analysis.

Appropriate Pay Mix and Use of Deferred Compensation Subject to Lengthy Vesting Periods. The Compensation Committee considers what mix of cash and equity compensation attracts and retains exceptional talent and properly incentivizes management to focus on the creation of long-term value without excessive risk-taking. In this regard, the Compensation Committee believes that emphasizing the use of equity compensation (primarily in the form of RSUs and options) with long vesting periods—longer than any of our peer companies—is a highly effective way of incentivizing our executives to remain with the Company and focus on long-term value creation. Through the use of long vesting periods, we link our NEOs’ realized compensation to our long-term stock performance.

Shareholder Engagement and Feedback. We believe in maintaining an ongoing dialogue with our shareholders and seek their feedback on a wide range of issues, including our compensation practices. We currently submit an advisory vote to approve NEO compensation—i.e., a Say-on-Pay vote—to our shareholders annually.

At the 2020 annual meeting of shareholders, our shareholders approved all trustee nominees, our Say-on-Pay proposal, and the appointment of our independent registered public accounting firm.

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The Compensation Committee will also consider the feedback it received, and additional feedback it receives through the Company’s ongoing shareholder engagement efforts, in future decisions on executive compensation matters. The Compensation Committee responded to shareholder feedback in 2019 and adjusted our compensation program. These changes were well-received, as evidenced by our Say-on-Pay proposal receiving 92.6% support in 2020.

Say-on-Pay History

98.0% 94.5% 93.2% 69.1% 92.6% 2016 2017 2018 2019 2020 Previous Compensation Programs Compensation Committee redesigned the senior management compensation program based on feedback received from shareholder outreach efforts Following strong shareholder support, the Compensation Committee made minor adjustments to further enhance the design of the compensation program

Compensation Surveys and Other Market Data. Each component of compensation we pay to our NEOs—salary, cash bonuses, and equity—is based on the Compensation Committee’s assessment of each individual’s job scope and responsibilities and consideration of market compensation. In balancing these and other considerations, including the feedback of our shareholders, the Compensation Committee uses comparison data from various companies to guide in its review and determination of the various components of our executive compensation plans, including total target compensation and the appropriate mix of cash and equity compensation. The Compensation Committee uses market compensation information to:

•	understand how other public companies design executive compensation plans to align executive pay with long-term value creation; and

•	assist the Company in offering competitive compensation levels to attract and retain exceptional executives in the diverse industry sectors within which we compete for executive talent.

Market data is part of the diverse toolkit the Compensation Committee uses to set fair and competitive compensation levels that help drive the creation of long-term value while mitigating undue risk-taking and attracting and retaining top talent.

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The Compensation Committee has the sole authority to engage and terminate any compensation consultant to assist in the evaluation of trustee or executive compensation, and has the sole authority to approve the fees and other terms of retention of such compensation consultants.

For 2020, the Compensation Committee evaluated market data and compensation plan design trends provided by Equilar, a leading executive compensation data solutions company. In addition, the Compensation Committee engaged FPL Associates L.P. (FPL) as its independent compensation consultant in early 2021 to assist with its review of compensation for the senior management team. FPL advised the Compensation Committee on a variety of subjects, including peer group benchmarking, compensation plan design and trends, pay-for-performance analytics, and other compensation topics. While FPL provided data and analyses and made recommendations for the compensation program, the Compensation Committee made all decisions regarding the compensation of the NEOs.

The Compensation Committee annually reviews the composition of our peer group to ensure that each company’s relevant attributes remain comparable to ours. The Committee believes it is appropriate to focus on companies within the real estate sector, including REITs, as well as other large companies with similarly large market capitalization and asset, operational, and employee footprints. These are representative companies that face many of the same strategic and operational considerations we do and against which we compete for executive talent.

For 2020, our peer group comprised the following 22 companies:

2020 Company Peers
American Tower Corp.	Equinix	Simon Property Group

AvalonBay Communities, Inc.	Equity Residential	Ventas

Boston Properties, Inc.	Essex	Vornado Realty Trust

Brookfield Property	Extra Space	Welltower

Chipotle*	HCP	Weyerhaeuser

Crown Castle	Host Hotels & Resorts*	YUM! Brands*

CubeSmart	Life Storage

Enterprise*	Prologis

*	Denotes peers outside of the real estate sector with relevant asset, operational, and employee footprints

The Compensation Committee evaluates our peer group annually and may make adjustments or refinements to this peer group based on new or changed circumstances, including the relevant size or operations of our peers relative to ours.

THE COMPENSATION COMMITTEE DESIGNED OUR ORIGINAL 2020 NEO COMPENSATION FRAMEWORK TO BE CONSISTENT WITH OUR PAY-FOR-PERFORMANCE PHILOSOPHY

In March 2020, prior to the onset of the COVID-19 pandemic’s economic effects in the U.S., the Compensation Committee approved the following key components of the Company’s 2020 compensation program, taking into account the Company’s financial and strategic goals and performance expectations as of that date. The Committee’s ultimate 2020 performance awards, which account for the pandemic’s effects, are described in the following sections.

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Base Salaries. Consistent with the Compensation Committee’s philosophy that executive compensation should be more heavily weighted towards performance-based, at-risk compensation, the Compensation Committee did not change base salaries for 2020.(1)

Executive	2019 Base Salary	2020 Base Salary	% Increase

Joseph D. Russell, Jr.	$700,000	$700,000	0%

H. Thomas Boyle	$550,000	$550,000	0%

Natalia N. Johnson(1)	$400,000	$500,000	25%

Nathaniel A. Vitan	$350,000	$350,000	0%
(1)	Ms. Johnson’s annualized salary increased to $500,000 upon her promotion as Chief Administrative Officer in August 2020.

2020 Annual Cash Incentive Program. The Compensation Committee approved an annual cash incentive program based on two criteria: (1) 80% based on positive growth of Core FFO per share; and (2) 20% based on the achievement of predefined personal goals directly tied to the execution of the Company’s long-term strategic plan.

Annual Cash Incentive Plan 80% Core FFO per Share Positive Growth 100% Earned Negative Growth 0% Earned 20% Management Goals Personal goals directly tied to the execution of the Companys long-term strategic plan

As in prior years, the Compensation Committee selected Core FFO per share as the performance target because Core FFO per share, a widely-accepted measure of a REIT’s earnings, is a strong indicator of management’s operational effectiveness and is a foundational metric for measuring the Company’s execution of its long-term strategy. In determining the Core FFO per share performance goal for 2020, the Compensation Committee considered a number of factors, including the Company’s 2020 strategy and financial forecasts as of that time and existing competitive conditions. Based on these factors, the Compensation Committee determined that a target of positive Core FFO per share growth was appropriately rigorous for 2020, with a cash incentive payout of 80% of each NEO’s base salary if the target were met and no cash incentive paid for that element if the target were not met.

In addition to Core FFO per share, the Compensation Committee added a new strategic objectives component to the annual cash incentive program, amounting to 20% of each NEO’s base salary, partly in response to shareholder feedback received as part of our 2020 shareholder outreach program. The Compensation Committee believes the addition of this component emphasizes the importance of each NEO’s individual contributions, as well as the contributions of the executive team as a group, to the successful execution of the Company’s strategy and appropriately incentivizes our NEOs in a way that is directly tied to their individual and team responsibilities.

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For 2020, the Compensation Committee established the following management goals for our NEOs:

2020 Management Goals

Individual Goals

Joseph D. Russell, Jr.	H. Thomas Boyle	Natalia N. Johnson	Nathaniel A. Vitan
• Execution of the Company’s overall strategic plan for long-term value creation • Motivating the executive team to deliver superior results • Growth through acquisition, development and redevelopment	• Leverage technology and optimize pricing and marketing • Optimize balance sheet • Succession planning and team development for critical positions • Expense optimization	• Talent management and organizational development • Employee Engagement • Labor and medical costs optimization • Field recruiting improvements • Technology innovation and operating model efficiencies	• ERM, including management of litigation and regulatory risks • Legal spend and services optimization • Protection of Company intellectual property

Team Goal

Utilize technology and data, including machine learning and automation, to streamline processes

2020 Performance-Based RSU Awards. In March 2020, the Compensation Committee approved the 2020 performance-based RSU award program for NEOs based on two equally-weighted performance metrics: (1) 2020 same store revenue growth and (2) 2020 NOI growth. The Committee believes that same store revenue growth is an appropriate performance metric because it tracks operational performance with respect to our stabilized property portfolio and therefore provides a useful year-over-year comparison of management’s operation of our core business.

Similarly, the Committee believes NOI growth is an appropriate performance metric because it measures growth in the profitability of our income-generating real estate assets and is widely used by shareholders to evaluate the performance and net asset value of the Company. In the Committee’s view, NOI growth measures fundamental components of long-term value creation, including: (a) a growing and diversified portfolio of properties located in the right markets; (b) a superior operating platform; (c) a strong brand, well-maintained properties, and an excellent customer experience; (d) hiring and developing the right people; and (e) a disciplined capital allocation strategy.

The Compensation Committee added the new NOI growth metric to our performance-based RSU program to further align target award achievement with Company performance and the creation of shareholder value, based on feedback from shareholders regarding the advantages of using multiple metrics for performance-based equity programs.

The Compensation Committee approved the following 2020 performance targets and award levels:

Target Award Percentage	None	50%	75%	100%	125%

Same Store Revenue Growth	<1.25%	1.25 – 1.5%	1.5 – 2%	2 – 2.25%	>2.25%

NOI Growth	Negative	Positive	Positive	>0.5%	>1.0%

In setting the same-store revenue and NOI goals for 2020, the Compensation Committee considered a number of factors, including the Company’s 2020 strategy and financial forecasts and existing

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competitive conditions. Based on these factors, the Compensation Committee determined that a threshold of 1.25% for same store revenue growth and positive NOI growth would be appropriately challenging for the Company to achieve and would result in delivery of substantial shareholder value.

Target awards for each NEO were approved as follows: Mr. Russell—10,000 RSUs; Mr. Boyle—7,500 RSUs; Ms. Johnson—5,000 RSUs (subsequently increased to 6,000 RSUs in August 2020 to reflect her promotion to Chief Administrative Officer); and Mr. Vitan—5,000 RSUs.

2020 Multi-Year Performance-Based Stock Option Awards. The Compensation Committee also approved 2020 multi-year performance-based option awards as a new component of the compensation program for 2020. We received significant feedback from shareholders emphasizing the importance of long-term performance-based equity compensation based on multiple performance metrics. The Compensation Committee responded to such feedback by adopting a multi-year performance-based option award program based on the achievement of NAV per share growth and total shareholder value growth over a three-year performance period. The Compensation Committee approved the following performance targets and award levels:

Total Shareholder Value 2020-2022	Net Asset Value Growth 2020-2022	Percentage of Target Award

Below 14%	Below 3%	None

14-16%	3-5%	75%

16-18%	5-7%	100%

Above 18%	Above 7%	125%

To further align this component of NEO compensation with long-term shareholder value creation, the Compensation Committee implemented an extended vesting period for any awards that are earned upon satisfaction of the performance metrics. Three-fifths of any multiyear performance-based option award will vest upon achievement of the performance targets at the conclusion of the three-year performance period, with the remaining vesting ratably over the next two years. The following performance-based options were granted to the NEOs subject to the above performance and vesting conditions: Mr. Russell–80,000 options; Mr. Boyle–60,000 options; Ms. Johnson–50,000 options; and Mr.  Vitan–50,000 options.

CHANGES IN 2020 COMPANY STRATEGY AND OUTLOOK DUE TO THE COVID-19 PANDEMIC

The COVID-19 pandemic resulted in sudden and severe disruptions to economic activity in U.S and across the globe. The Company faced unprecedented operational challenges due to the pandemic’s adverse effects, including a historic increase in U.S. unemployment, widespread government restrictions on commercial activity and “stay-at-home” orders, and the need to adopt social distancing and other safety measures. The adverse economic effects of the pandemic directly and significantly impacted the Company’s business starting in March 2020 and continuing throughout the year. The immediate impacts of the COVID-19 pandemic on the Company’s business and operations included:

•	Material deterioration in move-in activity, with an average year-over-year decline in April through October 2020 of approximately 6%;

•

Operational challenges in keeping facilities open as governmental authorities imposed varying operating restrictions and on-site property managers attempted to manage childcare issues, illness, or other issues related to the pandemic;

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•	Legal restrictions on our ability to address tenant delinquencies as a result of the pandemic;

•	Delays in development and expansion projects due to government restrictions on commercial activity and logistical issues resulting from the pandemic;

•	Significant decline in acquisition volumes; and

•	Regulatory pricing restrictions.

Revised Strategic and Operational Priorities

Given the significant impact of the COVID-19 pandemic on our business, the Company’s Board and our senior management team recognized the need to shift our focus from the goals established earlier in the year to mitigating these impacts and protecting the well-being of the Company’s employees and customers. Beginning in March 2020, the Company’s Board and senior management met regularly to discuss the Company’s new strategies for shepherding the Company through the crisis. In this regard, under the leadership of our senior management, the Company took significant steps to expand its strategic and operational priorities to include an emphasis on value preservation in the short-term—including protecting our employees and focusing on customer acquisition, retention, and issue resolution. At the same time, our senior leadership team advanced initiatives to build long-term capabilities and value for our shareholders, including accelerating the Company’s digital transformation, opportunistically taking advantage of organic and external growth opportunities, and optimizing our balance sheet.

Specifically, the senior management team, in consultation with the Board, determined that the following key objectives, crisis management goals to further value preservation, and long-term strategic capabilities to advance value creation were paramount to the continued viability and success of the Company as it navigated through the COVID-19 environment:

Crisis Management and Value Preservation	Long-Term Strategic Capabilities and Value Creation

• Employee and customer safety and engagement • PS Cares Emergency Fund • Customer acquisition and retention • Customer resolution • Remote business operations

•  eRental® online lease, kiosks, and PS App

•  Centralized workforce management

•  Property access control system

•  ERM

•  Virtual call center

•  Succession planning and key hires

•  Balance sheet optimization

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SUCCESSFUL EXECUTION OF REVISED STRATEGIC AND OPERATIONAL PRIORITIES

Under the leadership of our NEOs, the Company delivered several important achievements against these operational and strategic priorities, including:

These efforts allowed the Company to take advantage of a rebound in customer demand and increased growth opportunities through acquisitions in the second half of 2020, as described above.

COMPENSATION COMMITTEE’S APPROACH TO 2020 INCENTIVE COMPENSATION PROGRAM

Board and senior management begin meeting regularly to discuss the Company's strategy mitigating the pandemic's impact Board commenced evaluation or senior management and Company 2020 performance Nine Board Meetings Mar 2020 Dec 2020 2020 COMPENSATION DECISIONS Feb/Mar 2020 Jun 2020 Feb 2021 The Compensation Committee finalized the 2020 executive compensation program Onset or U.S. pandemic economic and other effects The Compensation Committee commenced comprehensive review of the Company's 2020 incentive compensation program and revised strategic and operational priorities Six Compensation Committee Meetings Compensation Committee finalized and approved senior management compensation funding for 2020 based on performance against revised strategic and operational priorities

In the wake of these revised strategic and operational priorities and the material change to the Company 2020 financial outlook resulting from the COVID-19 pandemic, the Compensation Committee in June 2020 began a comprehensive reassessment of the Company’s 2020 incentive compensation program. Through this evaluation, the Committee concluded that the 2020 financial performance metrics and targets that the Committee had established prior to the onset of the pandemic’s economic and other effects in the U.S. were likely not attainable due to the pandemic and were no longer

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consistent with the Company’s updated strategic and operational priorities. Indeed, incentivizing management to achieve the previously established short-term performance targets could have had significant adverse effects on long-term performance given the current environment.

Consequently, the Compensation Committee concluded that the 2020 incentive compensation goals, as originally defined, were no longer consistent with the objectives of the compensation program of retaining and motivating our senior management team to achieve solid financial results and create long-term shareholder value. Moreover, because the duration and nature of the effects of the COVID-19 pandemic continue to be unpredictable, the Compensation Committee did not believe it could reasonably set revised financial metrics or targets, and instead decided to evaluate management’s performance against the revised strategic and operational priorities discussed above, as well as management’s effectiveness in leading the Company through the crisis.

The Compensation Committee received regular updates regarding management’s performance against these strategic and operational priorities. In early 2021, the Compensation Committee determined 2020 compensation awards after considering (i) the operating environment and the effects of COVID-19 on financial performance, (ii) management’s performance against all relevant factors, including management’s execution of the revised strategic and operational priorities and the Company’s financial performance, and (iii) each NEO’s performance against individual goals and objectives.

2020 INCENTIVE COMPENSATION AWARDS

The following is a summary of the Compensation Committee’s decisions with respect to 2020 incentive compensation for our NEOs. The Compensation Committee believes that these awards reasonably reward our NEOs for exemplary performance under extraordinarily difficult circumstances, reflect management’s contributions to the successes the Company achieved in 2020, and are consistent with the Company’s compensation philosophy.

2020 Annual Cash Incentives. In early 2020, the Compensation Committee approved the 2020 annual cash incentive program comprising: (1) 80% on positive growth of Core FFO per share; and (2) 20% on the achievement of personal goals directly tied to the execution of the Company’s long-term strategic plan. The Company delivered 1.3% Core FFO per share decline for 2020, which would have resulted in no payout for 80% of the annual cash incentive. With respect to the 20% based on the achievement of personal goals tied to the execution of the Company’s long-term strategic plan, the Compensation Committee determined that all NEOs successfully achieved their individual goals and deemed the 20% based on such achievement to be earned at target. In addition, due to the strong performance the Company was able to deliver despite the COVID-19 pandemic and the achievement of the revised strategic and operational priorities discussed above, the Compensation Committee decided to grant each NEO a total annual cash incentive award equal to 90% of target.

2020 Performance-Based RSUs. Also in early 2020, the Compensation Committee established the 2020 performance-based RSU award program for NEOs, which required satisfaction of two predetermined annual performance metrics: (a) Same Store revenue growth and (b) net operating income (NOI) growth. Threshold levels for both metrics must have been achieved in order for any RSUs to be awarded. The Company did not satisfy either metric due to the impacts of the COVID-19 pandemic on the Company’s operations. However, due to the leadership and exemplary execution by our NEOs of revised strategic and operational priorities in light of the COVID-19 pandemic and the strong performance the Company nonetheless delivered across the operational and financial metrics discussed above, the Compensation Committee decided to award RSUs at 90% of target to the NEOs for the 2020 performance-based RSU award program. As a result, awards for each NEO were granted as follows: Mr. Russell–9,000 RSUs; Mr. Boyle–6,750 RSUs; Ms. Johnson–5,400 RSUs; and Mr. Vitan–4,500 RSUs.

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Multi-year Performance-Based Stock Option Awards. Given the three-year performance period of the 2020 Multi-Year Performance-Based Stock Option Awards, the Compensation Committee decided not to make any changes to those awards, notwithstanding the meaningful adverse impact of the pandemic on the applicable performance metrics, as they cover a multi-year performance period.

2021 COMPENSATION OUTLOOK AND ENHANCEMENTS

In March 2021, the Compensation Committee approved a compensation program for our NEOs that continues to emphasize at-risk, performance-based equity grants and that the Committee believes is responsive to our shareholders and properly incentivizes our executives to create sustainable long-term value.

The following summarizes key decisions for the 2021 compensation program:

•

Further enhanced the pay-for-performance design of the annual cash incentive program by using a target payout scale for the achievement of challenging and rigorous NOI goals, which will be weighted 60% of the overall payout. The remaining 40% will be based on the achievement of management strategic goals;

•	Continued to use a diversified set of long-term performance metrics, including Core FFO per share growth, absolute TSV, NAV per share growth, and NOI growth; and

•

Added a relative Total Shareholder Return (TSR) modifier to the multi-year performance-based stock option award program that will adjust the payout up or down by 25% based on relative performance as compared to both the S&P 500 REITs (excluding our performance) and self-storage peers.

Equity Compensation Highlights. Key elements of our 2021 equity compensation program are as follows. We have also included an overview of the vesting structure of the awards.

100% PERFORMANCE-CONTINGENT EQUITY + SHAREHOLDER ALIGNMENT WITH LONGER-TERM VESTING

Balanced Multiyear Approach	Multiple Performance Metrics	Stock Price Appreciation	Relative TSR Modifier	Long-Term Vesting

Majority of senior management compensation is contingent on multiyear performance goals	• Performance-based RSUs are earned based Core FFO per share growth • Performance- Based Options are earned based on TSV and NAV Growth	• Earned Performance-Based Options only have value if the price of our Common Stock is greater than the exercise price of the option at the time of exercise • No repricing of options

•  Multi-Year Performance-Based Stock Options awards are subject to further adjustment (up or down 25%) based on Relative TSR Performance vs. (i) S&P 500 REITs (weighted 70%) and (ii) key self-storage REIT competitors (weighted 30%)

•  Time-Based and Performance-Based RSUs vest over a long-term five-year time horizon

•  Performance-Based Options are measured at the end of a three-year performance period, with additional two-year time-vesting for 40% of the earned award

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2021 Annual Equity Grant Vesting

2021 2022 2023 2024 2025 2026 Performance-Based RSUs 1-Year Perf. Period 20% 20% 20% 20% 20% Multi-Year Performance-Based 3-Year Perf. Period 60% 20% 20% Options

Relative TSR Modifier. In order to align with best practices and compare our performance on a relative basis, we have incorporated a relative TSR modifier to our Multiyear Performance-Based Stock Option program. Specifically, Performance-Based Stock Option payout will be adjusted based on a comparison of (a) our TSR performance and (b) a peer TSR calculated by combining the average return of the S&P 500 REITs (excluding Public Storage) weighted at 70% and the average return of three self-storage REIT peers—Extra Space Storage (EXR), CubeSmart (CUBE), and Life Storage (LSI)—weighted at 30%. If our TSR is at or below -250 bps of the peer TSR, the final performance-based stock option award will be decreased by 25%. If our TSR is at or above +250 bps of the peer TSR, the final performance-based stock option award will be increased by 25%. If our TSR falls between -250 bps and +250bps of the peer TSR, there will be no modification to the award payout.

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2021 Compensation Program. The essential elements of our 2021 compensation program are as follows:

Compensation Type		Pay Element	2021 Executive Compensation Plan Design
Fixed Pay	Cash Compensation	Base Salary	• The Compensation Committee set base salaries as follows: Mr. Russell—$800,000; Mr. Boyle—$550,000; Ms. Johnson—$500,000; and Mr. Vitan—$425,000
At-Risk Pay		Annual Performance-Based Bonus

•  Eligibility will be based on two criteria: (a) Net Operating Income (60% weighting) and (b) strategic management goals (40% weighting)

•  The Compensation Committee set 2021 annual bonus targets (as a percentage of base salary) as follows: Mr. Russell—150%; Mr. Boyle—150%; Ms. Johnson—100%; and Mr. Vitan—100%

	Equity Compensation	Performance-Based RSUs

•  Eligibility will be based on Core FFO growth

•  If awarded, all performance-based RSUs will vest in equal installments over five years starting on the first anniversary of the grant date

•  The Compensation Committee approved the following RSU targets: Mr. Russell—15,000 RSUs; Mr. Boyle—10,000 RSUs; Ms. Johnson—6,000 RSUs; and Mr. Vitan—6,000 RSUs

Multi-Year Performance-Based Stock Options

•  Eligibility will be based on growth in NAV per share and growth in Total Shareholder Value over a three-year performance period

•  Awards will be subject to upward or downward adjustment based on relative Total Shareholder Return (TSR) performance as measured against S&P 500 REITs (70% weighting) and self-storage REIT competitors (EXR, CUBE, and LIFE) (30% weighting)

•  Three-fifths of earned awards will vest at the conclusion of the three-year performance period, with the remaining vesting ratably over the next two years

•  The Compensation Committee granted the following option awards subject to the above performance and vesting conditions: Mr. Russell—80,000 options; Mr. Boyle—65,000 options; Ms. Johnson—50,000 options; and Mr. Vitan—50,000 options

2022 COMPENSATION OUTLOOK

We expect to enhance the senior management compensation program further and to transition even more of our pay to measure longer-term performance.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION—SECTION 162(m)

The Compensation Committee considers the tax deductibility of compensation as one factor when considering executive compensation program alternatives. Due to its tax status as a REIT, the Company must generally distribute its taxable income to shareholders. To the extent that compensation

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is not deductible, taxable income will be higher and so distributions to shareholders may be higher than they would be otherwise.

The Compensation Committee has in the past approved and has reserved the right in the future to approve compensation that does not qualify for deductibility in circumstances it deems in the Company’s best interests.

Prior to January 1, 2018, Section 162(m) imposed a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. Certain “performance-based” compensation exceeding $1,000,000 annually paid to the executives was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met. The Company generally designed awards of stock options, certain restricted share units, and cash incentives to qualify as deductible “performance-based” compensation.

The tax reform legislation signed into law on December 22, 2017 (the Tax Cuts and Jobs Act), further limited the deductibility of executive compensation, effective January 1, 2018. Section 162(m) still imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. But, the legislation repealed the exclusion for “performance-based” compensation and expanded the group of employees subject to the limitation to include the chief financial officer and certain former executive officers.

Compensation awarded before November 3, 2017, which otherwise qualified as “performance based,” may continue to be deductible in the future as the cash compensation is paid, the restricted share units vest, and the stock options are exercised, under certain interim relief provisions of the Tax Cuts and Jobs Act. However, due to ambiguities and uncertainties about how the revised Section 162(m) should apply, it is uncertain whether previous awards that the Compensation Committee believed to be “performance based” compensation will be deductible going forward.

Under the 2016 Plan, the limit on the aggregate value of cash and non-cash awards, other than stock options and SARs, that the Company may grant to any individual in any calendar year, is $15 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2020.

The following independent trustees, who comprise the Compensation Committee, provide this report:

THE COMPENSATION COMMITTEE

Avedick B. Poladian (Chair)

Michelle Millstone-Shroff

Shankh S. Mitra

Ronald P. Spogli

Paul S. Williams

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table. The following table sets forth information concerning the compensation earned by each of our NEOs for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Joseph D. Russell, Jr. President and Chief Executive Officer	2020	700,000	-	1,695,600	1,758,928	630,000	16,400	$4,800,928
	2019	700,000	-	2,679,000	194,000	700,000	16,200	4,289,200
	2018	600,000	-	972,200	-	600,000	16,000	2,188,200

H. Thomas Boyle Chief Financial Officer	2020	550,000	-	1,271,700	1,319,196	495,000	11,400	$3,635,896
	2019	550,000	-	2,518,260	145,500	550,000	11,200	3,774,960
	2018	-	-	-	-	-	-	-

Natalia N. Johnson(6) Chief Administrative Officer	2020	441,667	-	1,250,560	1,099,330	450,000	11,400	$3,252,957
	2019	400,000	-	1,553,820	97,000	400,000	11,200	2,462,020
	2018	366,665	-	473,640	-	400,000	11,000	1,251,305

Nathaniel A. Vitan Chief Legal Officer and Corporate Secretary	2020	350,000	-	847,800	1,099,330	315,000	11,400	$2,623,530
	2019	334,932	-	944,920	98,500	350,000	11,200	1,739,552
	2018	-	-	-	-	-	-	-
(1)	Ms. Johnson’s annualized salary increased to $500,000 upon her promotion as Chief Administrative Officer in August 2020.
(2)

The values reflected in this column reflect RSU awards based on the estimated fair value of such awards on the respective grant dates. 2020 amounts include 7,500, 5,625, 4,500 and 3,750 RSUs respectively for Mr. Russell, Mr. Boyle, Ms. Johnson, and Mr. Vitan, assuming achievement of performance conditions for 2020 at the 75% target level. The value of the awards at the grant date assuming achievement at the highest level of performance conditions are as follows: Mr. Russell, 12,500 RSUs ($2,826,000); Mr. Boyle, 9,375 RSUs ($2,119,500); Ms. Johnson, 7,500 RSUs ($1,695,600) after giving effect to a modification on August 3, 2020 and Mr. Vitan, 6,250 RSUs ($1,413,000). The values for Ms. Johnson also reflect a promotion grant of 2,000 RSUs on August 4, 2020 for Ms. Johnson. In February 2021, the Compensation Committee approved 2020 RSU awards at 90% of target as follows: Mr. Russell—9,000 RSUs; Mr. Boyle—6,750 RSUs; Ms. Johnson—5,400 RSUs; and Mr. Vitan—4,500 RSUs.

(3)

The amounts shown in this column reflect the grant date fair value of multi-year performance-based stock option awards. 2020 amounts include 80,000 options for Mr. Russell, 60,000 options for Mr. Boyle, 50,000 options for Ms. Johnson, and 50,000 options for Mr. Vitan, assuming achievement of performance conditions over a three-year performance period (2020-2022) at the 100% target level. The value of the option awards at the grant date assuming achievement at the highest level of performance conditions are as follows : Mr. Russell, 100,000 options ($2,198,660); Mr. Boyle, 75,000 options ($1,648,995); Ms. Johnson, 62,500 options ($1,374,163) and Mr. Vitan, 62,500 options ($1,374,163). For further discussion concerning the assumptions used in this valuation, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K.

(4)

The amounts shown in this column reflect annual cash incentive awards for NEOs that are based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation. In February 2021, the Compensation Committee approved the annual cash incentive payouts at 90% of target. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the 2020 performance targets and payouts.

(5)

The amounts shown in this column for all NEOs reflect contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation up to a maximum of $11,000 for 2018, $ 11,200 for 2019, and $11,400 for 2020). For Mr. Russell, the amount shown in 2018, 2019, and 2020 includes a $5,000 payment for attending in person a meeting of the board of directors of the Company’s insurance subsidiary.

(6)	Ms. Johnson was promoted to Chief Administrative Officer effective August 4, 2020 and previously served Chief Human Resources Officer from April 2018 until her promotion.

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Grants of Plan-Based Awards. The following table sets forth information relating to estimated future payouts under non-equity incentive plan awards, stock options and RSUs granted pursuant to our equity incentive plans during the year ended December 31, 2020 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other RSU Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Joseph D. Russell, Jr.

Cash Incentive(5)		-	700,000	2,100,000	-	-	-	-	-	-	-

Performance RSUs(6)	03/06/20	-	-	-	5,000	10,000	12,500	-	-	-	1,695,600

Stock Options	03/06/20	-	-	-	60,000	80,000	100,000	-	-	228.94	1,758,928

H. Thomas Boyle

Cash Incentive(4)		-	550,000	1,650,000	-	-	-	-	-	-

Performance RSUs(5)	03/06/20	-	-	-	3,750	7,500	9,375	-	-	-	1,271,700

Stock Options	03/06/20	-	-	-	45,000	60,000	75,000	-	-	228.94	1,319,196

Natalia N. Johnson(6)

Cash Incentive(4)		-	500,000	1,500,000				-	-	-

Performance RSUs(5)	03/06/20	-			3,000	6,000	7,500				847,800

Promotion Related RSUs	08/04/20	-	-	-	-	-	-	2,000	-	-	402,760

Stock Options	03/06/20	-	-	-	37,500	50,000	62,500	-	-	228.94	1,099,330

Nathaniel A. Vitan

Cash Incentive(4)		-	350,000	1,050,000	-	-	-	-	-	-	-

Performance RSUs(5)	03/06/20	-	-	-	2,500	5,000	6,250	-	-	-	847,800

Stock Options	03/06/20	-	-	-	37,500	50,000	62,500	-	-	228.94	1,099,330
(1)

The amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the 2016 Equity and Performance-Based Incentive Compensation Plan (the “2016 Plan”) based upon achievement of performance targets. The amounts shown for Ms. Johnson were established as part of the compensation package approved in connection with her promotion to Chief Administrative Officer on August 4, 2020.

(2)

Amounts shown in this column reflect the fair value of stock and option awards computed as of the grant dates noted on this table. The fair value of stock awards is calculated by multiplying the fair market value of our Common Stock on the grant date by the number of shares awarded, adjusted for the probability of satisfying the underlying performance criteria, which for Mr. Russell, Mr. Boyle, Ms. Johnson, and Mr. Vitan was assumed to be 75% of the target level. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage.

(3)

Three-fifths of any multi-year performance-based option award granted to each of Mr. Russell, Mr. Boyle, Ms. Johnson, and Mr. Vitan will vest upon achievement of the performance target at the conclusion of the three-year performance period (2020-2022), with the remaining vesting ratably over the next two years.

(4)	In February 2021, the Compensation Committee approved annual cash incentive payouts at 90% of target as follows: Mr. Russell—$630,000, Mr. Boyle—$495,000, Ms. Johnson—$360,000, and Mr. Vitan—$315,000.
(5)

In February 2021, the Compensation Committee approved 2020 RSU awards at 90% of target as follows: Mr. Russell—9,000 RSUs; Mr. Boyle—6,750 RSUs; Ms. Johnson—5,400 RSUs; and Mr. Vitan—4,500 RSUs. These RSUs vest in five equal annual installments, beginning one year from the award date.

(6)	Ms. Johnson was promoted to Chief Administrative Officer on August 4, 2020. The amounts shown for her RSU awards reflect modifications made to her possible awards in connection with her promotion.

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Option Exercises and Stock Vested In 2020. The following table provides information about options exercised by and RSU awards vested for the NEOs during the year ended December 31, 2020.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Joseph D. Russell, Jr.	-	-	4,000	$843,813

H. Thomas Boyle	-	-	3,218	728,147

Natalia N. Johnson	-	-	1,600	347,158

Nathaniel A. Vitan	-	-	1,430	290,170
(1)

Value realized represents the difference between the market price of our Common Stock on the NYSE at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of PSA ($)

Joseph D. Russell, Jr.	02/28/20	209.12

	03/08/20	228.94

	07/01/20	199.16

H. Thomas Boyle	03/08/20	228.94

	12/05/20	224.50

	12/31/20	230.93

Natalia N. Johnson	03/05/20	229.06

	03/08/20	228.94

	08/05/20	196.97

Nathaniel A. Vitan	05/27/20	196.97

	07/05/20	199.36

	12/31/20	230.93

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Outstanding Equity Awards in 2020. The following table sets forth certain information concerning outstanding equity awards held by the NEOs at December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)		Market Value of Shares of Stock that Have Not Vested ($)(3)

Joseph D. Russell, Jr.	3/6/2020	-		-		80,000	(4)	228.94	3/6/2030	-		-
	3/4/2020	-		-				-	-	9,000	(5)	2,078,370
	3/8/2019	-		-				-	-	4,375	(2)	1,010,319
	3/8/2019	4,000	(1)	16,000	(1)			214.32	3/8/2029	3,000	(1)	692,790
	2/28/2018	-		-				-	-	3,750	(2)	865,988
	3/10/2017	12,000	(1)	8,000	(1)			220.07	3/10/2027	-		-
	7/1/2016	20,000	(1)	5,000	(1)			253.84	7/1/2026	2,000	(1)	461,860
	TOTAL	36,000		29,000		80,000				22,125		5,109,327

H. Thomas Boyle	3/6/2020	-		-		60,000	(4)	228.94	3/6/2030	-		-
	3/4/2020	-		-				-	-	6,750	(5)	1,558,778
	3/8/2019	-		-				-	-	3,282	(2)	$757,912
	3/8/2019	3,000	(1)	12,000	(1)			214.32	3/8/2029	2,400	(1)	554,232
	12/31/2017	-		-				-	-	750	(2)	173,198
	12/5/2016	12,000	(1)	3,000	(1)			212.45	12/5/2026	2,000	(1)	461,860
	TOTAL	15,000		15,000		60,000				15,182		3,505,980

Natalia N. Johnson	3/6/2020	-		-		50,000	(4)	228.94	3/6/2030	-		-
	3/4/2020	-		-				-	-	5,400	(5)	1,247,022
	8/4/2020	-		-				-	-	2,000	(1)	$461,860
	3/8/2019	-		-				-	-	1,750	(2)	404,128
	3/8/2019	2,000	(1)	8,000	(1)			214.32	3/8/2029	1,800	(1)	415,674
	3/5/2018	-		-				-	-	1,800	(2)	415,674
	8/5/2016	8,000	(1)	2,000	(1)			232.76	8/5/2026	600	(1)	138,558
	TOTAL	10,000		10,000		50,000				13,350		3,082,916

Nathaniel A. Vitan	3/6/2020	-		-		50,000	(4)	228.94	3/6/2030	-		-
	3/4/2020	-		-				-	-	4,500	(5)	1,039,185
	5/27/2019	2,000	(1)	8,000	(1)			236.23	5/27/2029	1,750	(2)	$404,128
	12/31/2018	-		-				-	-	240	(1)	55,423
	12/31/2017	-		-				-	-	500	(2)	115,465
	7/5/2016	20,000	(1)	5,000	(1)			259.74	7/5/2026	1,000	(1)	230,930
	TOTAL	22,000		13,000		50,000				7,990		1,845,131
(1)	These options or RSUs vest in five equal annual installments, beginning one year from the grant date.
(2)	These options or RSUs vest in eight equal installments, beginning one year from the grant date.
(3)	Stock awards consist of RSUs granted to the NEOs, and the values shown assume a price of $230.93 per share, the closing price for our Common Stock on the NYSE on December 31, 2020.
(4)

Three-fifths of these multiyear performance-based option awards will vest upon achievement of the performance targets at the conclusion of the three-year performance period, with the remaining vesting ratably (assuming the performance conditions were met) over the subsequent next two years, beginning one year from the grant date.

(5)

One-fifth of these performance-based RSUs will vest upon achievement of the performance targets at the conclusion of the one-year performance period, with the remaining vesting ratably (assuming the performance conditions were met) over the subsequent next four years, beginning one year from the grant date.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination. We do not have employment agreements with any NEO that provide for future payments upon termination of employment with the Company.

We do not have a formal severance policy for payments upon termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our 2016 Plan, 2001 Plan, 2007 Plan, 401(k) Plan, Employee Equity Awards Retirement Policy, or as required by law. The following indicates our general practice:

•	any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	all unvested stock options, restricted shares, and/or RSUs are forfeited (except in the case of death or disability or a qualifying retirement); and

•	accrued and unused vacation pay is paid in a lump sum.

Payments upon Death or Disability. In the event of the death or permanent and total disability of a NEO:

•	all outstanding unvested stock options and unvested RSUs accelerate and vest upon the officer’s death or permanent and total disability;

•	all such stock options may be exercised during the one-year period following the date of death or permanent and total disability (but before the termination date of the option); and

•	the officer or his/her estate will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments upon Retirement. NEOs participate in our Employee Equity Awards Retirement Policy on the same terms as other employees. The Employee Equity Awards Retirement Policy is intended to recognize long-tenured employees who have contributed to the growth and success of the Company. Specifically, in the event of an NEO’s qualifying retirement:

•	all outstanding unvested stock options and unvested RSUs accelerate and vest on the date of retirement; and

•	all such stock options may be exercised during the one-year period following the date of retirement (but before the termination date of the option).

In order for an NEO to be eligible for potential acceleration of equity award vesting under the Employee Equity Awards Retirement Policy, all eligibility conditions must be satisfied, including: (1) the NEO must be at least 55 years old and have been in service for at least 10 years, and the sum of the employee’s age and total years of service must be at least 80; (2) the NEO must provide at least 12 months’ prior written notice of his or her intention to retire; (3) the NEO must enter into a written separation agreement; and (4) the Equity Awards Committee of the Board must, in its sole discretion, approve the application of the Employee Equity Awards Policy to the NEO.

Payments upon Change in Control. Under the 2016 Plan, the vesting of outstanding awards will not accelerate unless two conditions are met. First, the Company must experience a qualifying change in control. Second, one of the following conditions must also be met: (a) for a change of control where such awards will be assumed or continued by the surviving entity, the holder’s employment must be terminated without “cause” (as defined in the 2016 Plan) within one year following the change of control, or (b) such awards must be terminated in connection with the change of control.

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A “change of control” is defined in the plan to include generally the following:

•	the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive;

•	the sale of substantially all Public Storage assets;

•

merger in which the company is the surviving corporation but after which the company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the company; or

•	any transaction that results in any person or entity owning 30% or more of the combined voting power of all classes of our shares.

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above that trigger acceleration assuming the event occurred as of December 31, 2020 and using the value of our Common Stock on December 31, 2020 of $230.93 per share.

Name	Value of all outstanding unvested options(1)	Value of all outstanding unvested RSUs(2)	Total

Joseph D. Russell, Jr.	$352,640	$5,109,327	$5,461,967

H. Thomas Boyle	$254,760	$3,505,980	$3,760,740

Natalia N. Johnson	$132,880	$3,082,916	$3,215,796

Nathaniel A. Vitan	-	$1,845,131	$1,845,131
(1)

Represents the difference, if positive, between the exercise price of unvested options held by the executive and the closing price of our Common Stock on the NYSE on December 31, 2020. If the exercise price exceeds the closing price of our Common Stock on the NYSE on December 31, 2020, then the value presented is zero.

(2)	Represents the number of unvested RSUs multiplied by the closing price of our Common Stock on the NYSE on December 31, 2020. Includes unvested portion of performance-based RSU awards.

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Proposal 2: Approve Executive Compensation

Share Ownership of Trustees and Management

The following table sets forth information as of February 23, 2021 concerning the beneficial ownership of shares of Common Stock by each of our trustees, the CEO, the CFO, and the other two most highly compensated persons who were executive officers of the Company on December 31, 2021, and all trustees and executive officers as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, each trustee and executive officer has sole voting and investment power over his or her shares.

Name	Common Shares Beneficially Owned(1)		Percent of Class(1)

Ronald L. Havner, Jr.	736,470	(2)	*

Tamara Hughes Gustavson	17,284,117	(3)	9.89%

Leslie S. Heisz	28,332		*

Michelle Millstone-Shroff	-		-

Shankh S. Mitra	-		-

David J. Neithercut	-		-

Rebecca Owen	-		-

Kristy M. Pipes	-		-

Avedick B. Poladian	72,000		*

John Reyes	675,015	(4)	*

Joseph D. Russell, Jr.	64,995		*

Tariq M. Shaukat	7,481		*

Ronald P. Spogli	47,670		*

Paul S. Williams	-		-

H. Thomas Boyle	30,488		*

Natalia N. Johnson	23,325		*

Nathaniel A. Vitan	26,250		*

All trustees and executive officers as a group (17 persons)	18,996,143	(1)(2)(3)(4)	10.87%

*	Less than 1%
(1)

Represents shares of Common Stock beneficially owned as of February 23, 2021. Includes options to purchase shares of Common Stock exercisable within 60 days of February 23, 2021 or, in the case of non-management trustees who are eligible for retirement, options to purchase shares of Common Stock that are subject to acceleration upon retirement within 60 days of February 2021, as follows: R. Havner, 544,999 shares; T. Gustavson, 40,000 shares; L. Heisz, 28,332 shares; A. Poladian, 50,000 shares; J. Reyes, 494,000 shares; J. Russell, Jr., 44,000 shares; T. Shaukat, 6,666; R. Spogli, 45,000 shares; T. Boyle, 18,000 shares; N. Johnson, 12,000 shares; and N. Vitan, 22,000 shares. Also includes RSUs which are scheduled to vest within 60 days of February 23, 2021 as follows: J. Reyes, 3,300 RSUs; R. Havner, 5,000 RSUs; J. Russell, Jr., 2,000 RSUs; T. Boyle, 1,069 RSUs; and N. Johnson, 1,000 RSUs.

(2)

Includes 170,891 shares held indirectly in a joint margin account with Mr. Havner’s spouse. Includes the 10,000 RSUs granted February 19, 2015 with an original vesting date of April 1, 2016. In accordance with the terms of the 2007 Plan, Mr. Havner elected to defer the receipt of these shares in ten equal annual installments beginning on April 1, 2021. Does not include 1,900 shares held by Mr. Havner’s spouse in an IRA for which Mr. Havner disclaims beneficial ownership. Includes 1,102 deferred stock units.

(3)	Includes 11,348 shares of Common Stock held jointly by Ms. Gustavson and Mr. Hughes, Jr., as to which they share investment power.
(4)	Includes 127,296 held in a trust jointly with spouse.

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Proposal 2: Approve Executive Compensation

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class

B. Wayne Hughes(1)	457,880	*

B. Wayne Hughes, Jr.(1)	5,064,728	2.9%

Tamara Hughes Gustavson(1)	17,272,769	9.9%

B. Wayne Hughes, Jr., and Tamara Hughes Gustavson(1)	11,348	*

Hughes Family Total	22,806,725	13.05%

BlackRock , Inc.(2) 55 East 52nd Street New York, NY 10055	17,234,617	9.9%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	19,399,769	11.10%

State Street Corporation(4) One Lincoln Street Boston, MA 02111	9,613,671	5.50%

Cohen & Steers, Inc.(5) 280 Park Avenue 10th Floor New York, NY 10017	20,904,224	11.96%
*	Less than 1%
(1)

This information is as of February 23, 2021. B. Wayne Hughes, B. Wayne Hughes, Jr., and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on June 12, 2015, to report their collective ownership of shares of Common Stock and may constitute a “group” within the meaning of section 13(d) (3) of the Securities Exchange Act of 1934, as amended (Exchange Act), although each of these persons disclaims beneficial ownership of the shares of Common Stock owned by the others. The address for the Hughes Family is 701 Western Avenue, Glendale, California 91201. The number of shares of Common Stock owned also reflects transactions reported on Form 4s through February 23, 2021. Includes 40,000 shares of Common Stock subject to options to purchase shares exercisable within 60 days of February 23, 2021 in the case of T. Gustavson.

(2)

This information is as of December 31, 2020 and is based on a Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. to report that it (including affiliates) has sole voting power with respect to 15,888,344 shares of Common Stock, no shared voting power with respect to the shares of Common Stock, sole dispositive power with respect to 17,234,617 shares of Common Stock and no shared dispositive power with respect to shares of Common Stock.

(3)

This information is as of December 31, 2020 and is based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group to report that it (including affiliates) has sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 610,387 shares of Common Stock, sole dispositive power with respect to 18,373,607 shares of Common Stock and shared dispositive power with respect to 1,026,162 shares of Common Stock.

(4)

This information is as of December 31, 2020 and is based on a Schedule 13G filed on February 10, 2021 by State Street Corporation to report that it (including affiliates) has sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 8,264,601 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock and shared dispositive power with respect to 9,613,671 shares of Common Stock.

(5)

This information is as of December 31, 2020 and is based on a Schedule 13G filed on February 16, 2021 by Cohen & Steers, Inc. to report that: (1) it has sole voting power with respect to 6,912,020 shares of Common Stock, shared voting power with respect to 0 shares of Common Stock, sole dispositive power with respect to 10,452,112 shares of Common Stock and shared dispositive power with respect to 0 shares of Common Stock; (2) Cohen & Steers Capital Management Inc. has sole voting power with respect to 6,883,130 shares of Common Stock, shared voting power with respect to 0 shares of Common Stock, sole dispositive power with respect to 10,265,134 shares of Common Stock and shared dispositive power with respect to 0 shares of Common Stock; and (3) Cohen & Steers UK Limited has sole voting power with respect to 28,890 shares of Common Stock, shared voting power with respect to 0 shares of Common Stock, sole dispositive power with respect to 186,978 shares of Common Stock and shared dispositive power with respect to 0 shares of Common Stock

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Proposal 2: Approve Executive Compensation

ADDITIONAL INFORMATION ABOUT TRUSTEES, EXECUTIVE OFFICERS, AND MANAGEMENT

Incentive Compensation Recoupment Policy (Clawback Policy). The Board has adopted an Incentive Compensation Recoupment Policy, effective January 1, 2020, which applies to our executive officers, our controller, and our Vice President, Finance Operations. Pursuant to this policy, in the event the Company’s financial results (a) are restated due to material noncompliance with any financial reporting requirement or (b) have been determined by the Board to have been materially misstated, then an independent committee of the Board may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the cash or equity incentive compensation received by a covered officer during the three-year period preceding the restatement or material misstatement determination that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the restated or corrected financial results.

Anti-Hedging Policy. Our insider trading policy includes an anti-hedging provision that prohibits trustees, officers, and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. Hedging transactions include the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our trustees, officers, and employees and those of our shareholders.

Policy Regarding Pledging of Shares. Our securities trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered the pledges of shares of Common Stock by Ms. Gustavson and the fact that Mr. Havner holds 100,722 shares in a margin brokerage account in light of the Company’s securities trading policy and the position of ISS Corporate Solutions (ISS), which is that pledges of shares of Common Stock by insiders may adversely affect shareholders if the insiders are forced to sell their shares of Common Stock. We believe that the existing pledge arrangements do not present a significant risk of lender foreclosure or an unexpected sale of large volumes of Common Stock by insiders on the open market. Additionally, none of Ms. Gustavson’s pledges is part of a hedging strategy, and Ms. Gustavson owns a greater number of shares of Common Stock of the Company that are unpledged. Further, none of Mr. Havner’s shares that are held in a margin account have been pledged as security for a loan. In our Board’s view, these arrangements are unlikely to result in adverse effects to shareholders.

Related Party Transaction Approval Policies and Procedures. The Audit Committee, in accordance with its charter, reviews and approves, as applicable, all related party transactions involving our executive officers and trustees, PS Business Parks, and Shurgard, unless approved by the Board (with the interested trustees abstaining) or by another independent committee of the Board. In addition, our trustees and executive officers are required to disclose any actual or potential conflicts of interest to the Company. In accordance with our Corporate Governance Guidelines and Trustee’s Code of Ethics and the Governance Committee charter, our Governance Committee is responsible for evaluating any actual or potential conflicts of interest relating to our executive officers and trustees and for making recommendations to the Board with respect to any action to be taken. Any trustee with an actual, potential, or apparent conflict of interest may not participate in the decision-making process related to conflict.

Chairman Emeritus. Following his retirement as Chairman in 2011, B. Wayne Hughes has continued to serve as Chairman Emeritus and Co-Founder, which enables the Board to continue to benefit from his wisdom, judgment, and experience. Pursuant to a consulting arrangement approved by the

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Proposal 2: Approve Executive Compensation

Compensation Committee and the disinterested trustees in March 2004, Mr. Hughes (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a company car, and (3) is provided with the services of an executive assistant at the Company’s headquarters. This consulting arrangement was extended in 2020 through December 31, 2021.

Relationships and Transactions with the Hughes Family. Tamara Hughes Gustavson, a trustee, and her adult children own and control 64 self-storage facilities in Canada. Ms. Gustavson’s direct ownership in these properties is currently less than 1.0%. These facilities operate under the Public Storage® trade name under a royalty-free, non-exclusive license agreement in place since 1993, when the Hughes family privately owned both the U.S. concern that ultimately became the Public Storage REIT, and the company owning Canadian facilities.

Our subsidiaries reinsure risks relating to loss of goods stored by customers in these facilities and have received approximately $1.6 million for the year ended December 31, 2020. Our right to continue receiving these premiums may be qualified. We have a right of first refusal, subject to limitations, to acquire the stock or assets of the corporation engaged in the operation of these facilities if their owners agree to sell them.

Management Agreement with PS Business Parks. PS Business Parks manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $0.3 million in management fees with respect to PS Business Parks’ property management services in 2020. In 2020, PS Business Parks allocated approximately $0.4 million in operating expenses to Public Storage related to the management of the properties, including payroll and other overhead expenses.

PS Business Parks owns certain commercial facilities that include self-storage space. We manage this self-storage space for PS Business Parks for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $0.1 million for the year ended December 31, 2020. In 2020, we allocated approximately $0.1 million in operating expenses to PS Business Parks related to the management of the properties, including payroll and overhead expenses.

Cost Sharing and Other Arrangements with PS Business Parks. Pursuant to a cost sharing and administrative services arrangement, we share certain administrative services, corporate office space, and certain other third party costs with PS Business Parks that are allocated based upon time, effort, and other methodologies. PS Business Parks reimbursed us $1.2 million for the year ended December 31, 2020, for costs paid on their behalf, and we reimbursed PS Business Parks less than $0.1 million in costs that PS Business Parks incurred on our behalf for the year ended December 31, 2020.

At December 31, 2020, we had a net receivable from PS Business Parks of less than $0.1 million.

Common Management/Board Members with PS Business Parks and Shurgard. Ronald L. Havner, Jr., Chairman of Public Storage, is also Chairman of the Board of Directors of PS Business Parks and Shurgard. Joseph D. Russell, Jr., President and CEO of Public Storage, is also a member of the Board of Directors of PS Business Parks. Kristy M. Pipes is a member of the Board of Directors of PS Business Parks.

Trademark Agreement and Transactions with Shurgard. Pursuant to a trademark license agreement, we receive monthly royalty fees from Shurgard for the use of the Shurgard® tradename equal to 1% of Shurgard’s gross revenues. Shurgard paid us $3.1 million for the year ended December 31, 2020, for royalty fees in connection with their use of the Shurgard® tradename.

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Proposal 2: Approve Executive Compensation

Pay Ratio Disclosure. SEC rules require us to disclose the ratio of annual total compensation of our CEO, Joseph D. Russell, Jr., to the annual total compensation of our median employee (excluding Mr. Russell). As of October 1, 2020, we had 5,372 talented and dedicated employees performing the following functions:

•

Approximately 82% (4,415) of our employees work at one of our self-storage facilities serving our customers. We generally pay these on-site property managers on an hourly basis. The median annual total compensation for these employees in 2020 was $26,671.

•

Approximately 7% (392) of our employees manage on-site property managers and assist them in providing our customers superior service. The median annual total compensation for these employees in 2020 was $109,694.

•	Approximately 5% (234) of our employees work in our call centers and assist potential customers and existing customers. The median annual total compensation for these employees in 2020 was $36,857.

•

Approximately 6% (331) of our employees are corporate employees, including our executive management team and our finance, legal, information technology, and human resources personnel. The median annual total compensation for these employees in 2020 was $127,274.

The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules. We selected the median employee based on the 5,372 full-time and part-time workers employed by the Company and its consolidated subsidiaries as of October 1, 2020. In identifying our median employee, we used annual gross pay based on W-2 information. We did not apply any cost-of-living adjustments as part of the calculation.

Based on these calculations, our median employee is one of our 4,415 employees who work at one of our self-storage facilities serving our customers. This employee is paid on an hourly basis. The 2020 annual total compensation for our median employee as determined based on SEC rules was $27,976. The 2020 annual total compensation for our CEO as determined based on SEC rules was $4,800,928. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2020 is 172 to 1.

The Board recommends a vote FOR approval

of the compensation of our NEOs

as described in this proxy statement.

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Proposal 3:

Ratification of Independent Registered

Public Accounting Firm

The Audit Committee has appointed EY as the

Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of

Public Storage and its subsidiaries for the year ending December 31, 2021.

RECOMMENDATION: Vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021

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Proposal 3: Approve Auditor

PROPOSAL 3

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE SUMMARY

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed EY as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2021. The Audit Committee believes that the selection of EY is in the best interests of the Company and its shareholders and has recommended that the Board submit the appointment of EY to the Company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of EY as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of EY requires approval by a majority of the votes cast at the meeting. For these purposes, abstentions, and broker non-votes will not be counted. If the shareholders do not ratify the appointment of EY, the Audit Committee will reconsider whether or not to retain EY as the independent registered public accounting firm for Public Storage, but may nevertheless determine to do so. Even if the shareholders ratify the appointment of EY, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

A representative of EY will be present at our 2021 Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Fees Billed to the Company by EY for 2020 and 2019

The following table shows the fees billed or expected to be billed to Public Storage by EY for audit and other services provided for fiscal 2020 and 2019:

	2020	2019

Audit Fees	$1,308,000	$1,247,000

Audit-Related Fees	113,000	48,000

Tax Fees	422,000	104,000

All Other Fees	0	0

Total	$1,843,000	$1,399,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements and securities offerings.

Audit-Related Fees. Audit-related fees represent professional services for auditing the Public Storage 401(k) plan financial statements and performing financial due diligence.

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Proposal 3: Approve Auditor

Tax Fees. In 2020 and 2019, tax fees included $53,000 and $53,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $369,000 and $51,000, respectively, for various tax consulting matters.

Audit Committee Pre-Approval Policies. The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by EY, our independent registered public accounting firm. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

In 2020 and 2019, our Audit Committee pre-approved all services performed for us by EY.

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Proposal 3: Approve Auditor

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors, and management to review accounting, auditing, internal controls, and financial reporting matters.

In connection with its oversight responsibilities related to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with EY matters required to be discussed by the Public Company Accounting Oversight Board (the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to providing the required written disclosures and communications, EY also provided to the Audit Committee the letter confirming EY’s independence of the Company as required by the applicable rules of the PCAOB, and the Audit Committee discussed with EY their independence. In addition, the Audit Committee has considered whether EY’s provision of non-audit services to the Company and its affiliates is compatible with EY’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel, and EY regularly throughout the year to discuss the progress of management’s testing and evaluation of the Company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting as of December 31, 2020. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2021 Annual Meeting.

THE AUDIT COMMITTEE
Kristy M. Pipes (Chair)

Rebecca Owen

Avedick B. Poladian

Tariq M. Shaukat

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the vote.

The Board recommends a vote FOR

the Appointment of EY as our

Independent Registered Public Accounting Firm

for the Fiscal Year Ending December 31, 2021.

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

Proposal 4:

Approval of Public Storage 2021 Equity

and Performance-Based Incentive

Compensation Plan

Approve the 2021 Equity and Performance-Based Incentive Compensation Plan
RECOMMENDATION: Vote FOR approval of the 2021 Equity and Performance-Based Incentive Compensation Plan

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

On February 16, 2021, upon the recommendation of our Compensation Committee, our Board unanimously approved the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (the 2021 Plan), subject to approval by our shareholders at this Annual Meeting.

The 2021 Plan would replace the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan (as amended, the 2016 Plan) and would apply to awards granted on or after the date of our Annual Meeting. If the 2021 Plan is approved, no further grants will be made pursuant to the 2016 Plan.

2021 Plan: Key Facts

Shareholder Approval

At our Annual Meeting, we are asking our shareholders to consider and approve adoption of the 2021 Plan.

Protection of Shareholder Interests and Alignment with Compensation Principles

The 2021 Plan includes the following features designed to protect shareholder interests and reflect our compensation principles:

✓	Fixed plan term of ten years;

✓	No “evergreen” provision to automatically increase the number of shares available for issuance without shareholder approval;

✓	Awards granted pursuant to the 2021 Plan will be subject to our “clawback” (recoupment) policy;

✓	No repricing or below-market grants of options and stock appreciation rights (“SARs”);

✓	No liberal share recycling;

✓	Double-trigger change of control provisions that limit acceleration in a change of control unless the employee was also terminated without cause;

✓	No liberal change of control definition;

✓	Minimum one-year vesting requirement that applies to 95% of the shares authorized for grant under the 2021 Plan; and

✓	No payment of dividends on performance awards before performance standards are met.

Importance of the 2021 Plan

Our equity plan continues to be a crucial component of our compensation program for our executives and other key employees. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation. Our ability to grant equity-based awards is critical to us and our shareholders because equity-based awards allow us to make a substantial portion of our executive officers’ compensation at-risk and contingent on the Company’s operating and stock-price performance over the long-term.

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

Historical Burn Rate and Potential Dilution

The average rate at which we grant equity awards is well below the “burn rate” benchmark that Institutional Shareholder Services (ISS) has set for our industry. The following table sets forth information relating to our historical burn rate under the 2016 Plan over the last three years:

	2018	2019	2020	Average

Shares underlying options granted and performance options(1)	200,000	120,000	795,000	371,667

RSUs and Performance-Based RSUs granted(1)	138,567	97,140	35,985	90,564

Net increase in diluted shares due to equity awards assuming vesting	338,567	217,140	830,985	462,231

Weighted-average basic shares outstanding	173,969,000	174,287,000	174,494,000	174,250,000

Burn rate(2)	0.19%	0.12%	0.48%	0.27%

Adjusted burn rate(3)	0.31%	0.21%	0.51%	0.34%
(1)	Represents the gross number of shares underlying option and RSU awards granted during the applicable year.
(2)	Equity-based awards granted divided by weighted average shares outstanding.
(3)	Adjusted to reflect the Institutional Shareholder Services “multiplier” counting each full value award (RSU and deferred stock unit) as 2.5 option shares.

The number of new shares requested, together with the current reserve, represents a reserve pool of approximately 2.1% of our common shares outstanding, which we believe puts us in line with market practices for share reserves based on a review of share reserve requests over the past two years among similar companies. The following table sets forth the total shares outstanding under the 2016 Plan and, assuming it is approved, the 2021 Plan as of February 23, 2021:

Shares available under the 2021 Plan	3,000,000

Shares underlying outstanding awards(1)(2)	3,821,622

Shares remaining available under the 2016 Plan(2)	-395,515

Total shares authorized for or outstanding under awards	6,426,107

Total common stock outstanding	174,789,734

Overhang (shares available and outstanding divided by total common stock outstanding)	3.7%

(1)	Of such shares, 3,206,167 are option awards with a weighted average exercise price of $213.02 and a remaining contractual term of 6 years and 615,455 are RSUs or Performance Units.
(2)

Includes 46,250 performance-based RSUs and 1,218,750 performance-based options that, if and when earned based on satisfaction of applicable performance conditions, would be settled in RSUs or options, as the case may be, and which will be subject to continued time vesting. Amounts shown reflect amounts that would be earned for maximum performance. At the target level the amounts would be 37,000 performance-based RSUs and 975,000 performance-based options.

Effectiveness of 2021 Plan

If our shareholders approve the 2021 Plan, the 2021 Plan will become effective on the date of the Annual Meeting and will replace our 2016 Plan. If our shareholders do not approve the 2021 Plan, the 2016 Plan will continue and remain as is, and the Company may continue to grant awards under the

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

2016 Plan to the extent there are shares of Common Stock available for issuance under the 2016 Plan. However, we believe that the shares remaining on the 2016 Plan will be insufficient to meet our ongoing equity compensation requirements.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2020 on the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders(1)	3,732,080	(2)	$210.59	(4)	-115,645

Equity compensation plans not approved by security holders(3)	-		-		-
(1)	The Company’s stock option and stock incentive plans are described more fully in Note 10 to the December 31, 2020 financial statements.
(2)

Includes 35,625 performance-based RSUs that, if and when earned based on satisfaction of applicable performance conditions, would be settled in RSUs of the Company which will be subject to continued time vesting. Also includes 912,500 performance-based options that, if and when earned based on satisfaction of applicable performance conditions, would be settled in options, a portion of which will be subject to continued time vesting. Amounts shown reflect amounts that would be earned for maximum performance. At the target level the amounts would be 28,500 performance-based RSUs and 730,000 performance-based options.

(3)	There are no securities available for future issuance or currently outstanding under plans not approved by the Company’s shareholders as of December 31, 2020.
(4)	Represents the average exercise price of 2,961,167 stock options outstanding at December 31, 2020. We also have 581,288 RSUs outstanding at December 31, 2020 that vest for no consideration.

Summary of the Material Terms of the 2021 Plan

In assessing the terms of the 2021 Plan, our Compensation Committee considered, among other things, the existing terms of the 2016 Plan, our compensation philosophy and practices and feedback from our shareholders.

The following summary of the material terms of the 2021 Plan is qualified in its entirety by reference to the complete text of the 2021 Plan, which is attached to this proxy statement as Appendix A.

If approved by our shareholders, the 2021 Plan would:

•	Reserve 3 million shares of Common Stock for issuance under the 2021 Plan; and

•	Provide for a termination date of April 25, 2031, which is the day before the tenth anniversary of this Annual Meeting; and

•	Provide for a minimum one-year vesting requirement which applies to 95% of the shares authorized for grant under the 2021 Plan.

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

Purpose

The purposes of the 2021 Plan are to:

•

incentivize the Company’s officers, trustees, employees (including prospective employees), consultants, and others who may perform services for the Company, including by making available the benefits of increased ownership of Common Stock;

•	promote the alignment of the interests of the Company’s officers, directors, employees, consultants, and other service providers with those of our shareholders; and

•	assist in the recruitment and retention of the Company’s service providers.

Types of Awards

The 2021 Plan provides for grants of the following specific types of awards and permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

•

Restricted Stock Units (RSUs). An RSU is an unfunded, unsecured obligation to deliver a share of Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the Award Agreement.

•

Restricted Stock. Restricted Stock is Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions and may be subject to forfeiture or vesting conditions for a period of time as specified in the Award Agreement.

The recipient of a Restricted Stock has the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

•

Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if those shares were owned by the recipient.

A dividend equivalent right may be granted alone or in connection with another Award. Under the 2021 Plan, no payments will be made in respect of dividend equivalent rights before any applicable performance goals relating to the dividend equivalent right or the related Award are satisfied.

•

Options and Stock Appreciation Rights (SARs). An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (which may be paid in cash or through a cashless exercise). As of February 23, 2021, the closing price of a share of Common Stock on the NYSE was $242.34. The 2021 Plan only permits grants of nonqualified stock options, which are options that do not qualify as “incentive stock options” under Section 422 of the Code.

A stock appreciation right (SAR) may entitle the recipient to receive shares of Common Stock, cash or other property on the exercise date having a value equal to the excess of market value of the underlying Common Stock over the exercise price specified in the Award Agreement.

Options and SARs become exercisable as specified in the Award Agreement but within ten years after the date of grant. The 2021 Plan provides that we may not reset the exercise price for options and SARs and we may not issue any options or SARs with an exercise price less than

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

the closing price of a share of Common Stock on the NYSE on the date of grant. Grants of options and SARs are subject to the individual limits described below.

The minimum vesting period for any Award, including a portion or installment of an Award, under the 2021 Plan is one year. However, up to 5% of the shares authorized under the 2021 Plan are exempt from the one-year minimum vesting requirement. In addition, the Compensation Committee may provide for the earlier vesting, exercisability, and/or settlement under any Award in the event of a recipient’s death or disability or upon the occurrence of certain conditions in connection with a change in control.

Eligibility

The 2021 Plan permits grants of Awards to any employees (including officers), trustees, consultants and advisers of the Company and its affiliates and subsidiaries, and any other individual whose participation in the 2021 Plan the Compensation Committee determines is in the best interests of the Company.

The Compensation Committee, in its discretion, will approve awards to be granted under the 2021 Plan. We expect that substantially all Award grants pursuant to the 2021 Plan will be made to the Company’s employees, executive officers and non-employee trustees. As of February 23, 2021, the record date, the Company had approximately 5,400 employees, including 4 executive officers, and 14 non-employee trustees who are eligible to participate in the 2021 Plan. The approximate number of total persons eligible to participate in the 2021 Plan is 5,400.

Term

The 2021 Plan will terminate on, and no more Awards will be permitted to be granted thereunder without further shareholder approval on or after, April 25, 2031. The termination of the 2021 Plan will not affect previously granted Awards. We expect to seek shareholder approval of a new equity compensation plan before expiration of the 2021 Plan, when we have used all shares available for grant under the 2021 Plan, or if earlier approval is otherwise deemed appropriate by our Compensation Committee (see—Shares Subject to the 2021 Plan; Other Limitations of Awards below).

Administration

The Compensation Committee will administer the 2021 Plan and will have the authority to make all determinations in its discretion that it deems necessary or advisable for the administration of the 2021 Plan. The Compensation Committee may also delegate to one or more trustees the authority to grant awards to employees and other service providers who are not subject to Section 16 of the Exchange Act.

References to the Compensation Committee include reference to the Board and/or other delegates of the Board for those periods when the Board or such other delegate(s) appointed by the Board are acting.

Shares Subject to the 2021 Plan; Other Limitations of Awards

The number of shares of Common Stock that may be issued under the 2021 Plan is equal to the sum of (i) 3,000,000 shares of Common Stock, (ii) the number of shares of Common Stock available for future awards under the 2016 Plan as of the effective date of the 2021 Plan, and (iii) the number of shares of Common Stock related to awards outstanding under the 2016 Plan as of the effective date that later terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock and become available for issuance under the 2021 Plan. The 2016 Plan has previously been approved by our shareholders. As of February 23, 2021, the record date, up to 642,838 shares of Common Stock remain available for future issuance under the 2016 Plan and 1,691,153 shares of Common Stock relate to awards outstanding under the 2016 Plan.

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

If an award terminates by expiration, forfeiture, cancellation, failure to vest, or otherwise without the related issuance of shares of Common Stock, then such unissued shares will again be available for awards under the 2021 Plan.

However, the number of shares of Common Stock issuable under the 2021 Plan will not be increased by the number of shares of Common Stock (i) tendered or not issued upon exercise of an option, (ii) tendered or not issued upon the net settlement of a stock-settled SAR, (iii) withheld in connection with the Company’s tax withholding obligations, or (iv) repurchased by the Company using option proceeds.

•

The maximum number of shares of Common Stock subject to options or SARs that can be granted under the 2021 Plan to any person (other than a non-employee trustee) in a calendar year is one million shares.

•

The maximum value that can be granted under the 2021 Plan to any person (other than a non-employee trustee) in a calendar year under an award other than options or SARs is $15 million in the aggregate for all such awards.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the Company’s capitalization, the Compensation Committee will adjust the number of shares of Common Stock issuable under the 2021 Plan and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

As of February 23, 2021, the closing price of a share of Common Stock on the NYSE was $242.34.

Amendment

The Compensation Committee may, at any time, amend, suspend or terminate the 2021 Plan; provided, however, that the Compensation Committee may not make any amendments to reduce the option price or SAR exercise price of an outstanding option or SAR by lowering the option price or SAR exercise price or by cancelling the outstanding option or SAR in exchange for cash, other securities or a replacement option or SAR with a lower option price or SAR exercise price, in each case without the approval of the shareholders of the Company. In addition, the Compensation Committee must obtain the consent of any participant whose rights or obligations are impaired as a result of any amendment, suspension, or termination.

In general, we will seek shareholder approval of any amendment, suspension or termination to the extent necessary to comply with New York Stock Exchange listing standards and any applicable law, rule or regulation, including any amendment to increase the shares of Common Stock available under the 2021 Plan.

Change of Control

A change of control occurs under the 2021 Plan upon any of the following:

•	dissolution or liquidation of the Company or merger, consolidation, or reorganization in which the Company is not the surviving corporation;

•	sale of substantially all Company assets;

•

merger in which the Company is the surviving corporation but after which the Company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the Company; or

•	the acquisition, sale or transfer of more than 30% of the Company’s outstanding shares by tender offer or similar transaction.

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

Accelerated Vesting if Awards Not Assumed. If the Company experiences a change of control where awards will not be assumed or continued by the surviving entity:

•	immediately before the change of control, except for performance awards, all restricted stock and stock units will vest (and all applicable restrictions and conditions will lapse);

•

immediately before the change of control, performance awards (including performance options) will vest based on actual performance as of the change of control or target performance, as determined by the Compensation Committee, and will vest pro rata based on the portion of the applicable performance period completed as of the change of control; and

•

at the Compensation Committee’s discretion, either or both of the following actions may be taken: (a) all options and SARs will immediately vest (except for performance options which will vest in accordance with the preceding bullet) and be exercisable 15 days before the change of control and terminate if unexercised upon the consummation of the change of control and/or (b) all options, SARs, restricted stock and stock units will be terminated and cashed out or redeemed for securities of equivalent value.

Double-Trigger Accelerated Vesting if Awards Assumed. If the Company experiences a change of control where awards will be assumed or continued by the surviving entity and do not otherwise accelerate or become exercisable at such time, the assumed or continued awards will not vest unless (in addition to any other conditions set forth in the Award Agreement):

•	the change of control occurs; and

•	the recipient’s employment is terminated without Cause (as defined in the 2021 Plan) within one year following the change of control.

Mandatory Repayment and Clawback

Any Award granted pursuant to the 2021 Plan will be subject to the Company’s Incentive Compensation Recoupment Policy, which applies to our executive officers, our controller, and our Vice President, Finance Operations. Refer to Incentive Compensation Recoupment Policy (Clawback Policy) on page 69 of this proxy for a summary of the policy.

In addition, Awards may also be subject to mandatory repayment pursuant to (i) the terms of the applicable Award, (ii) the terms of an employment, non-competition or similar agreement, or (iii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation. Furthermore, the Company may annul an Award if the recipient is an employee of the Company and is terminated for Cause.

Performance-Based Compensation

The Compensation Committee may designate whether any Awards, such as restricted stock, options, stock units or cash awards being granted are intended to be performance-based compensation. The performance goals used for such awards will be based on any one or more of the following performance measures, which may reflect objective or subjective criteria, as selected by the Compensation Committee:

•	changes in funds from operation (FFO), Core FFO, or FFO as adjusted, including on a per share basis;

•	changes in funds available for distribution (FAD);

•	same store revenue growth or targets or other sales or revenue growth or targets;

•	changes in net asset value (NAV);

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

•	changes in total shareholder value (TSV) based on changes in NAV per share and dividend distributions;

•	changes in intrinsic business value;

•	stock price or TSR;

•	implementation, commencement or completion of critical or strategic projects, acquisitions or processes;

•	return measures, including return on invested capital and return on assets, capital, investment or equity;

•	divestiture, joint venture or development activity;

•	measures related to geographic business expansion or market share, customer satisfaction, employee satisfaction, human resources management, legal matters or information technology;

•	net earnings or net income;

•	operating earnings;

•	gross or operating margins; or

•	other criteria, as determined in the discretion of the Compensation Committee.

These performance measures may apply to an individual, business unit, specified subsidiary or the Company as a whole and need not be based on an increase or positive result under the performance measure selected, may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Compensation Committee, and will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Compensation Committee, including the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award.

The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Performance targets will be subject to certification by the Compensation Committee.

Other Terms of Awards

No recipient of any Award under the 2021 Plan (other than Restricted Stock) will have any of the rights of a shareholder of the Company with respect to shares subject to an Award until the delivery of the shares, except that holders of RSUs may be entitled to amounts equal to the dividends declared and paid on the underlying shares to the extent the applicable performance goals are satisfied (for performance-based RSUs).

New Awards

The awards, if any, that will be made to eligible recipients under the 2021 Plan are subject to the Compensation Committee’s discretion, and we cannot currently determine the benefits or number of shares subject to awards that may be granted to eligible recipients under the 2021 Plan. Therefore, no new plan benefits table can be provided at this time.

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Proposal 4: Approve 2021 Equity and Performance-Based Incentive Compensation Plan

Summary of U.S. Federal Income Tax Consequences

THE FOLLOWING IS A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF GRANTS OF AWARDS UNDER THE 2021 PLAN. THE FOLLOWING SUMMARY DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS. THE APPLICABLE RULES ARE COMPLEX AND MAY VARY WITH A RECIPIENT’S INDIVIDUAL CIRCUMSTANCES.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not be a taxable event for the recipient or the Company. Upon exercising a non-qualified stock option, a recipient will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the Common Stock on the exercise date. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the recipient will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m) of the Internal Revenue Code (Section 162(m)).

A recipient who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member, and the recipient will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, the transferred options and the shares acquired on exercise of the transferred options will not be includable in the recipient’s estate for estate tax purposes.

If a recipient transfers a non-qualified stock option to his/her ex-spouse incident to the recipient’s divorce, the recipient and the ex-spouse will not recognize any taxable income at the time of the transfer. In general, a transfer is made incident to divorce if the transfer occurs within one year after the marriage ends or is related to the end of the marriage (e.g., if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock at the time of exercise. Any distribution to the ex-spouse from the exercise of the option will have employment and income tax withholding at that time.

SARs. There are no immediate U.S. federal income tax consequences of receiving an award of SARs under the 2021 Plan. Upon exercising a SAR, a recipient will recognize ordinary income in an amount equal to the difference between the SAR exercise price and the fair market value of the Common Stock on the exercise date. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Restricted Stock. A recipient who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the shares are nontransferable and subject to a substantial risk of forfeiture). However, within 30 days after a recipient receives the award of restricted stock, the recipient may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the grant date (less the purchase price, if any), determined without regard to the restrictions. If the Section 83(b) election is timely made,

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when the restrictions on the shares lapse, the recipient will not recognize any additional income. If the recipient does not make the Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse, and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

RSUs. There are no immediate U.S. federal income tax consequences of receiving an award of RSUs under the 2021 Plan. A recipient who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued, or for a cash-settled award, the amount of the cash payment made, to such recipient at the later of the end of the restriction period or the payment date. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Dividend Equivalent Rights and Cash Awards. Recipients who receive dividend equivalent rights or cash awards under the 2021 Plan will be required to recognize ordinary income in an amount distributed to the recipient pursuant to the award. If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income, subject to the limitations of Section 162(m).

Section 280G. If payments contingent on a change of control are determined to exceed certain limitations, such payments may be subject to a 20% nondeductible excise tax, and the Company’s deduction for the associated compensation expense may be disallowed in whole or in part. The 2021 Plan includes a Section 280G “best after tax” provision, which provides that if any payments under the 2021 Plan or otherwise would constitute parachute payments under Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be reduced by the amount required to avoid the excise tax if the reduction would give the recipient a better after-tax result than if the recipient received the payments in full.

Section 409A. It is the intention of the Company that the 2021 Plan and awards granted under the 2021 Plan either be exempt from, or comply with, Section 409A of the Internal Revenue Code.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of the 2021 Plan. For purposes of the vote on this proposal, abstentions will have the same effect as votes “against” the proposal, but broker non-votes will not affect the vote.

The Board recommends a vote FOR approval

of the 2021 Equity and Performance-Based Incentive

Compensation Plan.

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Proposal 5: Approve Amendment to Declaration of Trust

Proposal 5:

Approval of Amendment to Declaration

of Trust to Eliminate Cumulative Voting

Approve the Amendment to the Declaration of Trust to Eliminate Cumulative Voting
RECOMMENDATION: Vote FOR amendment to the Declaration of Trust to eliminate cumulative voting

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Proposal 5: Approve Amendment to Declaration of Trust

PROPOSAL 5

APPROVAL OF AMENDMENT TO DECLARATION OF TRUST TO ELIMINATE CUMULATIVE VOTING

EXECUTIVE SUMMARY

Our Board is proposing, for approval by our shareholders, an amendment to our declaration of trust to eliminate cumulative voting in trustee elections and recommends that shareholders vote in favor of this amendment. By eliminating cumulative voting, our shareholders would gain the protections of a “one share, one vote” framework in trustee elections. In addition, shareholders would prevent any individual shareholder from having the ability to exercise disproportionate voting power, control or influence over trustee elections in excess of their actual economic ownership of our shares. By eliminating cumulative voting, our shareholders would also reduce the risk that a minority shareholder would able to override or subvert the will of the majority of our shareholders. Accordingly, our Board recommends that our shareholders enhance the Company’s corporate governance and shareholder rights structure by voting to eliminate cumulative voting and approving the proposed amendment to our declaration of trust.

Under Maryland law, shareholders do not have the right to vote their shares cumulatively in any election of directors unless a company’s declaration of trust provides otherwise. Article VIII, Section 8.2(b) of our declaration of trust currently authorizes cumulative voting at shareholders’ meetings at which trustees are to be elected if certain requirements are met. Cumulative voting generally enables a shareholder to concentrate his or her voting power in favor of the election of one or more nominees by allocating a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, rather than casting one vote per share. Accordingly, while principles of democratic governance suggest that our Board should be elected by the holders of a majority of the votes cast, cumulative voting creates the possibility for minority shareholders to exert influence in the election of trustees disproportionate to their actual ownership percentage.

As amended, Article VIII, Section 8.2(b) would eliminate cumulative voting in all elections of trustees. The text of Article VIII, Section 8.2(b) as proposed to be amended, would read as follows (additions are indicated by underlining and deletions are indicated by strikeouts):

(b) Each outstanding share entitled to vote, regardless of class, shall be entitled to one vote on all matters presented to shareholders for a vote, ~~except that shareholders shall have cumulative voting rights~~ including with respect to the election of Trustees. ~~At a shareholders’ meeting at which Trustees are to be elected, n~~No shareholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of votes which such shareholder normally is entitled to cast) ~~unless, according to the advance notice provisions in Article III, Section 13 of the Trust’s Bylaws, the nominee or nominees have been properly nominated and the shareholder has provided notice of the shareholder’s intent to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate votes for nominees, and the Trust shall provide notice of the option to cumulate votes in the Trust’s proxy statement for the annual meeting of shareholders or any proxy supplement thereof. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of Trustees to be elected multiplied by the number of votes to which that shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the nominees, at the shareholder’s discretion. The nominees receiving the highest number of the votes, up to the number of Trustees to be elected, shall be elected~~.

Our Board believes that each trustee should represent the interests of all shareholders rather than potentially only the interests of a limited constituency. Therefore, and as further discussed below, our

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Proposal 5: Approve Amendment to Declaration of Trust

Board believes that it is in the best interests of the Company and its shareholders to eliminate cumulative voting.

REASONS FOR AMENDMENT

Our Board has determined that it is in the best interests of Public Storage and its shareholders to eliminate cumulative voting in all trustee elections for the following reasons:

✓

Cumulative Voting at Annual Elected Boards. Cumulative voting increases the chances that a holder of even a small minority of our shares could take disruptive actions in opposition to the wishes of the holders of a majority of the shares voting, including by electing trustees that represent their special interests as opposed to the interests of the majority of our shareholders. This is especially so given our relatively large Board size. For example, if fourteen trustees are up for election at a shareholder meeting (as is the case this year), under cumulative voting, a minority shareholder group holding only approximately 7% of our outstanding shares could unilaterally seat a trustee even if holders of 93% of our outstanding shares oppose that trustee’s election;

✓

Proxy Access. When combined with the proxy access right which our shareholders have under our Bylaws, cumulative voting could produce adverse consequences. Cumulative voting increases the risk that minority shareholders with a small economic interest in our company could take advantage of the proxy access right to elect trustees who are unsupported by a large percentage of our shareholders. Minority shareholders with special interests and goals inconsistent with those of the majority of shareholders could use the proxy access right coupled with cumulative voting to elect a trustees whose interests are in accord with the minority group responsible for his or her election, rather than with Public Storage and all of its shareholders. The election of such trustees could result in partisanship and discord on our Board and may impair the ability of our Board to act in the best interests of Public Storage and all of its shareholders;

✓

Prevailing Practice. A system in which shareholders can cast one vote per share for each director nominee is the prevailing election standard among large U.S. public companies and employed by the vast majority of S&P 500 companies. Very few large publicly traded companies (including only eight other S&P 500 companies) allow cumulative voting. In recent years, a number of publicly traded companies have eliminated cumulative voting, often in connection with adopting a majority voting standard or proxy access;

✓

Investor Perspectives. We believe our significant institutional investors are generally not supportive of cumulative voting on the basis that it disproportionately aggregates votes on certain issues or trustee candidates, and may operate against the long-term interests of our shareholders;

✓

Majority Voting. Presently, the Company’s organizational documents provide for a majority voting standard for uncontested elections of trustees and a plurality voting standard for contested elections, and in connection therewith, a trustee resignation policy. This majority vote standard is supported by our investors and viewed as a best practice. Our Board believes that cumulative voting is incompatible, and fundamentally at odds, with our majority vote standard because it allows holders of a relatively small number of shares to elect trustees who are not supported by a majority of the Company’s shareholders. Such trustees may be focused on the special interests or agendas of those who cumulated votes to elect them, which could create divisiveness among Board members and impair the Board’s ability to operate effectively. Our Board believes that each trustee should represent the interests of all shareholders rather than the interests of a minority shareholder or a special constituency and that cumulative voting could lead to trustees having improper incentives.

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Proposal 5: Approve Amendment to Declaration of Trust

Both management and our Board view this proposal to eliminate cumulative voting as appropriate and desirable for the equitable exercise of the shareholder franchise, together with the annual election of our trustees, the proxy access provisions included in our Bylaws and the majority voting standard. On February 16, 2021, our Board adopted a resolution approving and declaring advisable the proposed amendment to our declaration of trust and recommending that shareholders also approve the proposed amendment. If shareholders approve this proposal, the amendment to the declaration of trust will become effective upon the filing of a certificate of amendment with the Maryland Department of Assessments and Taxation, which we anticipate doing as soon as practicable following shareholder approval. Upon the effectiveness of the amendment of the declaration of trust, the Board would also adopt corresponding amendments to Article III, Section 9, of our Bylaws to remove the reference to cumulative voting rights.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote on the matter is required to amend our declaration of trust to eliminate cumulative voting. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote “against” the proposal.

The Board recommends a vote FOR approval

of the amendment to our declaration of trust to eliminate cumulative voting as described in this proxy statement.

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General Meeting Information

GENERAL INFORMATION ABOUT THE MEETING

Purpose of Proxy Solicitation

We are providing these materials on behalf of the Board to ask for your vote and to solicit your proxies for the Annual Meeting, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of February 23, 2021 the record date (the record date) fixed by the Board, and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important Notice Regarding Delivery of Security Holder Documents

We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 24, 2021, excluding exhibits. On or about [            ], 2021, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Availability of Proxy Statement and Annual Report

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2020 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2020. Shareholders may request a free copy of our 2020 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Investor Services. Alternatively, shareholders can access the 2020 Annual Report on Form 10-K and other financial information on Public Storage’s “Investor Relations” section of its website at publicstorage.com. Public Storage will also furnish any exhibit to the 2020 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

Date, Time and Place of the Annual Meeting

The Annual Meeting will be held on Wednesday, April 26, 2021 at 1:00 p.m. Pacific Time. As the result of public health and safety concerns arising from the outbreak of COVID-19, the Annual Meeting will be a virtual only meeting via the Internet at www.virtualshareholdermeeting.com/PSA2021.

Who Can Vote

If you are a holder of Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the Annual Meeting

If a majority of the shares of Common Stock outstanding on the record date is present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be

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conducted at the Annual Meeting. As of the record date of February 23, 2021, we had 174,789,734 shares of Common Stock outstanding and entitled to vote.

We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How Votes are Counted

For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a trustee nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, approval of Proposals 2, 3 and 4 require an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). Proposal 5 requires the affirmative vote of a majority of outstanding shares entitled to vote. We will not count shares that abstain from voting.

Although the advisory vote to approve the compensation of our NEOs in Proposal 2 is non-binding, the Compensation Committee will consider the vote results when making future decisions regarding executive compensation.

Trustee Nominees Who Do Not Receive a Majority of the Votes Cast

If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If the Board accepts a trustee’s resignation, it may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How Proxies Will Be Voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1, 2, 4, and 5 because NYSE rules treat these matters as non-routine. Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 3 because that matter is treated as routine under NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on the outcome of the vote on any of the proposals.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2, 3, 4, and 5 and (ii) in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

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How to Cast a Vote

You may vote by any one of the following means:

•

BY INTERNET: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

BY TELEPHONE: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. When voting, you will need to have available the control number that appears on the card.

•

BY MAIL: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•

VIRTUALLY, AT THE ANNUAL MEETING: Shareholders who decide to attend the Annual Meeting virtually will be able to vote their shares by visiting www.virtualshareholdermeeting.com/PSA2021. You will be required to use your control number printed on the Notice of Internet Availability or proxy card.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to Vote as a Participant in the Company’s 401(K) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received by the trustee, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 11:59 p.m., Pacific Time, on April  21, 2021.

Changing Your Vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

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•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

•

if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person or via the Internet as provided for herein.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this Proxy Solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

We have retained the services of MacKenzie Partners LLC to assist with the solicitation of proxies in connection with the Annual Meeting. We paid MacKenzie Partners LLC $15,000 for these services, not including reimbursement of customary costs and expenses associated with the services.

Contacting our Transfer Agent

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with any questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Phone: (781) 575-3120

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board. Under this policy, only shareholders who would be entitled to submit shareholder proposals under the SEC rules may submit shareholder recommendations. In evaluating recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria described above. Any shareholder recommendations proposed for consideration by the Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

Deadline to Propose or Nominate Individuals to Serve as Trustees for the 2022 Annual Meeting. To nominate an individual for election at the 2022 annual meeting of shareholders (2022 Annual Meeting), a shareholder must give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 17, 2021, and the close of business on December 17, 2021, unless the

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date of the 2022 proxy statement for the 2022 Annual Meeting (the 2022 Proxy Statement) is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2022 Proxy Statement.

Deadline for Notice of Intent to Cumulate Votes. If Proposal 5 is not approved by shareholders, then shareholders will continue to have the right to cumulate votes in the election of trustees. In such a case, any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2022 Annual Meeting must be received by the Corporate Secretary between the close of business on November 17, 2021 and the close of business on December 17, 2021, unless the date of the 2022 proxy statement for the 2022 Annual Meeting (the 2022 Proxy Statement) is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the notice must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2022 Proxy Statement

Proxy Access Nominees. Our Bylaws provide that a shareholder, or a group of up to 20 shareholders, owning at least 3% of Public Storage’s outstanding Common Stock continuously for at least three years, may include in our proxy materials trustee nominees constituting up to the greater of two trustees or 20% of the number of trustees on the Board, provided that the shareholder and the nominees satisfy the eligibility requirements in our Bylaws. If you wish to nominate any person for election to our Board at the 2022 Annual Meeting under the proxy access provision of our Bylaws, your nomination notice must be submitted to the Corporate Secretary between the close of business on October 18, 2021, and the close of business on November 17, 2021, unless the date of the 2022 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 150th day and no later than the 120th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2022 Proxy Statement.

Deadlines for Receipt of Shareholder Proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2022 Proxy Statement pursuant to SEC Rule 14a-8 must be received by Public Storage no later than November 18, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2022 Annual Meeting, but does not seek to include in the 2022 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 18, 2021 and no later than December 18, 2021 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2022 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of trustee candidates discussed above, if the date of the 2022 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2022 Proxy Statement.

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Any shareholder proposals or notices submitted to Public Storage in connection with the 2022 Annual Meeting should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary.

HOUSEHOLDING

If you share an address with one or more other shareholders, you may have received notification that you will receive only a single copy of the 2020 Annual Report and proxy statement for your entire household unless you have notified us that you wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs. If you would like to revoke your consent to ”householding,” or if you are receiving multiple copies at your address and would like to enroll in ”householding,” please submit your request to Public Storage, 701 Western Avenue, Glendale, California 91201, Attention: Corporate Secretary. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

VIRTUAL MEETING MATTERS

Due to public health concerns regarding the COVID-19 pandemic, the Annual Meeting will be held in virtual-only format meaning that you may attend the meeting virtually by following the instructions set forth in this section. You will be able to attend and participate in the Annual Meeting virtually, vote your shares of Common Stock electronically and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/PSA2021.

The virtual format provides our shareholders with the opportunity to participate in the Annual Meeting, including the live, online Q&A session, from any location convenient to them, providing shareholder access to our management and enhancing participation. Conducting the meeting virtually will ensure shareholder access in light of the expected ongoing uncertainty for large gatherings due to the COVID-19 pandemic.

ACCESSING THE MEETING

To be admitted to the Annual Meeting virtually, you must enter the control number found on your proxy card or voting instruction form. If your shares of Common Stock are held through a broker or bank in “street name” as of the close of business on the record date, you may vote your shares at the virtual meeting only if you obtain a legal proxy from your brokerage firm, bank, or other nominee.

CASTING YOUR VOTE

You may vote your shares virtually at the Annual Meeting. To vote at the Annual Meeting virtually, you must re-enter the control number found on your proxy card or voting instruction form. Even if you plan to attend the Annual Meeting virtually, we recommend that you submit the accompanying proxy card or voting instruction form or vote via the Internet or by telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

LIVE, ONLINE Q&A

As part of the Annual Meeting, we will hold a live, online Q&A session, where shareholders of record at the close of business on the Record Date will be allowed to ask questions. Questions may be in real time during the Annual Meeting. We intend to answer all questions submitted during the Annual Meeting which are pertinent to the company and the Annual Meeting matters, as time permits. Consistent with our prior annual meetings, all questions submitted will be generally addressed in the order received and we limit each shareholder to one question in order to allow us to answer questions from as many shareholders as possible.

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If there are matters raised of individual concern to a shareholder, or if a question posed was not otherwise answered, we provide an opportunity for shareholders to contact us separately after the Annual Meeting through the “Investor Relations” section of our website, publicstorage.com/investor-relations

TECHNICAL ASSISTANCE

If you encounter any difficulties accessing or participating in the virtual Annual Meeting, please call the technical support number that will be posted on the Annual Meeting website log-in page.

Your Vote is Important

We urge you to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

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Appendix A: 2021 Stock Plan

Appendix A – 2021 Equity and

Performance-Based Incentive

Compensation Plan

APPENDIX A: 2021 Equity and Performance-Based Incentive Compensation Plan

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Appendix A: 2021 Stock Plan

PUBLIC STORAGE

2021 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

Effective April 26, 2021

1. GENERAL PURPOSES OF THE PLAN; DEFINITIONS

The purposes of this Plan are to enhance the Company’s ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

The following terms shall be defined as set forth below:

“Affiliate” means (i) any entity that is, directly or indirectly, controlled by the Company, including a Subsidiary, and (ii) any other entity in which the Company has a significant equity interest or which has a significant equity interest in the Company, in either case as determined by the Committee.

“Annual Incentive Award” means an Award made for achieving performance goals over a performance period of up to one year (the Company’s fiscal year, unless otherwise specified by the Committee).

“Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Rights, or cash award under the Plan.

“Award Agreement” means the written agreement between the Company and a Participant that sets out the terms and conditions of an Award.

“Board” means the Board of Trustees of the Company.

“Cause” means any of the following that the Committee determines may materially injure the financial condition or business reputation of the Company: (i) any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance and (ii) any material breach of an agreement between a Participant and the Company.

“Change of Control” means the occurrence of any of the following events: (i) the dissolution or liquidation of the Company, or a merger, consolidation or reorganization of the Company with one or more entities in which the Company is not the surviving entity; (ii) a sale of substantially all of the Company’s assets; (iii) a merger in which the Company is the surviving entity but after which the Company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the Company; or (iv) the acquisition, sale or transfer of more than 30% of the Company’s outstanding shares by tender offer or similar transaction.

“Code” means the Internal Revenue Code of 1986, as now in effect or as later amended. References to particular sections shall as appropriate take into account related rules, regulations and interpretations.

“Committee” means the Board, or the committee appointed by the Board to administer the Plan, which shall be composed of not less than two Outside Trustees, each of whom shall (i) be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act; and (ii) comply with the independence

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requirements under the applicable stock exchange listing requirements. Until otherwise determined by the Board, the Compensation Committee of the Board shall be the designated Committee under the Plan with respect to Awards.

“Company” means Public Storage, a Maryland real estate investment trust, or its successors. As appropriate in the context, references to the Company will include references to Affiliates.

“Disability” means the Participant is unable to perform the essential duties of such Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months.

“Dividend Equivalent Right” means a right, granted under Section 11, to receive cash, Stock, other Awards or other property equal in value to dividends paid relating to a specified number of shares of Stock, or other periodic payments.

“Effective Date” means April 26, 2021, the date the Plan was approved by the Company’s shareholders.

“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as amended.

“Fair Market Value” of the Stock on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national exchange on which the Stock is traded. If the Stock is not then listed on any established national or regional exchange, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith in a manner consistent with Code Section 409A.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons (and/or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (and/or the Participant) control the management of assets, and any other entity in which one or more of these persons (and/or the Participant) own more than fifty percent (50%) of the voting interests.

“Grant Date” means, as determined by the Committee, the latest to occur of: (i) the date as of which the Committee approves an Award; (ii) the date the recipient first becomes eligible to receive an Award; or (iii) such other date specified by the Committee.

“Non-qualified Stock Option” means an Option that is not an incentive stock option under Code Section 422.

“Option” means an option to purchase one or more shares of Stock under the Plan.

“Option Price” means the exercise price for each share of Stock subject to an Option.

“Outside Trustee” means a member of the Board who is not an officer or employee of the Company.

“Participant” means a person who receives or holds an Award under the Plan.

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“Performance Award” means an Award based on achieving performance goals over a performance period of up to ten (10) years.

“Plan” means this Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan, as amended from time to time.

“Prior Plans” means the Company’s 2016 Equity and Performance-Based Incentive Compensation Plan and the Company’s 2007 Equity and Performance-Based Incentive Compensation Plan.

“Purchase Price” means the purchase price for each share of Stock under a grant of Restricted Stock or Unrestricted Stock.

“Restricted Stock” means shares of Stock awarded under Section 8.

“SAR” means a right granted under Section 7.

“SAR Exercise Price” means the per share exercise price of a SAR granted under Section 7.

“Securities Act” means the Securities Act of 1933, as now in effect or as amended.

“Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as the Participant continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding, and conclusive.

“Service Provider” means an employee, officer, trustee, or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

“Stock” means the common shares of beneficial interest, par value $0.10 per share, of the Company.

“Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded under Section 8.

“Subsidiary” means any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” in Code Section 424(f). Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which the Company has a significant equity or other interest is a “Subsidiary.”

“Substitute Awards” means Awards granted to replace outstanding awards previously granted by an entity acquired by the Company or with which the Company combines.

“Unrestricted Stock” means an Award under Section 9.

2. ADMINISTRATION OF THE PLAN

2.1 Administration. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s declaration of trust and by-laws and applicable law, and shall administer the Plan. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Exchange Act, the Committee may delegate any or all of its responsibilities to one or more members of the Board.

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Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) designate Participants, (b) construe, interpret and implement the Plan and all Award Agreements, (c) establish, amend, and rescind any rules and regulations relating to the Plan, (d) grant Awards, (e) determine who shall receive Awards, when such Awards shall be made, the terms and conditions of each Award (including the Option Price of any Option and any restrictions or conditions relating to the vesting, exercise, lapse, transfer, or forfeiture of an Award or related Stock) and terms and provisions of Award Agreements, (f) establish plans supplemental to this Plan covering individuals who are foreign nationals or are employed or residing outside of the United States, (g) provide for mandatory or voluntary deferrals of Awards and (h) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.

Subject to the other terms and conditions of the Plan, including the limitation on re-pricing under this Plan, the Committee shall have full and final authority to amend, modify, or supplement the terms of any outstanding Award. Notwithstanding anything in the Plan to the contrary: (i) the Committee shall be entitled to make non-uniform and selective determinations under the Plan, and (ii) no amendment, modification, or supplement of any Award shall, without the consent of an affected Participant, impair the Participant’s rights under such Award. The determinations of the Committee in the administration of the Plan shall be final and conclusive.

2.2 Forfeitures and Clawback; No Re-Pricing. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company (x) to the extent set forth in this Plan or an Award Agreement or (y) to the extent the Participant is, or in the future becomes, subject to (1) the Company’s Incentive Compensation Recoupment Policy or similar successor policy, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

In addition, the Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any confidentiality obligation with respect to the Company or otherwise in competition with the Company, to the extent specified in such Award Agreement. Furthermore, the Company may annul an Award if the Participant is an employee of the Company and is terminated for Cause as defined in the applicable Award Agreement or the Plan.

No amendment or modification may be made to an outstanding Option or SAR which reduces the Option Price or SAR Exercise Price, by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR in exchange for cash, other securities or a replacement Option or SAR with a lower Option Price or SAR Exercise Price, in each case without the approval of the shareholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 15 and may be made if such amendment or modification would not be deemed to be a re-pricing under applicable stock exchange listing requirements.

2.3 Deferral Arrangement. The Committee may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner designed to comply with Code Section 409A.

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2.4 No Liability. No member of the Board or of the Committee shall be liable for any action taken in good faith relating to the Plan, any Award, or any Award Agreement. Neither the Company, an Affiliate, the Board, the Committee, nor any person acting on any of their behalf shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award under the Plan as a result of any acceleration of income, or any additional tax (including any interest and penalties), asserted relating to the failure of an Award to satisfy the requirements of Code Section 409A or relating to Code Section 4999, or otherwise asserted relating to the Award; provided, that this Section 2.4 shall not affect any of the rights or obligations set forth in an applicable agreement between the Participant and the Company.

3. SHARES SUBJECT TO THE PLAN

3.1 Aggregate Share Limit. Subject to adjustment as provided in Section 3.3 and Section 15, the maximum number of shares of Stock with respect to which Awards may be granted under the Plan shall be three million (3,000,000) shares of Stock, plus the carryover shares remaining from: (a) the number of shares of Stock available for future awards under the Prior Plans as of the Effective Date, plus (b) the number of shares of Stock related to awards outstanding under the Prior Plans as of the Effective Date that later terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”).

3.2 Reissue of Awards and Stock. Awards payable in cash or payable in cash or Stock, including Restricted Stock, that are forfeited, cancelled, or for any reason do not vest under this Plan, and Stock that are subject to Awards that expire or for any reason are terminated, cancelled or fail to vest shall be available for subsequent Awards under this Plan. If an Award under this Plan is or may be settled only in cash, such Award need not be counted against the Share Limit. Stock subject to Options or SARs that are exercised shall not be available for subsequent Awards. The following transactions involving Stock will not result in additional Stock becoming available for subsequent Awards under this Plan: (i) Stock tendered or not issued in payment of an Option or in net settlement of a SAR; (ii) Stock withheld for taxes; and (iii) Stock repurchased by the Company using Option proceeds.

3.3 Adjustments. The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies. The Share Limit may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.

4. AWARD ELIGIBILITY AND LIMITATIONS

4.1 Service Providers and Other Persons. Subject to this Section 4, Awards may be made under the Plan to: (i) any Service Provider to the Company or any Affiliate, as the Committee shall determine and designate and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

4.2 Successive Awards and Substitute Awards. An eligible person may receive more than one Award, subject to such restrictions as are provided in the Plan. Notwithstanding Sections 6.1 and 7.1, the Option Price or the SAR Exercise Price of a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original date of grant; provided that the Option Price or SAR Exercise Price is determined in accordance with the principles of Code Section 424.

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4.3 Individual Limits. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person (other than an Outside Trustee) eligible for an Award under Section 4 is one million (1,000,000) per calendar year; and

(ii) the maximum value that can be granted under the Plan to any person (other than an Outside Trustee) eligible for an Award under Section 4 other than Options or SARs is fifteen million dollars ($15,000,000) per calendar year in the aggregate for all such Awards.

The limitations in this Section 4.3 are subject to adjustment as provided in Section 15.

4.4 Minimum Vesting Requirements. No Award (or portion of any Award) granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the Grant Date of such Award; provided, however, that such restriction shall not apply to Awards granted under the Plan with respect to the number of shares of Stock which, in the aggregate, does not exceed five percent (5%) of the Share Limit (subject to adjustment under Section 15). This Section 4.4 shall not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an Award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without Cause, death, Disability, retirement or constructive termination.

5. AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements do not need to contain the same or similar provisions, but shall be consistent with the terms of the Plan.

6. TERMS AND CONDITIONS OF OPTIONS

6.1 Non-qualified Stock Options and Option Price. All Options granted under this Plan shall be Non-qualified Stock Options. The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

6.2 Vesting. Subject to Sections 6.4, 15.3, and 15.4, each Option granted under the Plan shall become exercisable as the Committee determines, which will be stated in the Award Agreement. Only Options granted to persons who are not entitled to overtime under applicable state or federal laws will vest or be exercisable within a six-month period starting on the Grant Date. For purposes of this Section 6.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

6.3 Term. Each Option granted under the Plan shall terminate, and all rights to purchase the related shares of Stock shall cease, ten (10) years after the Grant Date, or under such circumstances and on such earlier date as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to that Option.

6.4 Termination of Service.

6.4.1 Termination of Service. Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service, other than in the case of death or Disability, any Option

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that has not vested in accordance with the provisions of the related Award Agreement shall terminate immediately, and any Option that has vested but has not been exercised shall terminate at the close of business on the thirtieth (30th) day following the termination of the Participant’s Service (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such thirty (30) day period), subject to earlier termination of the Option as provided in Section 6.3 above. Upon termination of an Option, the Participant shall have no further right to purchase shares of Stock under such Option.

6.4.2 Rights in the Event of Death or Disability. Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service by reason of the Participant’s death or Disability, all Options granted to such Participant shall fully vest on the date of death or termination of the Participant’s Service. The Options so vested shall be exercisable for a period of one (1) year after the death or termination of Service (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such one (1) year period), subject to earlier termination of the Option as provided in Section 6.3 above.

6.5 Limitations on Exercise of Option. In no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 15 that results in termination of the Option.

6.6 Method of Exercise. An Option that is exercisable may be exercised by the Participant (or in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative, and following a Participant’s death, the executors, administrators, legatees or distributees of the Participant’s estate) as specified by the Company and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold relating to an Award.

6.7 Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to vote the shares or receive cash or dividend payments or distributions on the shares) until the shares of Stock are fully paid and issued. Except as provided in Section 15, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of such issuance.

6.8 Transferability of Options. Except as provided in Section 6.9, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

6.9 Family Transfers. If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option to any Family Member. For the purpose of this Section 6.9, a “not for value” transfer is a transfer which is: (i) a gift; (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests (or relating to a trust, more than fifty percent (50%) of the beneficial interests) are owned by Family Members (and/or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 6.9, any such Option shall continue to be subject to the same terms and conditions that applied immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Participant in accordance with this Section 6.9 or by will or the laws of descent and distribution. The events of termination of Service of Section 6.4 shall continue to be applied to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 6.4.

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7. TERMS AND CONDITIONS OF SARS

7.1 Right to Payment and SAR Exercise Price. A SAR shall confer on the Participant a right to receive on exercise the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price of the SAR as determined by the Committee. The Award Agreement for a SAR shall specify its SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the Grant Date. A SAR that is granted subsequent to the Grant Date in conjunction with a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date.

7.2 Other Terms. The Committee shall determine on the Grant Date or later, when and how a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Only SARs granted to persons who are not entitled to overtime under applicable state or federal laws will be permitted to vest or be exercisable within a six-month period starting on the Grant Date.

7.3 Term. Each SAR granted under the Plan shall terminate, and all related rights shall cease, ten (10) years after the Grant Date, or under such circumstances and on such earlier date as is set forth in the Plan or as may be fixed by the Committee and stated in the related Award Agreement.

8. TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

8.1 Grant of Restricted Stock or Stock Units. Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which will be deemed paid by Services rendered or to be rendered).

8.2 Restrictions. At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units and may prescribe other restrictions, including the satisfaction of corporate or individual performance objectives in accordance with Section 12. Each Award of Restricted Stock or Stock Units may be subject in whole or part to different restrictions. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions prescribed by the Committee.

8.3 Stock Certificates and Book Entry. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of common stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions, in each case as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either: (i) the Secretary of the Company shall hold any such certificates for the Participant’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse; or (ii) any such certificates shall be delivered to the Participant; provided, however, that any such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

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8.4 Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid relating to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless the applicable performance goals are achieved, and if the goals are not achieved, the Participant shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All distributions, if any, received by a Participant relating to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the Restricted Stock.

8.5 Rights of Holders of Stock Units.

8.5.1 Voting and Dividend Rights. Unless the Committee otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as shareholders of the Company other than the right to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Dividend payments or distributions declared or paid on shares underlying Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved, and if the goals are not achieved, the Participant shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. The Committee may also provide that such cash dividend will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

8.5.2 Creditor’s Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

8.6 Termination of Service. Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service, other than in the case of death or Disability, any Restricted Stock or Stock Units held by such Participant that have not vested, or for which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, unless the Committee, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Stock Units, the Participant shall have no further rights relating to such grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends relating to shares of Restricted Stock or Stock Units.

8.7 Rights in the Event of Death or Disability. Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service by reason of the Participant’s death or Disability, all Restricted Stock and Stock Units granted to such Participant shall fully vest on the date of death or date of termination of Service, and the related shares of Stock shall be deliverable in accordance with the terms of the Plan, in the case of death, to the executors, administrators, legatees, or distributees of the Participant’s estate, or in the case of Disability, to the Participant.

8.8 Purchase of Restricted Stock. The Participant shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of: (i) the aggregate par value of the shares of Stock represented by such Restricted Stock; or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 10 or, in the discretion of the Committee, in consideration for past or future Services rendered.

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8.9 Delivery of Stock. Upon the expiration or termination of any restricted period and the satisfaction of any other applicable conditions, the restrictions on shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be. Neither the Participant, nor the Participant’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

9. TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

Subject to Section 4.4, the Committee may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Committee) an Unrestricted Stock Award to any Participant under which such Participant may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.

10. FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

10.1 General Rule. Payment of the Option Price for the shares purchased under the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

10.2 Surrender of Stock. To the extent the Award Agreement so provides, payment of the Option Price for shares purchased under the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of surrender.

10.3 Cashless Exercise. As to Options only (and not as to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased under the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

10.4 Other Forms of Payment. To the extent the Award Agreement so provides, payment of the Option Price for shares purchased under exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations, and rules, including: (i) for Restricted Stock, Service rendered or to be rendered by the Participant thereof to the Company or an Affiliate; and (ii) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or Purchase Price and/or the required tax withholding amount.

11. TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

11.1 Dividend Equivalent Rights. A Dividend Equivalent Right may be granted under the Plan to any Participant, the terms and conditions of which shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may later accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend

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Equivalent Rights may be settled in cash or Stock or a combination, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award. Dividend Equivalent Rights granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals are achieved, and if the goals are not achieved, the Participant of such Dividend Equivalent Rights shall promptly forfeit and, to the extent already paid or distributed, repay to the Company payments or distributions made in connection with such Dividend Equivalent Rights.

11.2 Termination of Service. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, and subject to Section 15, a Participant’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Participant’s termination of Service for any reason.

12. TERMS AND CONDITIONS OF PERFORMANCE AND ANNUAL INCENTIVE AWARDS

12.1 Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to increase or reduce the amounts payable under any Award subject to performance conditions.

12.2 Performance Goals Generally. The performance goals for Performance or Annual Incentive Awards may consist of one or more business criteria and a targeted level or levels of performance relating to each of such criteria, as specified by the Committee. Performance goals may be subjective or objective. The Committee may determine that Performance or Annual Incentive Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Participant or to different Participants.

12.3 Business Criteria. The Committee may use one or more of the following criteria or measures of performance as it may deem appropriate (or such other criteria or measures of performance as it may deem appropriate):

(i)	changes in funds from operation (FFO), Core FFO, or FFO as adjusted, including on a per share basis;

(ii)	changes in funds available for distribution (FAD);

(iii)	same store revenue growth or targets or other sales or revenue growth or targets;

(iv)	changes in net asset value (NAV);

(v)	changes in total shareholder value (TSV) based on changes in NAV per share and dividend distributions;

(vi)	changes in intrinsic business value;

(vii)	stock price or total shareholder return;

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(viii)	implementation, commencement, or completion of critical or strategic projects, acquisitions, or processes;

(ix)	return measures, including return on invested capital and return on assets, capital, investment, or equity;

(x)	divestiture, joint venture, or development activity;

(xi)	measures related to geographic business expansion or market share, customer satisfaction, employee satisfaction, human resources management, legal matters, or information technology;

(xii)	net earnings or net income;

(xiii)	operating earnings;

(xiv)	gross or operating margins, or

(xv)	any combination of any of the foregoing.

These business criteria need not be based on an increase or positive result under the business criteria selected. The criteria may be determined on a consolidated basis for the Company, and/or based on specified subsidiaries or business units, may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee, and will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Committee, including the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award.

12.4 Settlement of Performance or Annual Incentive Awards; Other Terms. Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

13. PARACHUTE LIMITATIONS

For purposes of this Section 13: (i) other than agreements relating to the Plan, any other agreement, contract, or understanding previously or subsequently entered into by a Participant with the Company, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999, is defined as an “Other Agreement”; and (ii) any other formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant is defined as a “Benefit Arrangement”.

If the Participant is a “disqualified individual” as defined in Code Section 280G(c) and any exercise, vesting, payment, or benefit to the Participant under this Plan would be considered a “parachute payment” under Code Section 280G(b)(2), taking into account all rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements (a “Parachute Payment”), any right of the Participant to any exercise, vesting, payment, or benefit under this Plan shall be reduced or eliminated to the minimum extent to permit Participant to receive more on a net after-tax basis.

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Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in its sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment. However, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

14. REQUIREMENTS OF LAW

14.1 General. The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company of any provision of any law or regulation, including any federal or state securities laws or regulations, and may condition such sale or issuance upon the listing, registration, or qualification of such shares upon any securities exchange or under any governmental regulatory body to the extent determined to be necessary or desirable by the Company in its discretion. Any resulting delay shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, unless a registration statement under the Securities Act is in effect for the shares of Stock covered by an Option or other Award, the Company shall not be required to sell or issue any shares upon exercise of any Option or underlying any Award unless the Committee has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such shares under an exemption from registration under the Securities Act. Any such determination by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any applicable securities under the Securities Act or take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock under the Plan to comply with any law or regulation. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2 Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards under the Plan and the exercise of Options granted under the plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. If Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15. EFFECT OF CHANGES IN CAPITALIZATION

15.1 Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any corporate transaction effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares (i) for

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which grants of Options and other Awards may be made under the Plan (including the individual share limitation set forth in Section 4.3(i)) and (ii) for which Awards are outstanding shall be adjusted proportionately and accordingly by the Company, with the adjustment to outstanding Awards to be made so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable for shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any entity other than the Company or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the Option Price or SAR Exercise Price of outstanding Options and SARs to reflect such distribution.

15.2 Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs. If the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change of Control occurs, any Option or SAR previously granted under the Plan shall pertain to and apply to the shares of Stock to which a holder of the shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the resulting aggregate Option Price or SAR Exercise Price will be the same as the aggregate Option Price or SAR Exercise Price of the shares subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of the reorganization, merger, or consolidation. In the event of a transaction described in this Section 15.2, Stock Units and other Awards shall be adjusted so as to apply to the shares of Stock that the holder of the shares of Stock subject to such Stock Units or other Awards would have been entitled to receive immediately following such transaction.

15.3 Change of Control in Which Awards Are Not Assumed. Except as otherwise provided in the applicable Award Agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change of Control in which outstanding Awards are not being assumed or continued:

(i) with the exception of Performance Awards and Annual Incentive Awards, all outstanding shares of Restricted Stock and all Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Stock Units shall be deemed to have lapsed immediately prior to the occurrence of such Change of Control, and

(ii) for Performance Awards and Annual Incentive Awards, all performance goals and conditions shall be deemed to have been satisfied immediately prior to the occurrence of such Change of Control based on either actual performance as of a date reasonably close to the date of the Change of Control or target performance, as determined by the Committee in its sole discretion, and such Awards shall become payable pro-rata based on the portion of the applicable performance period completed as of the Change of Control, and

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(iii) either or both of the following two actions shall be taken:

(A) fifteen (15) days prior to the scheduled Change of Control, all Options and SARs outstanding shall become immediately vested and exercisable and shall remain exercisable for a period of fifteen (15) days, and/or

(B) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of vested and unvested Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock under such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

If the Company establishes an exercise window, (i) any exercise of an Option or SAR during such fifteen (15) day period shall be conditioned upon the Change of Control taking place and shall be effective only immediately before the Change of Control takes place, and (ii) upon any Change of Control, the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice to its shareholders.

15.4 Change of Control in Which Awards Are Assumed. Except as otherwise provided in the applicable Award Agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon a Change of Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Stock Units, and Restricted Stock granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change of Control to the extent that provision is made in writing in connection with such Change of Control for the continuation of the Plan or the assumption of the Options, SARs, Stock Units, and Restricted Stock previously granted, or for the substitution for such Options, SARs, Stock Units, and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary, with appropriate adjustments as to the number of shares and option and stock appreciation right exercise prices.

In the event an Award is assumed, continued, or substituted upon the Change of Control and the Service of such Participant with the Company or an Affiliate (or a successor entity, or a parent or subsidiary) is terminated without Cause within one (1) year following the Change of Control, such Award (as assumed, continued, or substituted) shall become fully vested as of the date of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one (1) year period immediately following such termination or for such longer period as the Committee shall determine.

15.5 Adjustments. Adjustments under this Section 15.5 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination shall be final, binding, and conclusive. No fractional shares or other securities shall be issued under any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee shall determine the effect of a Change of Control upon Awards other than Options, SARs, Stock Units, and Restricted Stock, and such effect shall be set forth

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in the appropriate Award Agreement. The Committee may provide in the Award Agreements at the time of grant, or any time later with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 15.1, 15.2,15.3, and 15.4.

15.6 No Limitations on Company. The making of Awards under the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16. EFFECTIVE DATE, DURATION AND AMENDMENTS

16.1 Effective Date. The Plan is effective as of the Effective Date. Following the Effective Date, no further awards shall be made under the Prior Plan. However, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, that were granted under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle those awards.

16.2 Term. The Plan shall terminate automatically on the day before the tenth (10th) anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 16.3.

16.3 Amendment and Termination of the Plan. The Committee may amend, suspend, or terminate the Plan. No amendment will be made to the no-re-pricing provisions of Section 2.2, the Option Price provisions of Section 6.1, or the SAR Exercise Price provisions of Section 7.1 without the approval of the Company’s shareholders. Other amendments will be contingent on approval of the Company’s shareholders to the extent stated by the Committee, required by applicable law, or required by applicable stock exchange listing requirements.

No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall impair rights or obligations under any Participant’s Award under the Plan, without the consent of the Participant.

17. GENERAL PROVISIONS

17.1 Disclaimer of Rights. No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Service Provider of the Company or an Affiliate. The obligation of the Company to pay any benefits under this Plan shall be interpreted as a contractual obligation to pay only those amounts described in the Plan, in the manner and under the conditions prescribed in the Plan. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.

17.2 Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

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17.3 Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld relating to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or Award. At the time of such vesting, lapse, exercise or issuance, the Participant shall pay to the Company, any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part: (i) by causing the Company to withhold shares of Stock otherwise issuable to the Participant or (ii) by delivering to the Company shares of Stock already owned by the Participant. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election under this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares under such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority relating to such exercise, vesting, lapse of restrictions or payment of shares; provided, however, that as long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Committee has full discretion to choose, or to allow a Participant to elect, to withhold a number of shares of Stock having a Fair Market Value that is greater than the applicable minimum statutory amount (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

17.4 Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

17.5 Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

17.6 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.7 Governing Law. The validity and construction of this Plan and the instruments evidencing the Awards under the Plan shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted under the Plan to the substantive laws of any other jurisdiction.

17.8 Code Section 409A. For Awards that constitute nonqualified deferred compensation within the meaning of Code Section 409A, the Company generally intends, but is not obligated, to grant Awards that will comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Committee determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans under Code Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee. Notwithstanding any provision of the Plan to the

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contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding any provision of the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company, or “a change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A. Notwithstanding anything in this Section 17.8 to the contrary, neither the Company nor the Board or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A, and neither the Company nor the Board or the Committee will have any liability to any Participant for such tax or penalty.

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Appendix B: Non-GAAP Measures

Appendix B – Non-GAAP Measures

APPENDIX B: Description of non-GAAP measures and reconciliation to GAAP measures

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Appendix B: Non-GAAP Measures

Core FFO per Share and Free Cash Flow per Share

We present “Core FFO per share,” a non-GAAP measure that represents diluted earnings per share excluding the impact of (i) depreciation expense, (ii) gains on the sale of real estate facilities, (iii) foreign currency exchange gains and losses, (iv) EITF D-42 charges related to the redemption of preferred securities, (v) general and administrative expenses associated with the acquisition of self-storage facilities and (vi) certain other non-cash and/or nonrecurring income or expense items such as loss contingency accruals, casualties, transactional due diligence, and advisory costs. We review Core FFO per share to evaluate our ongoing operating performance, and we believe investors and REIT analysts use it in a similar manner. However, Core FFO per share is not a substitute for net income per share. Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

We also present “Free Cash Flow per share,” a non-GAAP measure that represents Core FFO per share, deducting the impact of capital expenditures required to maintain our facilities, and eliminating the effect of certain non-cash expenses such as stock-based compensation. We believe Free Cash Flow per share is useful as a measure of our intrinsic business value and long-term management performance. However, it is not a substitute for net income per share.

The table below reconciles from diluted earnings per share to each of Core FFO per share and Free Cash Flow per share.

2020

Diluted earnings per share	$6.29

Add back depreciation and amortization expense	3.53

Deduct gains on disposition of real estate investments	(0.07)

Eliminate foreign currency, EITF D-42, and other noncore items	0.86

Core FFO per share	$10.61

Deduct capital expenditures and eliminate non-cash stock-based compensation and other expense	0.83

Free Cash Flow per share	$9.78

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PRELIMINARY COPY SUBJECT TO COMPLETION

PUBLIC STORAGE ATTN: INVESTOR SERVICES DEPARTMENT 701 WESTERN AVENUE GLENDALE, CA 91201-2349	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PSA2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34160-P50048	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PUBLIC STORAGE
The Board of Trustees recommends you vote FOR the following:
1.	Election of Trustees:		For	Against	Abstain

	1a.	Ronald L. Havner, Jr.	☐	☐	☐

	1b.	Tamara Hughes Gustavson	☐	☐	☐				For	Against	Abstain

	1c.	Leslie S. Heisz	☐	☐	☐		1m.	Ronald P. Spogli	☐	☐	☐

	1d.	Michelle Millstone-Shroff	☐	☐	☐		1n.	Paul S. Williams	☐	☐	☐

	1e. 1f. 1g. 1h. 1i. 1j. 1k. 1l.	Shankh S. Mitra David J. Neithercut Rebecca Owen Kristy M. Pipes Avedick B. Poladian John Reyes Joseph D. Russell, Jr. Tariq M. Shaukat	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Trustees recommends you vote FOR proposals 2, 3, 4 and 5.			For	Against	Abstain
						2.	Advisory vote to approve the compensation of Named Executive Officers.		☐	☐	☐
						3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.		☐	☐	☐
						4.	Approval of the 2021 Equity and Performance-Based Incentive Compensation Plan.		☐	☐	☐
						5.	Approval of the amendment to the Declaration of Trust to eliminate cumulative voting.		☐	☐	☐
Note: Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

PRELIMINARY COPY SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D34161-P50048

PUBLIC STORAGE 701 Western Avenue Glendale, California 91201-2349 This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of Common Shares of beneficial interest (“Common Shares”) of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Joseph D. Russell, Jr. and Nathaniel A. Vitan, or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on February 23, 2021, at the Annual Meeting of Shareholders to be held on April 26, 2021 (the “Annual Meeting”) and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on February 23, 2021, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2, 3, 4 AND 5. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants—The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of February 23, 2021. I understand that I am to mail this confidential voting instruction card to Broadridge, acting as tabulation agent or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on April 21, 2021. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 17, 2021.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.